     As filed with the Securities and Exchange Commission on September 24, 1998
                                                  Registration No. 333-46555
--------------------------------------------------------------------------------


                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                     -----------
                                 AMENDMENT NO. 4 TO
                                      FORM SB-2
                                REGISTRATION STATEMENT
                           Under the Securities Act of 1933
                                   FIBERCHEM, INC.
                    (Name of Small Business Issuer in its Charter)


          Delaware                            2834                     84-1063897
----------------------------------------------------------------------------------------
(State or Other Jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)    Identification Number)

                               1181 Grier Drive, Suite B
                               Las Vegas, Nevada   89119
                                    (702) 361-9873
--------------------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Melvin W. Pelley
                               1181 Grier Drive, Suite B
                               Las Vegas, Nevada   89119
                                    (702) 361-9873
--------------------------------------------------------------------------------
            (Address, including zip code, and telephone number, including area code, of agent for service)

                                    -------------

                                      Copies to:

                               Elliot H. Lutzker, Esq.
                               Snow Becker Krauss P.C.
                                   605 Third Avenue
                              New York, N.Y.  10158-0125
                               Telephone (212) 687-3860
                              Telecopier (212) 949-7052

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


                           CALCULATION OF REGISTRATION FEE




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                      Proposed        Proposed

                                       Maximum        Maximum
 Title of Class                       Offering        Aggregate    Amount of
of Securities to     Amount to be       Price         Offering   Registration
 be Registered        Registered     Per Unit (1)     Price (1)       Fee
----------------     ------------    ------------   -----------  ------------
Rights (2)              8,976,962           ---             ---              (3)

Units (2)               5,129,692         $0.22   $1,128,532.24       $332.91

Units (2)               3,847,270         $0.22   $  846,399.40       $249.69

Common Stock,
$.0001 par value (4)    8,976,962           ---             ---              (3)

Class E Warrants (4)    8,976,962           ---             ---            - (3)

Common Stock,
$.0001 par value (5)    5,129,692(6)      $0.22   $1,128,532.24       $332.91

Common Stock,
$.0001 par value (5)    3,847,270(6)      $0.22   $  846,399.40       $249.69

Units(7)                   90,000         $0.22         $19,800         $5.84

Units(7)                   40,000         $0.22         $ 8,800         $2.60

Common Stock
$.0001 par value(7)        130,000          ____           _____             (3)

Class E Warrants(7)        130,000                                           (3)

Common Stock
$.0001 par value(5)        90,000(6)      $0.22         $19,800         $5.84

Common Stock,
$.0001 par value (5)       40,000(6)      $0.22         $ 8,800         $2.60

Total Registration Fee ...........................................  $1,182.08(8)
                                                                    ---------
                                                                    ---------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, promulgated under the Securities Act of 1933, as amended.


(2) The Registrant is granting for no consideration to its securityholders rights ("Rights") to purchase Units, consisting of one share of its Common Stock and one Class E Warrant. Holders of Common Stock will receive one Right for every four shares of Common Stock owned of record, at the close of business on ______________, 1998 (the "Record Date"). Holders of Convertible Preferred Stock and warrants to purchase Common Stock will receive one Right for every four shares of Common Stock issuable upon conversion of the Convertible Preferred Stock or exercise of the Warrants owned at the close of business on the Record Date. Certain officers and directors of the Company have agreed to subscribe for 1,136,363 Units in exchange for $250,000 in promissory notes of the Company held by the officers and directors ($.22 principal amount of promissory note per unit), in the event such number of Units remain unsubscribed after the expiration of the Subscription Period. This Registration Statement also covers re-sales of such Units, the Common Stock and Class E Warrants underlying such Units, and the Common Stock underlying such Class E Warrants


(3) Pursuant to Rule 457(g), no additional registration fee is required for these securities.

(4)  Included in the Units.

(5)  Issuable upon exercise of the Class E Warrants.

(6) Pursuant to Rule 416, this Registration Statement also covers such indeterminable additional shares as may become issuable as a result of anti-dilution adjustments in accordance with the terms of the Class E Warrants.

(7) Represents an aggregate of 130,000 Units issuable to Privatbank Vermag AG ("Privatbank") as additional consideration pursuant to a bridge loan agreement dated March 24, 1998, as amended and a bridge loan agreement dated August 25, 1998, between the Company and Privatbank, 130,000 shares of Common Stock and Class E Warrants and 130,000 shares of common stock issuable upon exercise of such warrants. The securities included in these units are being offered by Privatbank.

(8) Of the total $1,182.09 registration fee $1,170.22 was previously paid on February 19, 1998, and $24.50 was previously paid on June 11, 1998.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


                                        (iii)

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                      SUBJECT TO COMPLETION DATED SEPTEMBER 24, 1998
                                   FIBERCHEM, INC.
                  RIGHTS TO PURCHASE AN AGGREGATE OF 8,976,962 UNITS
         EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK, $.0001 PAR VALUE,
                          AND ONE REDEEMABLE CLASS E WARRANT
                                   ----------------



     FiberChem, Inc., a Delaware corporation ("FiberChem" or the "Company"), is granting for no consideration, to the holders (collectively, the "Securityholders") of its outstanding shares of common stock, $.0001 par value (the "Common Stock"), Convertible Preferred Stock, $.001 par value (the "Preferred Stock"), and warrants to purchase Common Stock (the "Warrants") transferable rights (the "Rights") to subscribe for units (the "Units") comprised of one share of Common Stock and one Redeemable Class E Warrant (the "Class E Warrant"). Each holder of Common Stock will receive one Right for every four shares of Common Stock owned of record at the close of business on ___________, 1998 (the "Record Date"). Each holder of Preferred Stock or Warrants will receive one Right for every four shares of Common Stock issuable upon conversion of the Preferred Stock or exercise of the Warrants owned of record at the close of business on the Record Date. The Offering by the Company consists of the Rights, the Units issued by the Company upon exercise of the Rights, the Common Stock and Class E Warrants included in such Units and the Common Stock underlying the Class E Warrants.


     The Prospectus also covers re-sales by members of management of the Common Stock, Class E Warrants (and Common Stock issuable upon exercise of the Class E Warrants) included in (i) 171,867 Units subject to Rights distributable to them as securityholders of the Company which they have agreed to exercise and (ii) up to an additional 1,136,363 Units which they have agreed to subscribe for as standby purchasers if such number of Units remain unsubscribed. See "Plan of Distribution."


     In addition, this Prospectus covers the offering by Privatbank Vermag AG ("Privatbank") of the securities included in an additional 130,000 Units, which will be issued prior to the date hereof, to Privatbank as additional consideration pursuant to bridge loan agreements dated March 24, 1998 and August 25, 1998, between the Company and Privatbank. See "Plan of Distribution."


     The Company will not receive any proceeds from the sale of Units, Common Stock or Class E Warrants by the Selling Securityholders.


     Each Right entitles the holder thereof to subscribe for, and purchase one Unit at a subscription price (the "Subscription Price") of $.22 per Unit.
 The shares of Common Stock and Class E Warrants included in the Units will be transferable separately after issuance. Each Class E Warrant entitles the holder thereof to purchase one share of Common Stock at any time, commencing one year from the date hereof and prior to ______, 2003 at an exercise price of $.22 per share, subject to adjustment in certain events. The Class E Warrants may be redeemed by the Company for $.05 per warrant if for any period of thirty (30) consecutive trading days the last reported sales price of the Company's Common Stock for each trading day during such period is at least 200% of the exercise price of $.22. Rights will be mailed to each Securityholder as soon as possible after the effective date of this registration statement and may be exercised for a period of twenty (20) days (the "Initial Subscription Period") beginning on the effective date of this registration statement and expiring at 5:00 p.m., Mountain Standard Time, on _______, 1998 (the "Expiration Date"). See "The Rights Offering".


     Prior to this offering (the "Rights Offering"), there has been no market for the Rights, the Units and /or the Class E Warrants and it is unlikely that a market for the Rights, Units and/or the Class E Warrants will develop. The Common Stock is quoted on the Over-The-Counter Electronic Bulletin Board ("OTCBB") under the symbol "FOCS". On September 23, 1998, the last reported bid and asked prices for the Common Stock on the OTCBB were $.13 and $.14 per share, respectively. FiberChem was delisted from the Nasdaq SmallCap Market on February 25, 1998 because the Company failed to meet listing requirements for net assets. The Company has appealed Nasdaq's decision. Unless the Company is successful in its appeal, of which there can be no assurance, the Common Stock will continue to be listed in the over-the-counter market through the OTCBB. See "Risk Factors - Delisting from Nasdaq/SCM" and "Risk Factors - Disclosure Relating to Low-Priced Stocks".

     Subscriptions for Units received by the Company will be accepted subject to the Company's right to reject any subscription. The Company will accept subscriptions without regard to any minimum number of Units to be sold in the Rights Offering, and thereby may only sell a small portion of the Units offered and thereby realize a minimal amount of proceeds from this Rights Offering. Securityholders to whom Rights are granted will also have the right to subscribe for unpurchased Units by completing the additional subscription form and enclosing payment in full for the additional Units with the form. If there are insufficient Units to fill over subscriptions, the Units which are available will be allocated to the subscribing Securityholders on a pro rata basis in proportion to the total number of additional Units subscribed for by all Securityholders. Any excess funds tendered for unsubscribed Units which are not available will be promptly returned to the appropriate securityholders. Members of Management of the Company have made a written commitment to subscribe for 171,867 Units, representing the number of Units subject to Rights to which they are entitled based upon their ownership of the Company's outstanding securities and to act as standby purchasers of up to an additional 1,136,363 unsubscribed Units. The Company has agreed to accept as payment for such unsubscribed Units which may be purchased by Management up to $250,000 in promissory notes (the "Promissory Notes") of the Company held by such persons at a price of $.22 face amount of Promissory
Notes per Unit. This Prospectus also includes the resale by members of Management and their assignees of the Common Stock, Class E Warrants and Common Stock underlying the Class E Warrants issuable to such persons included in (i) 171,867 Units subject to Rights distributable to them as securityholders of the Company which they have agreed to exercise and (ii) up to an additional 1,136,363 Units which they have agreed to subscribe for as standby purchasers if such number of Units remain unsubscribed. See "Plan of Distribution" and "Principal Stockholders." The Promissory Notes were issued after members of Management loaned the Company $250,000 on an interim basis.


     Members of Management may be deemed to be statutory underwriters with respect to the securities they have committed to purchase and Privatbank may also be deemed to be a statutory underwriter with respect to the 130,000 Units. A person deemed to be a statutory underwriter under the Securities Act may be subject to certain liabilities in connection with the Registration Statement of which this Prospectus forms a part, including liabilities under the Securities Act. Such members of Management and Privatbank may from time to time re-offer the securities underlying their Units through ordinary brokerage transactions on the OTCBB, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

     The terms of the Rights Offering, including the number of Rights to be issued to Securityholders, the Subscription Price of the Units and the exercise price of the Class E Warrants have been arbitrarily determined by the Company and are not necessarily related to the Company's assets, net worth, results of operations or other recognized criteria of value, although the Company considered the current and recent trading price of the Common Stock when determining the Subscription Price of the Units and the exercise price of the Class E Warrants.


                              ----------------------


THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD ONLY BE PURCHASED BY THOSE WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS." BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE COMMON STOCK.

                              ----------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                                          Subscription        Proceeds to
                                             Price         Company (1)(2)(3)
                                          ------------     -----------------

      Per Unit..........................          $.22               $.22
      Total Minimum.....................      $287,810           $287,810
      Total Maximum.....................    $1,974,932         $1,974,932



(1) The Units are being offered directly by the Company on a "best efforts" no minimum basis. Accordingly, there can be no assurance the Company will receive any net proceeds from the offering, except for an aggregate of 1,308,230 Units which members of Management have agreed to purchase.



(2) Before deducting offering expenses payable by the Company estimated at $60,000 and assuming all of the Rights (but none of the Class E Warrants included therein) offered hereby are exercised. A Securityholder need not exercise any minimum number of Rights. There are no underwriting arrangements with any underwriter or broker-dealer or other person with respect to any of the Rights, shares of Common Stock or Class E Warrants offered hereby. Members of Management have made a written commitment to exercise Rights distributable to them to purchase 171,867 Units and to subscribe for up to an additional 1,136,363 unsubscribed Units. There are no other agreements or understandings regarding the distribution of Rights and/or the exercise of Warrants by Management and no assurance can be given that any of such Warrants will be exercised.

(3) Proceeds include the amount received by the Company pursuant to Promissory Notes issued by officers and directors of the Company, which aggregate $250,000 and which may be canceled in payment for unsubscribed Units which are purchased by members of Management. Such funds have been loaned to the Company on an interim basis by certain members of Management in anticipation of their commitment to subscribe for Units and will represent payment for at least 1,136,363 of unsubscribed Rights. The Company intends to issue certificates evidencing the Shares of Common Stock and the Class E Warrants comprising the Units to subscribers as soon as possible after the exercise of Rights.


              The date of this Prospectus is September   ,1998.

                                  PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements incorporated by reference or appearing elsewhere in this Prospectus. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company's lack of profitability, ability to continue as a going concern, intense competition in the industry, and the other risks discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus.

                                     THE COMPANY


     FiberChem develops, produces, markets and licenses its patented fiber optic chemical sensor ("FOCS-Registered Trademark-") technology which detects and monitors hydrocarbon pollution in the air, water and soil. The Company has developed a range of products and systems based on FOCS-Registered Trademark-, which provide IN SITU and continuous monitoring capabilities with real-time information. Products based on its FOCS-Registered Trademark-technology currently being marketed by the Company include the PetroSense-Registered Trademark- PHA-100 series of portable analyzers, the CMS-4000 and 5000 Continuous Monitoring Systems and the OilSense-4000-TM-System. These products detect and measure petroleum hydrocarbon concentrations in a variety of applications, including groundwater, waste water, storm water and process water streams on offshore platforms. The Company is also developing for commercial use a range of chemical sensors based on its Sensor-on-a-Chip-Registered Trademark-technology for a wide variety of environmental, consumer, commercial, industrial, automotive and military applications. See "Business - Products."



     Since its inception in 1987, FiberChem has invested in excess of $25 million in research and development relating to a wide range of technologies, and has focused on products for environmental monitoring and industry. During the last several years, a de-emphasis of environmental issues in Congress has resulted in delays in enactment and enforcement of the regulatory climate upon which the Company's future prospects were dependent. Several federal and state programs were not re-authorized or funded. Just like companies in the electric vehicle or alternative fuels arenas, FiberChem found that many of its expected opportunities had evaporated, at least for the foreseeable future. Consequently, FiberChem's Management identified market segments that were driven by other forces. Notwithstanding the slow down at the Federal level, the Company recognized that the State of Florida represented a short-term opportunity for aboveground tank leak detection and set about getting its sensor products certified. At the same time, the phase out of Freon presented the Company with an opportunity to establish its technology as the preferred replacement for the existing Freon/Infrared method for measurement of total petroleum hydrocarbons (TPH) in process water streams. Other markets including groundwater monitoring and waste water monitoring survived the de-emphasis process due to the presence of existing regulations.
 Consequently, the Company found applications for the Company's products in these areas for detection of leaks from underground storage tanks, pipelines and processes.



     During this refocusing process the Company has worked with the Optoelectronics Group within Texas Instrument's ("TI") Semiconductor Group, to expand the scope of the joint marketing activity in environmental, consumer, commercial, industrial, automotive and military applications for chemical sensors. The products under development are intended to expand the markets for which the Company may sell its products, and include:



     - a fail-safe flammable gas sensor for a household appliance control system
     - a breath alcohol sensor for an ignition interlock device for automotive use
     - a fuel/air ratio sensor for automotive use
     - a gasoline vapor sensor for a gasoline retailing application
     - a carbon monoxide sensor for residential and commercial use
     - an ammonia sensor for refrigerant levels in food processing facilities
     - Sensors for detection of breakthrough of toxic gasses from personal protective equipment.



See "Business- Sensors." Previously, the Company marketed its products in contractually specified areas with technical support from TI, while TI's marketing efforts were limited to certain areas of internal interest to TI's Measurement and Control Group. TI's Semiconductor Group is now soliciting business from its broad base of customers and presenting opportunities to the Company to supply TI's customers with custom designed sensors, developed by the Company on the jointly developed platform. Two of the larger of the projects ongoing have resulted from TI's introduction. These sensors are developed on an OEM basis for specific applications where they are usually part of a new product development activity, and where the sensor provides the end user with a significant market advantage for the final product.



     Since the decision to market the end product is made by TI, the Company generally has no direct control over the process. Most of the projects with TI make use of the Company's technology in consumer, commercial, industrial, automotive and military applications, a more varied group of markets than the environmental markets for most of the Company's existing products. The ongoing projects are at varying stages of development and there can be no assurance any of these products will achieve commercial acceptance. See "Business-Sensors."

                              THE RIGHTS OFFERING


RIGHTS OFFERED.......................   Rights to purchase an aggregate of
                                        8,976,962 Units.  Each Unit consists
                                        of one share of Common Stock and one
                                        Class E Warrant.  The shares of Common
                                        Stock and Class E Warrants will be
                                        transferable separately immediately
                                        upon issuance. Members of Management
                                        of the Company have made a written
                                        commitment to subscribe for 171,867
                                        Units, representing the number of Units
                                        subject to Rights to which they are
                                        entitled based upon their ownership of
                                        the Company's outstanding securities and to act as standby purchasers for an additional 1,136,363 unsubscribed
                                        Units.



TERMS OF RIGHTS:                        Holders of the Company's Common Stock,
                                        Preferred Stock and Warrants at the
                                        close of business on ________ 1998 (the
                                        "Record Date") will receive, for no
                                        consideration, Rights to
                                        purchase Units at $.22 per Unit (the
                                        "Subscription Price"). Holders of
                                        Common Stock will receive one Right for
                                        every four shares of Common Stock owned
                                        of record at the close of business on
                                        the Record Date.  Holders of Preferred
                                        Stock or Warrants will receive one
                                        Right for every four shares of Common
                                        Stock issuable upon conversion of
                                        Preferred Stock or exercise of Warrants
                                        owned  of record at the close of
                                        business on the Record Date.  No
                                        fractional Rights to purchase Units
                                        will be issued by the Company.  Rights
                                        will be evidenced by subscription
                                        rights certificates ("Rights
                                        Certificates").  See "Rights Offering".


SUBSCRIPTION PRICE...................   $.22 per Unit.

TRANSFERABILITY OF RIGHTS............   The Rights are transferrable; however,
                                        it is unlikely that an active trading
                                        market will develop and/or be
                                        maintained for the Rights.  See "Risk
                                        Factors".

EXPIRATION DATE......................   5:00 p.m., Mountain Standard Time, on
                                        ___________, 1998 (the "Rights
                                        Expiration Date"), unless extended in
                                        the sole discretion of the Company.  If
                                        the Expiration Date is extended
                                        Securityholders of record will be
                                        notified by mail by the Company's
                                        Warrant and Transfer Agent.

MANNER OF SUBSCRIPTION AND              Rights may be exercised by executing
  METHOD OF PAYMENT..................   the Rights Certificate and by tendering
                                        the Subscription Price in full to the
                                        Company by bank, cashier's or certified
                                        check or by wire transfer.  No cash
                                        will be accepted.

TERMS OF SERIES E WARRANTS:             Each Class E Warrant will entitle the
                                        holder thereof to purchase one share of
                                        Common Stock, commencing _____________,
                                        1999 (the first anniversary of the date
                                        of this Prospectus) and may be
                                        redeemed by the Company at a price of
                                        $.05 per Warrant if for any period of
                                        30 consecutive trading days the last
                                        reported sales price for the Common
                                        Stock is at least $.44 per share,
                                        subject to adjustments in certain
                                        circumstances. See "Description of
                                        Securities -- Class E Warrant".

EXERCISE PRICE:                         $.22 per share, subject to adjustment
                                        in certain events.


EXPIRATION DATE OF WARRANTS:            5:00 p.m. Mountain Standard Time on
                                        ___________, __ 2003.


RISK FACTORS:                           This Rights Offering involves a high
                                        degree of risk.  See "Risk Factors."


USE OF PROCEEDS:                        The development and marketing of
                                        products for commercial use and for
                                        working capital purposes.  See "Use of
                                        Proceeds."


OTCBB COMMON STOCK SYMBOL(1)            FOCS

FEDERAL INCOME TAX CONSEQUENCES         Generally, stockholders will not
                                        recognize any gain or loss upon receipt
                                        or exercise of the Rights. See "Certain
                                        Federal Income Tax Consequences"


NUMBER OF SHARES OF COMMON STOCK OUT-   26,441,207 Shares(2)(3)
STANDING BEFORE THE RIGHTS OFFERING



NUMBER OF SHARES OF COMMON STOCK        35,548,169 Shares(2)(3)(4)
OUTSTANDING AFTER THE RIGHTS OFFERING


(1) Prior to this Rights Offering, there has been no public market for the Rights, Units and/or Class E Warrants, and it is unlikely that an active market for any of such securities will develop after this Rights
     Offering, and with respect to the Rights, prior to the Expiration Date. The Company has appealed a decision by the Nasdaq Stock Market delisting its Common Stock from the Nasdaq/SCM. There can be no assurance that the Company will be successful in its appeal or that the Common Stock will be re-listed on Nasdaq/SCM. See "Risk Factors -- Delisting from Nasdaq/SCM."

(2)  Based on shares outstanding on September 17, 1998.


(3) Does not include 7,276,661 shares issuable upon exercise of outstanding warrants, 3,310,056 shares issuable upon the exercise of options granted and to be granted pursuant to the Company's existing stock option and stock purchase plans, 2,189,980 shares issuable upon conversion of the Preferred Stock and 3,923,456 shares issuable upon conversion of certain outstanding notes.


(4) Assumes Rights to purchase 8,976,962 Units are exercised and the issuance of 130,000 Units to Privatbank. Does not include 9,106,962 shares issuable upon exercise of the Class E Warrants.



     The Rights are being granted to Securityholders for no consideration. The Units are being offered directly by the Company on a best efforts no minimum basis, except that certain members of Management have agreed to purchase 171,867 Units and to act as standby purchasers for up to 1,136,363 unsubscribed Units.

                   SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

     The summary consolidated financial information set forth below is derived from and should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

STATEMENT OF OPERATIONS DATA:

                                     YEAR ENDED                   NINE MONTHS
                                    SEPTEMBER 30,                ENDED JUNE 30,
                                    -------------              ------------------
                                  1996           1997          1997           1998
                                  ----           ----          ----           ----

Revenues ...................  $   908,700   $  1,523,994   $  1,138,300    $ 1,004,889

Gross Profit ...............      540,921        578,560        465,931        553,300

Operating Loss .............   (3,292,102)    (2,820,802)    (2,144,179)    (1,416,212)

Net Loss ...................   (3,274,629)    (3,226,958)    (2,475,068)    (1,619,259)

Net Loss per Share Common
Stock ......................       ($0.15)        ($.013)        ($0.10)        ($0.06)

Shares of Common Stock
used in computing Net
Loss per Share .............   22,274,226     25,623,614     25,748,517     25,752,189

BALANCE SHEET DATA:

                              SEPTEMBER 30, 1997                JUNE 30, 1998
                              ------------------                -------------

Working Capital
(Deficit) ..........            $ 1,883,551                     $  (219,929)

Total Assets .............        2,969,720                     $ 2,646,636

Total Liabilities ........        2,085,958                       3,212,518

Accumulated Deficit ......       29,596,509                      31,215,768

Total Stockholders'
 Equity (Deficit).........    $     883,762                        (565,882)

                                  RIGHTS OFFERING

General


     The Company, pursuant to this Prospectus, is granting to holders of its Common Stock, Preferred Stock and Warrants, Rights to subscribe for Units at a Subscription Price of $.22 per Unit. Each Unit consists of one share of Common Stock and one Class E Warrant exercisable beginning on the anniversary of the date hereof and expiring _______ ___, 2003, to purchase one share of Common Stock for a purchase price of $.22 per share. The Class E Warrants may be redeemed by the Company at a price of $.05 per Warrant if for any period of 30 consecutive trading days the last reported sales price of the Company's Common Stock for each trading day during such period is at least $.44, subject to adjustment. Each holder of Common Stock will receive one Right for every four shares of Common Stock owned of record on the Record Date. Each holder of Preferred Stock or Warrants will receive one Right for every four shares of Common Stock issuable upon conversion of Preferred Stock or upon exercise of Warrants owned of record on the Record Date. No fractional Rights to purchase Units will be issued by the Company. Any Rights offeree who would be entitled to purchase a fractional Unit will be given the right to purchase a full Unit. The Rights will be evidenced by transferable Rights Certificates to be issued by the Company to Securityholders of record as of the Record Date. The rights certificates shall be mailed to each Securityholder of record as of the Record Date, as soon as possible after the effective date of this Prospectus. A Securityholder need not exercise any minimum number of Rights.

     Securityholders may purchase the Units through the exercise of their Rights, sell or purchase Rights, or allow their Rights to expire unexercised. To the extent Securityholders do not exercise their Rights, their equity ownership in the Company may be diluted to the extent other Securityholders determine to exercise the Rights and/or the Class E Warrants.

     The terms of the Rights Offering, including the number of Rights to be issued to Securityholders based upon their ownership of Common Stock, Preferred Stock or Warrants as of the Record Date, the Subscription Price and the exercise price of the Class E Warrants have been arbitrarily determined by the Company and are not necessarily related to the Company's assets, net worth, results of operations or other recognized criteria of value, although the Company considered the current and recent trading prices of the Common Stock in determining the subscription price for the Units and the exercise price for the Class E Warrants.


EXPIRATION DATE

     The Rights Offering will expire at 5:00 p.m., Mountain Standard Time, ___________, 1998 (the "Expiration Date"), unless otherwise extended by the Company.

RIGHT TO SUBSCRIBE FOR ADDITIONAL UNITS



     Securityholders will have the right to subscribe for Units not subscribed for by other Securityholders by specifying the number of additional Units they desire to purchase and by completing the Form of Election at the end of the Rights Certificate to be distributed to Securityholders in connection with the Rights Offering (the "Additional Subscription Privilege") and submitting payment in full for the additional subscriptions. If the number of Units subscribed for by Securityholders exercising the Additional Subscription Privilege exceeds the number of unsubscribed Units available for purchase, unsubscribed Units will be allocated to the Subscribing Securityholders on a pro rata basis in proportion to the total number of additional Units subscribed for by all Securityholders. Payments for the additional subscriptions will be held by the Subscription Agent and refunds will be made, without interest, to the extent additional subscriptions are not honored, as promptly as possible after the expiration of the rights offering.



RIGHTS--TRANSFERABILITY

     Rights to subscribe for the Units will be evidenced by Rights Certificates issued in the name of the registered holders of shares of Common Stock, Preferred Stock and Warrants as of the close of business on the Record Date. The Rights Certificates are being mailed to Securityholders in all states, except to holders of record in states where the Rights Offering has not been qualified or where the Rights Offering is not exempt from registration or where in the judgment of the Company the Rights Offering may not otherwise lawfully be made. The Rights may be bought and sold in private transactions. No trading market currently exists for the Rights and it is unlikely that any market for the Rights will develop or, if developed, that it will be sustained. The Rights evidenced by a Rights Certificate may be split up or combined and transferred at the principal office of the Company's transfer agent, but a Rights Certificate may not be divided in such a way as to result in a fractional Right. A Securityholder who after the Record Date sells shares of Common Stock held before the Record Date will still be entitled to the grant of Rights since such sale will not constitute a transfer of the Rights relating thereto.

METHOD OF EXERCISING RIGHTS AND PAYMENT OF SUBSCRIPTION PRICE

     Rights may be exercised by the holders thereof by delivering to Corporate Stock Transfer, Inc. (the "Subscription Agent"), a fully completed and duly executed Rights Certificate, together with payment in full, by certified, bank or cashier's check, or wire transfer for the number of Units subscribed for, at 370 17th Street, Republic Plaza, Suite 2350, Denver, Colorado 80202. The risk of delivery of such documents and payment will be borne by the holder and not by the Company. If the mail is used to deliver the documents described above, it is recommended that insured, registered mail be used.


     Any funds received by the Subscription Agent as payment in connection with the Subscriptions for the Units pursuant to the Rights Offering (including the Additional Subscription Privilege) shall be held in escrow by the Subscription Agent (and shall be invested in a non-interest-bearing bank account or other investment acceptable to the Company). Funds received for the purchase of Units subject to Rights held by the tendering securityholders will be released to the Company upon receipt by the Subscription Agent of
written disbursement instruction from the Company.   Funds received by the
Subscription Agent for the exercise of the Additional Subscription Privilege will be held in escrow until the expiration of the Rights Offering and then applied in whole or in part to the purchase of unsubscribed Units and any remaining balance will be returned promptly to the subscribing securityholders without interest. The Subscription Agent is directed to endorse, negotiate and deposit all subscription payments into the subscription escrow account to be maintained by the Subscription Agent.


     Except in the case of guaranteed delivery, Rights Certificates and payment must arrive before the close of business on the Expiration Date, and any subscriptions received thereafter will not be honored. All questions with respect to the validity, form, eligibility and acceptance of any exercise of Rights will be determined solely by the Company. The Company may waive any defect or irregularity, permit a defect or irregularity to be corrected within such time as it may determine or reject the exercise of any Right with respect to the validity, form or eligibility or acceptance thereof. Once a holder has exercised a Right, that exercise is irrevocable.

GUARANTEED DELIVERY

     If delivery of an executed Rights Certificate to the Company is not made before the close of business on the Expiration Date, but prior thereto the Company receives full payment for the Units subscribed for and a letter or telegram from a commercial bank, a trust company having an office in the United States, or a member firm of any registered United States securities exchange, which contains (i) the serial number of the Rights Certificate relating to the Units, (ii) the name and address of the subscriber, (iii) Rights represented by the Rights certificates, (iv) the number of Units subscribed for and (v) a guaranty by the bank or member firm that a properly completed and duly executed Rights Certificate will promptly be delivered to the Company, the Company will treat this offer to subscribe for Units as an exercise of Rights by the holder, subject to the receipt of the properly completed and duly executed Rights Certificate within five business days after the Expiration Date.

ISSUANCE OF UNITS

     The securities comprising the Units to be purchased upon exercise of Rights will be issued by the Company as soon as practicable after exercise. Delivery of the certificates representing the shares of Common Stock and Class E Warrants comprising the Units will be made as soon as practicable. Until the issuance of the Units, no holder electing to exercise its Rights shall be, or have any rights of, a stockholder with respect to the shares of Common Stock comprising the Units issuable upon exercise of such Rights, nor shall such shares of Common Stock be deemed to have been held of record for purposes of voting or receiving dividends or any other purposes.

STANDBY ARRANGEMENTS


     There are no underwriting arrangements with any underwriter or broker-dealer with respect to any of the Rights, shares of Common Stock or Warrants offered hereby. However, members of Management of the Company have made a written commitment to exercise all of their Rights to purchase 171,867 Units (for an aggregate of $37,810) and to act as standby purchasers and subscribe for up to 1,136,363 Units (for an additional $250,000 which they have loaned to the Company on an interim basis) which remain unsubscribed after the expiration of the Rights Offering including the Additional Subscription Privilege. There is no other agreement or understanding regarding the exercise of Warrants by management and no assurance can be given that any of such Warrants will be exercised.

                                     RISK FACTORS

     The securities offered hereby are speculative and involve a high degree of risk. Accordingly, prospective investors should carefully consider the following factors relating to an investment in the Company.

     DEPENDENCE ON SUCCESS OF SECOND GENERATION SYSTEMS. The Company has had limited revenues to date. The Company decided in March 1993, to develop and market second generation systems to replace first generation systems. Initial shipments of second generation systems commenced in December 1993, for field testing and regulatory approval. The Company had revenues of approximately $1,149,000, $909,000 and $1,524,000 during the fiscal years ended September 30, 1995, 1996 and 1997, respectively, and $1,138,300 and $1,004,889 for the nine-month periods ended June 30, 1997 and 1998, respectively. Until such time, if ever, as the Company's second generation products gain widespread acceptance, there can be no assurance that the Company will achieve profitability.

     HISTORICAL OPERATING LOSSES AND ACCUMULATED DEFICIT. For the fiscal years ended September 30, 1995, 1996 and 1997, the Company had net losses of approximately $2,829,000, $3,275,000, and $3,227,000, respectively, and for the nine-month periods ended June 30, 1997 and l998 the Company had net losses of $2,475,068 and $1,619,259, respectively, with an accumulated deficit of approximately $31,215,768 at June 30, 1998. There can be no assurance that the Company will derive sufficient revenues from operations to offset its level of fixed and planned expenditures, or that losses will not continue.

     WORKING CAPITAL REQUIREMENTS. The Company had negative working capital at June 30, 1998 of approximately $220,000 as compared with working capital of approximately $1,884,000, at September 30, 1997, a decrease of approximately $2,104,000. This decrease is primarily attributable to the reclassification of $1,600,000 of the Company's 8% Senior Convertible Notes payable due February l5, 1999 from long-term to current liabilities and to the net cash used in operating activities of approximately $1,032,000, offset, in part, by the receipt of $638,000 in proceeds from notes payable to officers, directors and affiliates. The Company had working capital of approximately $1,884,000, at September 30, 1997, and $4,385,000 at September 30, 1996, representing a decrease of $2,501,000. This decrease was primarily a result of the Company's net cash used in operating activities during Fiscal 1997 of $2,715,000. Management believes, but cannot assure, that the net proceeds from the Offering will be sufficient to enable the Company to satisfy its working capital requirements. However, as long as the Company continues to utilize working capital to support operations, or if the development of its products for commercial use is more costly than anticipated, the Company may require additional capital. There can be no assurance that additional capital, if required, will be available on terms acceptable to the Company or on any terms and the inability of the Company to obtain substantial proceeds from the offering or other financing could result in the inability of the Company to continue as a going concern. See "Ability to Continue as a Going Concern; Qualified Report of Independent Accountants" below.

     ABILITY TO CONTINUE AS A "GOING CONCERN"; MODIFIED REPORT OF
INDEPENDENT ACCOUNTANTS. The Company's consolidated financial statements for the year ended September 30, 1997, indicated there is substantial doubt about the Company's ability to continue as a going concern due to the Company's need to generate cash from operations and obtain additional financing.

     Unless a substantial amount of proceeds is raised from this Offering, of which there is no assurance, the Company will need additional financing and/or be required to make permanent certain reductions in expenses and/or implement further cost reductions. There can be no assurance that the Company will be able to obtain additional funding when it is needed, or that such funding, if available, will be obtainable on terms favorable to or affordable by the Company or on any terms. Accordingly, the Company's ability to continue as a going concern on a short-term or long-term basis, is in substantial doubt without such permanent funding. In the event the Company is not able to continue as a going concern, the Company may have to curtail operations, sell assets or seek protection under the bankruptcy laws. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.

     In the event the Company is unable to obtain sufficient financing and is unable to continue as a going concern, the Company may be required to liquidate or sell certain assets. Intangible assets constitute 15% of the Company's net assets. These intangible assets may be difficult to value and the Company may be unable to obtain their full value.


    RISKS OF COMMERCIALIZATION. The Company has been engaged in the development of new products representing applications of its chemical sensor technology and has had only limited sales of these products to date. Before the Company can achieve profitable operations it must complete product development, develop adequate manufacturing capacity for these products and must be able to sell its products to purchasers in adequate volumes and prices to cover its costs and expenses.

In addition, in order to conduct more extensive manufacturing, marketing and sales activities, the Company will need to implement and improve operational, financial and management information systems, procedures and controls. There can be no assurance that there will be adequate demand at commercial quantities for the Company's products, that the Company will be able to manufacture its products at costs that would allow for profitable sales or that, in general, the Company will be able to develop the operational, financial and management information systems, procedures and controls necessary to operate profitably on a larger scale than at present.


     TECHNOLOGICAL OBSOLESCENCE OF EXISTING TECHNOLOGY. To date, the Company has been dependent on the marketing and sale of its fiber optic chemical sensors ("FOCS-Registered Trademark-"). Other technologies exist that compete with the FOCS-Registered Trademark- technology. Although the Company is also developing a range of sensor products based on its Sensor-on-a-chip-Registered Trademark-technology, there can be no assurance that any or all of the Company's products will not be rendered superfluous or obsolete by research efforts and technological advances made by others. FiberChem's failure to successfully market the products incorporating the technologies would have a material adverse effect on the Company's operations. The Company is also dependent on the successful development and marketing by other entities of products incorporating the Company's sensors.

     COMPETITION. Competition in the field of diagnostic sensor and environmental technology is intense. Competition in the underground storage tanks ("UST") detection market has intensified since the promulgation of the EPA regulations. Federal laws do not require leak detection for above ground storage tanks ("AST"), resulting in less intense competition in that area. The Company is aware of leak detection devices in the market or being developed, some of which involve fiber optics. The Company anticipates that its other sensor products under development will face less intense competition than its current products.

     Most of the Company's actual and potential competitors have greater financial resources, more extensive business experience and larger organizations than the company possesses. Even if the Company is able to successfully market its FOCS-Registered Trademark- products, there is no assurance that larger or better financed companies will not develop effective competitive products. Accordingly, there can be no assurance that the Company will be able to operate profitably at any time in the future.

     GOVERNMENT REGULATION. The EPA regulations regulate the installation, testing, manufacture and maintenance of USTs. The EPA regulations establish a timetable for the installation of leak detection equipment in USTs and pipings and are subject to interpretation and subsequent changes. There can be no assurance that the PetroSense-Registered Trademark- Continuous Monitoring System will meet future regulatory requirements. These regulations are the minimum federal requirements; state and local regulators are permitted to enact more stringent standards. The EPA also regulates the monitoring, management and cleanup of storm water-generated pollution and hazardous wastes. There can be no assurance that other sensor products under development will meet future federal or state regulatory requirements.

     PATENTS. The Company's FOCS-Registered Trademark- technology, which is proprietary and patented, is the Company's most critical asset. The Company owns 21 United States patents and three additional patent applications are pending with the United States Patent and Trademark Office. The Company also has 12 foreign patents and 15 foreign patent applications pending for its various sensor technologies and devices. There can be no assurance that such patents will protect the Company from other persons who develop products that infringe the Company's proprietary rights. Many patents involving fiber optic technology have been issued to others. To the Company's best knowledge, its technologies do not infringe patent or other proprietary rights of others; however, there can be no assurance that such infringement has not occurred or will not occur in the future.


     If it were determined that the Company's products infringed any claims of an issued patent, the Company could be enjoined from making or selling such products or be forced to obtain a license in order to continue the manufacture or sale of the product involved, requiring payment of a licensing fee or royalties of unknown magnitude on sales of the product. In addition, the Company could be liable for substantial damages, and even the defense of patent litigation can be extremely expensive. There can be no assurance that if any such license were required, it would be available or available on terms acceptable to the Company. Any inability to obtain required licenses on favorable terms, or at all, would adversely affect the Company's business.

     There can be no assurance that the Company's pending patent applications will be allowed, that any issued patents would be upheld, that any issued patents will provide the Company with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patents owned by the Company and, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity of a patent and prevent infringement can be substantial even if the Company prevails. Furthermore, there can be no assurance that others will not independently develop similar technologies, duplicate the Company's technology or design around the patented aspects of the Company's technology. If patents do not issue from present or future patent applications, the Company may be subject to greater competition. In addition, the Company's technology might be subject to reverse engineering, allowing competitors to obtain the Company's proprietary technology.

     PRODUCTS LIABILITY AND UNINSURED RISKS. FiberChem has products liability insurance in the amount of $5 million. When the Company sells any products it may become subject to substantial claims and liabilities from users of such products in excess of insurance. Even though the Company maintains products liability insurance, in the amount of $5 million dollars, there can be no assurance that the Company will be able to retain such insurance or that such insurance would be sufficient to protect the Company in the event of a major defect in its products or from any claims made based on the performance of its products. In the event of an uninsured or inadequately insured products liability claim in the future based on the performance of any of the Company's products, the Company's business and financial condition could be materially adversely affected.

     NEED FOR MANUFACTURING FACILITIES AND DEPENDENCE ON THIRD PARTIES FOR MANUFACTURING AND SUPPLY. The Company's facilities in Las Vegas, Nevada are capable of manufacturing its

FOCS-Registered Trademark-and Sensor-on-a-chip-Registered Trademark- products for its current sales volumes. Although alternative assembly operations are currently available, there can be no assurance that such operations will be available in the future or will be available on terms acceptable to the Company.

     The Company does not manufacture the components of its products, although it currently assembles the products itself. The Company has not entered into any formal arrangement with any supplier. Although the Company believes that there are several potential suppliers for substantially all required components, the Company might incur delays in meeting delivery deadlines in the event a particular supplier is unable or unwilling to meet the Company's requirements. Suppliers of custom designed components would be more difficult to replace. No assurance can be given that the cost of third party manufacturing of components or of the Company's products will not exceed current estimates. In addition, the Company is largely dependent on its suppliers for quality control.

     DEPENDENCE UPON KEY PERSONNEL. The Company is dependent upon Geoffrey Hewitt, Chief Executive Officer, Thomas Collins, President, and Melvin Pelley, Chief Financial Officer, of FCI Environmental, the Company's wholly-owned subsidiary. Messrs. Hewitt, Collins and Pelley's employment agreements are terminable for cause by the Company. To the extent that any of their services become unavailable to the Company, the Company's business or prospects may be adversely affected. There is no assurance that the Company would be able to employ qualified persons to replace these key individuals. The Company carries key man life insurance policies of $3 million, $2 million and $1 million, respectively, on the lives of Messrs. Hewitt, Collins and Pelley. There is no assurance that the key man life insurance policies will continue to be carried by the Company.

     DEPENDENCE ON TECHNICAL AND PROFESSIONAL PERSONNEL. The Company's ability to produce and market its FOCS-Registered Trademark- products and develop new products is dependent upon the availability and technical abilities of the Company's in-house staff and facilities and/or agreements to be negotiated with third parties. Competition for qualified technical personnel is intense. No assurance can be given that the Company will be able to retain those independent persons presently employed and be able to attract qualified individuals in the future to satisfy the Company's requirements for technical expertise.

     DIVIDEND AND INTEREST PAYMENTS. Pursuant to the terms of the Company's Convertible Preferred Stock, dividends are payable annually on November 1st. The holders of the Convertible Preferred Stock may elect to receive their dividend payments in cash at a rate of 11% of the liquidation value, or in additional shares at the rate of 8% of the number of shares of Convertible Preferred Stock held by such holder on the date of declaration. In September 1997, the Company's Board of Directors determined that, in view of the recent trading price of the Company's Common Stock and in view of the Company's current cash position, it would not be appropriate to declare the annual dividend payable on the Convertible Preferred Stock on November 1, 1997. As a result, that dividend will accumulate in accordance with the terms of the Convertible Preferred Stock. No assurance can be given that the Company will be able to make dividend distributions in the future if the holders of the Convertible Preferred Stock request cash. The holders of the Convertible Preferred Stock are not entitled to receive dividends until the dividends are declared by the Board of Directors, and the Preferred Stockholders have no additional rights when the Company fails to declare dividends.

     The Company has not paid any dividends on its Common Stock and no assurance can be given that there will be any such dividends in the future. See "Common Stock Price Range" and "Dividend Policy."

     Pursuant to the terms of the Company's 8% Senior Convertible Notes due February 15, 1999, interest payments in the amount of $65,000 are due each August and February. If the Company fails to make an interest payment, the Company will be in default and the Note Holders may declare the entire principal and all interest accrued on the Notes to be due and payable and pursue all remedies available at law to enforce collection of the Notes. There can be no assurance, if the notes are not converted, that the Company will be able to pay the $1,600,000 principal of the notes which remains outstanding.


      Pursuant to the terms of a bridge loan agreement (the "March Bridge Loan") dated March 24, 1998, between the Company and Privatbank Vermag AG ("Privatbank") in the amount of $300,000, payment is due in two installments of $150,000, the first on June 27, 1998 and the second on July 23, 1998. Privatbank has extended the maturity of these two installments until October 28 and October 23, 1998, respectively. Upon maturity of the Bridge Loan, Privatbank will have the right to commence legal proceedings to enforce the repayment of the loan. An additional bridge loan agreement between the Company and Privatbank in the amount of $133,000 requires repayment on October 25, 1998.



     A director and an officer have made advances to the Company in the amount of $125,000 in anticipation of the receipt of proceeds from the Rights Offering. These advances bear interest at 8% per annum and mature upon the expiration of the Rights Offering. See "CERTAIN TRANSACTIONS."


     In general, the inability of the Company to pay the Bridge Loan, the 8% Convertible Notes and other obligations as they mature may result in the cessation of the Company's business, which could result in a loss of the entire investment of the Securityholders in the Company.




     POSSIBLE VOLATILITY OF COMMON STOCK PRICES. The market price of the Company's Common Stock may be significantly affected by various factors, including, but not limited to, general economic conditions and those specific to the environmental testing industry, future acquisitions, if any, and the Company's financial condition. Moreover, the price of the Company's Common Stock may be affected by the significant number of shares of Common Stock outstanding, and the shares underlying outstanding warrants and/or options to purchase shares of the Company's Common Stock. In addition, the 9,106,962 Units being registered hereunder, including the 9,106,962 shares of Common Stock comprising the Units, and the additional 9,106,962 shares of Common Stock which would be issuable upon the exercise of the Class E Warrants being registered hereunder, may have a depressive effect on the market price of the Common Stock. See "Price Range of Common Stock" and "Plan of Distribution."




     NO ASSURANCE OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE. Prior to the Rights Offering, there has been no public trading market for the Rights, the Units and/or the Class E Warrants. In addition, it is unlikely that a regular trading market for the Rights, Units and/or the Class E Warrants will develop after this Rights Offering, or if developed, that it will be sustained. With respect to the Rights, no trading market, if developed, would be sustained after the Expiration Date. In addition, the Units are immediately separable upon issuance. The Subscription Price and the exercise price of the Class E Warrants have been arbitrarily determined by the Company and are not necessarily related to the Company's assets, net worth, results of operations or other recognized criteria of value, although the Company considered the current and recent trading price of the Common Stock when determining the Subscription Price of the Units and the exercise price of the Class E Warrants.


     BROAD DISCRETION IN APPLICATION OF PROCEEDS. Assuming all of the Rights are subscribed for by the Company's shareholders, approximately 100% of the estimated net proceeds of this Rights Offering have been allocated for working capital purposes. Such amounts so allocated may be expended at the discretion of the Company's Management. Also, the Company has afforded itself broad discretion with respect to redirecting the application and allocation of the net proceeds of this Rights Offering, in light of changes in circumstances and the availability of business opportunities. Therefore, no assurance can be given that Management's discretionary use of any of the proceeds raised in the Rights Offering would result in an enhancement of the Company's share valuation. Pending the use for the purposes described above, the net proceeds of the Rights Offering may be invested by the Company in short-term, interest-bearing obligations or marketable securities. See "Use of Proceeds."

     INABILITY TO EXERCISE RIGHTS AND/OR CLASS E WARRANTS. The Company intends to qualify the sale of Units offered hereby in a limited number of states. Although certain exemptions in the securities ("blue sky") laws of certain states might permit Rights and/or Class E Warrants to be transferred to purchasers in states other than in which the Units were initially qualified, the Company will be prevented from issuing Units and/or Common Stock in such states upon the exercise of the Rights and/or Class E Warrants, respectively, unless an exemption from qualification is available or unless the issuance of the Units or the Common Stock upon exercise of the Rights or Class E Warrants, respectively, is qualified. The Company may decide not to seek or may not be able to obtain qualification of the issuance of such Units or Common Stock in all of the states in which the ultimate purchasers of the Units or Class E Warrants reside. In such a case, the rights or the Class E Warrants held by purchasers will expire and have no value if such rights or Class E Warrants cannot be sold. Accordingly, the market for the Rights and/or Class E Warrants may be limited because of these restrictions. Further, a current prospectus covering the Common Stock issuable upon exercise of the Class E Warrants must be in effect before the Company may accept Class E Warrant exercises. There can be no assurance the Company will be able to have a prospectus in effect when this Prospectus is no longer current, notwithstanding the Company's commitment to use its best efforts to do so. See "The Rights Offering--Class E Warrants."

     SHARES ELIGIBLE FOR FUTURE SALES AND POTENTIAL FUTURE DILUTION. Approximately 1,888,841 of the 26,441,207 shares of Common Stock outstanding as of September 17, 1998 are "restricted securities" as such term is defined in Rule 144 promulgated under the Securities Act. Restricted securities may only be publicly sold pursuant to an effective registration statement under the Securities Act or in accordance with applicable exemptions from the registration requirements of the Securities Act. Rule 144 provides for the public sale of limited quantities of restricted securities without registration under the Securities Act.

     The Company is unable to predict the effect that sales made pursuant to this Prospectus, Rule 144 or otherwise may have on the then prevailing market price of the Company's securities, although sales of substantial amounts of shares by existing stockholders, or even potential of such sales, may be expected to have an adverse effect on the trading price and market for the Company's securities.


     In the event that the Company's stock price increases, holders of outstanding options and warrants may elect to exercise, and holders of outstanding notes may elect to convert, resulting in dilution of other stockholders' interests. As of September 17, 1998, the Company had outstanding 1,895,175 Class D Warrants. Each Class D Warrant is currently exercisable by the holder thereof to purchase one share of Common Stock at an exercise price of $1.15 per share, until September 15, 1998, an exercise price of $1.20 through September 15, 1999 and $1.25 through the expiration date of September 15, 2000. There are an additional 1,280,411 Warrants outstanding, each exercisable at $.2343; 692,742 Warrants each exercisable at $.4078; 75,000 Warrants each exercisable at $.90 and 3,333,333 Warrants each exercisable at $1.00 (collectively with the Class D Warrants, the "Outstanding Warrants").
The Company's Board of Directors has agreed that the Company will not call the Outstanding Warrants prior to their expiration. The Convertible
Preferred Stockholders have the right to convert the 218,998 shares of Convertible

Preferred Stock outstanding into 2,189,980 shares of Common Stock, subject to adjustment and redemption under certain circumstances. The holders of the 8% Senior Convertible Notes (the "Notes") have the right to convert their notes into an aggregate of 3,923,456 shares of Common Stock, assuming a conversion price of $.4078, subject to adjustment and redemption under certain circumstances. In addition, the Company has previously registered an additional 3,060,056 shares of Common Stock underlying a like number of options (the "Options") (2,994,206 options outstanding; 65,850 options authorized, but not granted) and 250,000 shares of Common Stock issuable pursuant to an Employee Stock Purchase Plan pursuant to registration statements on Forms S-8. See "Description of Securities."

     During the respective terms of the Company's Warrants, Options, Convertible Preferred Stock and Notes, the holders thereof may be able to purchase shares of Common Stock at prices substantially below the then current market price of the Company's Common Stock, with a resultant dilution in the interests in the existing common stockholders. The holders of the Warrants, Options, Convertible Preferred Stock and Notes may be expected to exercise their rights to acquire shares of Common Stock at times when the Company might be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by these outstanding securities. Thus, exercise of the Warrants, and Options and/or the conversion of Convertible Preferred Stock and Notes may be expected to have a depressive effect on the market price for the Common Stock and might adversely affect the terms on which the Company may be able to obtain additional financing or additional capital. In addition, the exercise or conversion of the Warrants, Options, Convertible Preferred Stock or Notes and the subsequent sales of shares of Common Stock by holders of such securities pursuant to a registration statement, under Rule 144, or otherwise, could have an adverse effect upon the market for the Company's securities. Moreover, Warrant holders who fail to exercise their Warrants will experience a corresponding decrease in their interest held in the Company relative to the ownership interest held by exercising Warrant holders.


     CONTROL BY INSIDERS. Of the 26,441,207 shares of Common Stock outstanding as of September 17, 1998, approximately 1,462,341 shares, or 5.5%, (2,770,571 or 10.5% assuming members of Management subscribe for all 171,867 Units for which they are entitled based on their ownership of the Company's securities and the subscription of 1,136,363 Rights as standby purchasers) are held by officers, directors, principal stockholders and their affiliates. On a fully diluted basis, as of September 17, 1998 (assuming conversion of all the Convertible Preferred Stock and Notes and exercise of all Outstanding Warrants and Options before the Offering) there would be approximately 42,825,510 shares of Common Stock outstanding, of which approximately 14.5% (or 17.5% if members of Management subscribe for 1,308,230 Units) would be held by officers, directors, principal stockholders and their affiliates. Stockholders of the Company are not allowed to cumulate their votes in electing directors. Therefore, the officers, directors and principal stockholders of the Company may be in a position to control the affairs of the Company.

     CLASSIFIED BOARD OF DIRECTORS. The Company's By-Laws provide for a classified Board of Directors. The Board has three classes of directors serving for three-year terms, with one class of directors to be elected at each annual meeting of stockholders. The classification of Directors has the effect of making it more difficult to change the composition of the Board of Directors. At least two stockholder meetings, instead of one, would be required to effect a change in the majority control of the Board (except in the event of vacancies resulting from removal or other reasons).

     The classification of Directors applies to every election of Directors and is not triggered by (i) the occurrence of a particular event such as a hostile takeover, (ii) whether or not a change in the Board would be beneficial to the Company and its stockholders, or (iii) whether or not a majority of the Company's stockholders believes that such change would be desirable. Thus, a classified Board makes it more difficult for stockholders to change the majority of Directors even when the only reason for the change may be performance of the present Directors.

     PREFERRED STOCK AUTHORIZATION. The Company's Certificate of Incorporation authorizes the issuance of a maximum of 10,000,000 shares of "blank check" preferred stock, $.001 par value (the "Preferred Stock") with such designations, rights and preferences as may be determined from time to time by the Company's Board of Directors. An aggregate of 437,017 shares of "Convertible Preferred Stock" were issued in the August and December 1993 Private Placements, of which 218,998 shares are currently outstanding and convertible into Common Stock on a one for ten basis. Although the Company has been engaged in preliminary discussions to convert certain outstanding debt into Preferred Stock, no arrangements, agreements or understandings have been reached. There can be no assurance that the Company will not issue additional Preferred Stock in the near future. If issued, the terms of a series of additional Preferred Stock could operate to the significant disadvantage of holders of outstanding Convertible Preferred Stock and /or Common Stock. The Board of Directors is authorized to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights without stockholder approval, which could adversely affect the voting power or other rights of the Company's Common and Convertible Preferred Stockholders. In addition, in the event of a proposed attempt to gain control of the Company of which the Board of Directors does not approve, the Board could authorize the issuance of Preferred Stock as an anti-takeover device, which could prevent the completion of such a transaction to the detriment of public stockholders.

     DELISTING FROM NASDAQ/SCM. Following a hearing held on February 19, 1998, the Company's Common Stock was delisted from Nasdaq/SCM on February 25, 1998, for the failure to comply with the minimum bid price requirements and net tangible assets (i.e., total assets, excluding goodwill, minus total liabilities) of $2 million. The Company has appealed the decision, however, there can be no assurance that the Company will be successful in its appeal. The Company's Common Stock is currently traded in the over-the-counter market through the OTC Electronic Bulletin Board (OTCBB) or the National Quotation Bureau ("Pink Sheets"). As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities.

     DISCLOSURE RELATING TO LOW-PRICED STOCKS. The Company's Common Stock on the OTCBB is subject to Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, which imposes various sales practice requirements on broker-dealers who sell securities governed by Rule 15g-9 to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, Rule 15g-9 may have an adverse effect on the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this Offering to sell the Company's securities in the secondary market and otherwise affect the trading market in the Common Stock.

     The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." If the Company's securities become subject to the penny stock rules, investors in the Offering may find it more difficult to sell their shares. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker dealer salesperson compensation information, must be given to the customer orally or in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

     FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE PURCHASE OF SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS OFFERING MEMORANDUM. THE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO ABSORB A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO NEED FOR A RETURN ON THEIR INVESTMENT.

                                   USE OF PROCEEDS


     The Rights are being offered on a "best efforts" basis and there is no minimum number of Rights which must be exercised other than the commitment of certain Members of Management to exercise their Rights to purchase 171,867 Units and to purchase up to an additional 1,136,363 unsubscribed Units. Assuming only that Units which management has committed to purchase are subscribed for the Company will realize gross proceeds of approximately $287,810, including the $250,000 which was loaned to the Company on an interim basis by the Members of Management who have committed to subscribe for Units. If only these Units are subscribed, then the resulting net proceeds of $37,810 (gross proceeds of $287,810 less $250,000 already advanced to the Company) would be used to pay legal, accounting, printing and other costs related to the offering.



     Assuming all the Units offered by the Company are sold, the Company anticipates using the net proceeds therefrom of approximately $1,914,932 (after deductions of approximately $60,000 of offering expenses) for the following purposes in the order of priority indicated:




   Repayment of Privatbank loan(1)...............   $  433,000
   Repayment of director and officer advances
     in anticipation of offering(2)..............      125,000
   Working capital requirements to continue
     operations(3)...............................      606,932
   Product development costs......................  $  300,000
   Marketing expenses for new products...........   $  200,000
   Repayment of Notes of Management members
     acting as standby purchasers for
     unsubscribed Units(4).......................      250,000
                                                    ----------
   Total.........................................   $1,914,932
                                                    ----------
                                                    ----------



------------



     (1) The March Bridge Loan bears interest at the rate of 8.4% and is due in two installment payments on October 23 and 28, 1998. The August Bridge Loan bears interest at the rate of 8.0% and is due on October 25, 1998.


     (2) Represents advances to the Company made by a director and an officer of the Company bearing interest at the rate of 8% per annum and due upon completion of the Rights Offering. See "CERTAIN TRANSACTIONS."


     (3) The Company's consolidated financial statements for the year ended September 30, 1997, indicated there is substantial doubt about the Company's ability to continue as a going concern due to the Company's need to generate cash from operations and obtain additional financing. See "RISK FACTORS - Ability to Continue as a 'Going Concern'; Modified Report of Independent Accountants" and "RISK FACTORS - Working Capital Requirements."



    (4) The $250,000 amount of Notes represents a like amount advanced to the Company by members of Management who have agreed to act as standby purchasers of the Units. The Notes, which bear interest at the rate of 8% per annum and are due December 14, 2002 - February 4, 2003, will be repaid only if Rights holders subscribe for substantially all Units. Otherwise, the Notes or a portion thereof will be exchanged for any Units remaining unsubscribed at the completion of the Rights Offering at a price of $.22 per Unit.


     The $433,000 proceeds of the Privatbank loans, the $125,000 advanced to the Company by a director and an officer and the $250,000 proceeds of the Notes acquired by members of management who are acting as standby purchasers of Units were all applied to meet the Company's immediate working capital requirements, consisting principally of making past due payments to the Company's vendors. See "RISK FACTORS - Working Capital Requirements."



     The Class E Warrants are exercisable to purchase shares of Common Stock at a price of $.22 per share from time to time during the period beginning one year after the date of this prospectus and ending five years after the date of this prospectus. There can be no assurance any of the Class E Warrants will be exercised nor, if any of the Class E Warrants are exercised, can there be any assurance as to the timing or amount of proceeds. Accordingly, any proceeds realized from the exercise of the Class E Warrants will be applied as determined by the Company's Board of Directors from time to time when and as any such proceeds are realized.



     The Company will not receive any proceeds of the sale of Units or the Common Stock or Class E Warrants included therein being offered for sale by Privatbank.

     The Board of Directors of the Company will have the discretion to allocate the use of proceeds in case of unforseen business developments such as unanticipated changes in the results being achieved by the Company, unanticipated demand or lack thereof for a particular product, new business opportunities available to the Company, changes in sensor technology or changes in government regulation. Prior to expenditure, the net proceeds will be invested in short-term interest bearing securities or money market funds. See "Risk Factors -- Broad Discretion in Application of Proceeds" and "Management".


                             MARKET FOR COMMON STOCK AND
                             RELATED STOCKHOLDERS MATTERS

     The Company's Common Stock was traded on the Nasdaq/SCM under the symbol "FOCS" until February 25, 1998, when it was delisted from Nasdaq/SCM. Since then it has been traded on the OTCBB. The following table sets forth the high and low trade prices of the Common Stock for the periods shown as reported by Nasdaq and the high and low bid prices as reported by the National Quotation Bureau. The bid prices quoted on the OTCBB reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.


                                                            HIGH         LOW
                                                          --------     -------
     FISCAL YEAR ENDED SEPTEMBER 30, 1996
     First Quarter                                         $ 1.53       $ 0.75
     Second Quarter                                          1.31         0.75
     Third Quarter                                           1.59         0.97
     Fourth Quarter                                          1.22         0.75

     FISCAL YEAR ENDED SEPTEMBER 30, 1997
     First Quarter                                         $ 0.94       $ 0.50
     Second Quarter                                          0.63         0.28
     Third Quarter                                           0.50         0.16
     Fourth Quarter                                          0.34         0.16

     FISCAL YEAR ENDED SEPTEMBER 30, 1998

     First Quarter                                         $ 0.28       $ 0.12
     Second Quarter                                          0.22         0.12
     Third Quarter                                           0.24         0.16
     Fourth Quarter
         (July 1, 1998 - September 16, 1998)                 0.19         0.13



     On September 16, 1998, the closing bid price of the Common Stock on the OTCBB was $0.14.


     At September 16, 1998, there were approximately 464 holders of record of Common Stock. The Company estimates that it has approximately 2,500 beneficial holders of its Common Stock.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1998:



          ----------------------------------------------------------------------

Long Term Debt:
Notes payable to officers,
  directors and affiliates              650,000
Notes payable, net of current
  installments                            2,093
                                    ------------
                                        652,093

Stockholders' Equity:

Preferred Stock, $.001 par
value, 10,000,000  shares
authorized, 218,998 shares
issued and outstanding at
June 30, 1998                         3,284,970

Common Stock, $.0001 par
value, 50,000,000 shares
authorized,  26,0l4,707 shares
issued and outstanding at
June 30, 1998                             2,644

Additional Paid-in-Capital           27,362,272

Accumulated Deficit                 (31,215,768)
                                    ------------
  Total Stockholders' Deficiency       (565,882)
                                    ------------
       Total Capitalization         $    86,211
                                    ------------
                                    ------------


                                       DILUTION

     At June 30, 1998, the Company had a total net tangible book value (deficit) of $(757,683) or ($.03) per share (after deducting patent, technology and financing costs of $191,801) based on 26,441,207 shares issued and outstanding. Net tangible book value per share of Common Stock represents the amount of its total assets less its intangible assets and liabilities divided by the number of shares of Common Stock deemed to be outstanding.


     Following the completion of the Rights Offering, and receipt of the net proceeds of approximately $1,914,932 (if fully subscribed), $927,466 (if 50% subscribed) or $433,733 (if 25% subscribed) (the "Net Proceeds") from the assumed subscription for all 8,976,962 Units offered hereby, and the purchase of 8,976,962 shares of Common Stock at $0.22 per share (but not the exercise of the Class E Purchase Warrants), the 35,418,169 shares of Common Stock then outstanding (if fully subscribed), 30,929,688 shares (if 50% subscribed) or 28,685,447 shares (if 25% subscribed) would have a pro forma net tangible book value of $1,157,249 or $.03 per share (if fully subscribed), $169,783 or $.01 per share (if 50% subscribed) or ($323,950) or ($.01) per share (if 25% subscribed). Therefore, the holders of the Company's Rights being offered hereby will incur an immediate dilution of approximately $.19 per share, ($.21 per share if 50% or $.23 per share if 25% subscribed).


Dilution represents the difference between the Subscription Price of $.22 per share and the pro forma net tangible book value per share after giving effect to the Rights Offering, but giving no effect to the exercise of the Class E Purchase Warrants.

     The following table, which incorporates the foregoing assumptions, illustrates this per share dilution, if one hundred percent , fifty percent and twenty-five percent of the Rights are exercised:



                                                          100% Subscribed     50% Subscribed     25% Subscribed
                                                          ---------------     --------------     --------------

 Subscription price per Unit                                   $.22                $.22               $.22
                                                               ----                ----               ----
 Pro forma net tangible book value per
 share of Common Stock before Rights Offering                 ($.03)              ($.03)             ($.03)
                                                               ----                ----               ----

 Increase per share attributable to sale of
 Units offered hereby                                          $.06                $.04               $.02
                                                               ----                ----               ----

 Pro forma net tangible book value per
 share of Common Stock after offering                          $.03                $.01              ($.01)
                                                               ----                ----               ----

 Dilution per share to Investor                                $.19                $.21               $.23
                                                               ----                ----               ----
                                                               ----                ----               ----



     The following table, which incorporates the foregoing assumptions, as well as the receipt of net proceeds of $1,914,932, if fully subscribed, $927,466 if 50% subscribed or $433,733 if 25% subscribed, pursuant to the Rights Offering reflecting the purchase of 8,976,962 shares if fully subscribed (4,488,481 if 50% subscribed or 2,244,240 if 25% subscribed) under the Rights Offering by and summarizing the relative investment of existing Common Stockholders and Unit Purchasers.

                                        Fully Subscribed
                      ---------------------------------------------------
                          Shares Purchased         Total Consideration         Average
                      -----------------------   -------------------------       Price
                        Number       Percent        Amount       Percent      Per Share
                      -----------   ---------   -------------   ---------     ---------

 Common
   Stockholders(1)     26,441,207      75%       $27,364,916        93%         $1.03
 Unit Purchasers        8,976,962      25%         1,974,932         7%         $ .22 (2)
                      -----------     ----       -----------       ----         -----
                                                                                -----
 Total                 35,418,169     100%       $29,339,848       100%
                      -----------     ----       -----------       ----
                      -----------     ----       -----------       ----


                                         50% Subscribed
                      ---------------------------------------------------
                          Shares Purchased         Total Consideration         Average
                      -----------------------   -------------------------       Price
                        Number       Percent        Amount       Percent      Per Share
                      -----------   ---------   -------------   ---------     ---------

 Common
   Stockholders(1)     26,441,207      85%       $27,364,916        97%         $1.03
 Unit Purchasers        4,488,481      15%           987,466         3%         $ .22 (2)
                      -----------     ----       -----------       ----         -----
                                                                                -----
 Total                 30,929,688     100%       $28,352,382       100%
                      -----------     ----       -----------       ----
                      -----------     ----       -----------       ----


                                         25% Subscribed
                      ---------------------------------------------------
                          Shares Purchased         Total Consideration         Average
                      -----------------------   -------------------------       Price
                        Number       Percent        Amount       Percent      Per Share
                      -----------   ---------   -------------   ---------     ---------

 Common
   Stockholders(1)     26,441,207      92%       $27,364,916        98%         $1.03
 Unit Purchasers        2,244,240       8%           493,733         2%         $ .22 (2)
                      -----------     ----       -----------       ----         -----
                                                                                -----
 Total                 28,685,447     100%       $27,858,649       100%
                      -----------     ----       -----------       ----
                      -----------     ----       -----------       ----



----------


( 1) Does not include (i) 7,276,661 shares issuable upon exercise of outstanding Warrants, 3,310,056 shares issuable upon the exercise of options granted and to be granted pursuant to the Company's existing stock option and stock purchase plans, (ii) 2,189,980 shares issuable upon conversion of the Preferred Stock and 3,923,456 shares issuable upon conversion of certain outstanding notes, and (iii) 130,000 shares of Common Stock and Class E Warrants and 130,000 shares issuable upon issuance of such Warrants by Privatbank.






                                   DIVIDEND POLICY

     The payment of dividends by the Company is within the discretion of its Board of Directors and depends in part upon the Company's earnings, capital requirements and financial condition. Since its inception, the Company has not paid any dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance its operations.

     Pursuant to the terms of the Company's Convertible Preferred Stock, dividends are payable annually on November 1st. The holders of the Convertible Preferred Stock may elect to receive their dividend payments in cash at a rate of 11% of the liquidation value, or in additional shares at the rate of 8% the number of shares of Convertible Preferred Stock held by such holder on the date of declaration. In September 1997, the Company's Board of Directors determined that, in view of the recent trading price of the Company's Common Stock and in view of the Company's current cash position, it would not be appropriate to declare the annual dividend payable on the Convertible Preferred Stock on November 1, 1997. As a result, that dividend will accumulate in accordance with the terms of the Convertible Preferred Stock. No assurance can be given that the Company will be able to make dividend distributions in the future if the holders of the Convertible Preferred Stock request cash. See "Risk Factors - Dividend and Interest Payments."

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and notes thereto of the Company appearing elsewhere in this Prospectus.

     The discussions in this Prospectus include forward looking statements that involve risks and uncertainties, including the timely development and acceptance of the Company's products, the timely acceptance of existing products, the impact of competitive products and pricing, the impact of governmental regulations or lack thereof with respect to the Company's markets, timely funding of customers' projects, customer payments to the Company, and other risks detailed from time to time in the Company's SEC reports.

                                RESULTS OF OPERATIONS
                       QUARTERS ENDED JUNE 30, 1998 AND 1997




     During the Third Quarter 1998, the State of Florida Department of Environmental Protection (FLDEP) placed an order for 64 PHA-100PLUS portable PetroSense-Registered Trademark- units for its underground storage tank (UST) inspection program. FLDEP chose the PetroSense-Registered Trademark- unit after a field evaluation showed it provided more capability than other portable instruments. The order was valued at $497,000, of which $385,000 was recognized as revenue for the quarter. This order results from the Company's direct selling efforts in the UST market, as distinguished from its alliance with Whessoe Varec in the aboveground storage tank (AST) market.




     Revenues for the Nine-Month Period 1998 were $1,004,889 compared with revenues of $1,138,300 for the Nine-Month Period 1997. Revenues for the Third Quarter 1998 were $538,017 compared with revenues of $403,117 for the Third Quarter 1997. Revenues for the Third Quarter 1998 consisted primarily of the order from Florida DEP which constituted $385,000. Other revenues were from a number of smaller orders including probes from Whessoe Varec for a second system in the California BFCUST marketplace, orders from offshore from Cetco and Spirit Energy, orders from Taiwan and Mexico, and development contracts from Bechtel Nevada for DoE, Horiba and IWACO. The gross profit for the nine-month period 1998 was $553,300 or 55% of revenues compared to $465,931 or 41% of revenues for the nine-month period 1997. Gross profit for the Third Quarter 1998 was $293,996 or 55% of revenues compared with $117,850 or 29% for the Third Quarter 1997. These higher gross margins reflected direct sales to end users and development revenues compared with primarily discounted sales to distributors in the same period for 1997. Except for sales to distributors, the Company's revenues have been from a number of different customers and generally have not been from repeat transactions from the same customers.

     The Company has a Strategic Alliance (the "Alliance") for the AST market with Whessoe Varec, Inc. as of June 30, 1996 as amended. The primary target for the Alliance has been the Florida AST market. On July 13, 1998, after a four year process, the State of Florida passed into law its new storage tank regulations. Under the law, the regulated community has various options for compliance. The lowest cost option is believed to be an internal tank liner with an external, certified, continuous leak detection device. Currently, the Company's PetroSense-Registered Trademark- product line is the only continuous leak detection device certified for use at such sites.

     The Florida target population of tanks includes 677 sites with at least one internally lined tank and 892 multi-tank facilities including coastal bulk storage, inland jobbers and industry. There is some duplication between the two populations. In addition, there is a population of military tanks, as well as those for airports and power generation facilities. Each tank for which Whessoe Varec and FCI receive an order is worth about $10,000 in revenue to FCI. The Florida regulations require compliance by December 1999 for alternative methods including the Company's leak detection equipment. Some facilities have already applied for approval to FLDEP specifying the Company's equipment. As applications are approved, there is an assumption that there will be a stream of orders to the Alliance, although there can be no assurance that this will be the case.

     Shell Oil and Florida Power Company have already purchased and installed the Company's equipment; and Jacksonville Electric Company, Reedy Creek Energy and Shell Oil have placed orders with Whessoe Varec for installations scheduled for August 1998.

     Other States are expected to follow Florida and promulgate AST regulations. Virginia promulgated its own regulations this spring. Pennsylvania, Wisconsin and the Province of Ontario are believed to be developing regulations similar to Florida's.

     The Alliance is also pursuing business with the Department of Defense
(DoD). Whessoe Varec's sister company Whessoe Coggins has a significant presence in the military fuel depot market. Recently, the State of California has advised that military facilities in California must be in compliance with the state and federal underground storage tank ("UST") regulation by December 22, 1998. As a result, there is an opportunity to provide leak detection equipment to this market. The Company's products meet all relevant state and federal standards and are compatible with the Whessoe Coggins equipment proposed for the total military's system upgrade. A system incorporating both Whessoe Coggins and Whessoe Varec/FCI products was successfully demonstrated to the military during April 1998. The data generated at this test was submitted to the local regulatory authority and met their criteria. Revenues from sales to this market are expected to occur prior to the deadline for compliance in December 1998, although there can be no assurance that this will actually happen. The Company has received DoD orders through Whessoe Varec for PetroSense-Registered Trademark- probes for two systems so far. Other orders are believed to be pending. There are approximately 160 DoD tanks in California; however, the exact size of the opportunity for the Company is not yet clear, since there is more than one option available for the DoD to achieve compliance.

     The development of the offshore market for the Company's
OilSense-4000-TM- and PHA-100WL continues to be slower than originally anticipated. The combination of the availability of Freon and the low price of oil is mitigating against a wholesale switch from the Freon/IR method. Notwithstanding the above, Spirit Energy 76 and others purchased units during the Third Quarter 1998. Cetco Environmental purchased six units for its offshore technicians.

     The Company is continuing its marketing efforts in other major offshore production areas such as the North Sea and the Persian Gulf.

     The Company's sensor development project with Gilbarco has moved on to a pre-manufacturing mode driven by the expectation that the California Air Resources Board (CARB) will require suppliers of refueling equipment to certify their products to meet ORVRII by late 1998. Provided that certain key steps are completed by CARB on the original schedule, Gilbarco should commence manufacturing products incorporating the Company's Sensor-on-a-Chip-Registered Trademark- in order to meet the CARB requirements. Revenues from this project are expected to begin in Fiscal 1999, if the time schedule is met, but there can be no assurance that this will actually occur.

     The Company's project with IWACO is ongoing. Preliminary results of a test installation at the Port of Rotterdam site were sufficiently encouraging for IWACO to invite the Company to become an equal partner in a second program focussing mainly on bioremediation technologies. The Company would benefit from access to data, technology, resources and personnel of the Consortium's member companies which include Shell International Products and Solvay S.A.

     The Company also recently successfully completed the first milestone in its project with Horiba, the Japanese instrument company, to develop a sensor probe for Horiba's Multi-Parameter Water Quality Instrument product line.




     Research, development and engineering expenditures decreased by $379,099, or 39%, during the Nine-Month Period 1998 from the Nine-Month Period 1997, and by $120,652, or 39%, during the Third Quarter 1998 from the Third Quarter 1997. The decrease is primarily attributable to the reduction, implemented during the second half of Fiscal 1997, of applications and development personnel and associated expenses.

     General and administrative expenditures decreased by $25,570, or 3%, during the Nine-Month Period 1998 from the Nine-Month Period 1997, and increased by $6,572, or 2%, during the Third Quarter 1998 over the Third Quarter 1997. Expenditures for the 1998 periods include $74,637 representing the market value of Common Stock issued for public relations and investor relations services. The Company continues to operate with the reductions in personnel and other expenses and cash expenditures, including the deferral of administrative, as well as other salaries, implemented during the second half of 1997. Since June 1997, the Company has deferred the payment of over $160,000 in salaries, although these have been accrued and recorded as expense during that period. During the Nine-Month Period 1998, approximately $140,000 of accounts receivable were offset against previously recorded reserves for specific doubtful accounts, resulting in a reduction of both gross accounts receivable and reserves with no effect on net receivables or results of operations. During the Nine-Month Period 1997, $25,000 was added to the reserve and charged to expense.

     Sales and marketing expenditures decreased by $235,929, or 32%, during the Nine-Month Period 1998 from the Nine-Month Period 1997, and by $51,449, or 22%, during the Third Quarter 1998 from the Third Quarter 1997, reflecting reductions in personnel and in other spending as well.

     The Company's interest income decreased to a minimal amount during the Nine-Month Period 1998 and the Third Quarter 1998 from $83,591 during the Nine-Month Period 1997 and $8,768 during the Third Quarter 1997, reflecting the difference in cash and cash equivalents during the periods. Interest expense increased by $39,330, or 24%, during the Nine-Month Period 1998 over the Nine-Month Period 1997, and by $29,643, or 54% during the Third Quarter 1998 over the Third Quarter 1997, reflecting interest expense on $650,000 advanced to the Company by officers and directors and their affiliates.

     As a result of the foregoing, the Company incurred a net loss of $1,619,259, or a net loss of $0.06 per share, for the Nine-Month Period 1998 as compared to a net loss of $2,475,068, or a net loss of $0.10 per share, for the Nine-Month Period 1997. Net loss for the Third Quarter 1998 was $455,197, or a net loss of $0.02 per share, as compared to a net loss of $758,861, or a net loss of $0.03 per share for the Third Quarter 1997.

     Management does not consider that inflation has had a significant effect on the Company's operations to date, nor is inflation expected to have a material impact over the next year.

     The Company continues to review the cost and operating impacts of addressing the Year-2000 issue. Management conducted an assessment of the potential costs associated with its internal operations, products shipped to its customers, and material and services provided by its suppliers. Upon review, the Year-2000 issue is not expected to have a material impact on the Company's current financial position, liquidity or results of operations.

of customers' projects, customer payments to the Company, and other risks detailed from time to time in the Company's SEC reports.

FISCAL YEARS ENDED SEPTEMBER 30, 1997 AND 1996


     The Company's total revenues for the fiscal year ended September 30, 1997 ("Fiscal 1997") were $1,523,994 as compared to total revenues of
$908,700 for Fiscal 1996.   Revenues for Fiscal 1997 include sales of
approximately $985,000 to Whessoe Varec. See Description of Business. Revenues from Amoco Production Company during 1997 amounted to $171,100.



     Revenues during 1996 included $189,700 from QED Environmental Systems, Inc.; $92,838 from Autronica AS; and $99,786 from Bechtel Nevada Corporation.


     During Fiscal 1997, the Company had cost of revenues of $945,434, or a gross profit of 38% of sales, as compared to cost of revenues of $367,779, or a gross profit of 60%, during Fiscal 1996. The decrease in gross profit margin resulted primarily from excess manufacturing capacity. A slightly lower margin mix of sales also reduced gross profit margins during 1997.

     The Company's research, development and engineering expenditures increased by 2% to $1,257,324 during Fiscal 1997 from $1,233,054 during Fiscal 1996. The Company has focused its development and engineering efforts on its hydrocarbon sensors and systems and has also maintained its aggressive Sensor-on-a-Chip-TM- development program with TI, Gilbarco, ASI, Bechtel Nevada and others. See "Business - Research and Development".

     The Company incurred general and administrative expenses of $1,101,781 during Fiscal 1997 as compared to $1,109,456 for Fiscal 1996, a decrease of $7,675, or 1%. During Fiscal 1996, one of the Company's distributors failed to meet certain minimum contractual purchase and payment commitments, and the collection of certain other receivables from Fiscal 1995 sales to distributors and representatives became contingent upon subsequent sale and collection by those distributors. Accordingly, the Company has provided an estimated reserve against these and other receivables amounting to $201,225. During Fiscal 1997, similar provisions amounted to $36,085.

     Also during Fiscal 1996, the Company developed substantial improvements to its manufacturing processes and products, including a process which improved the already substantial resistance of its probes to potential leaks and other damage from prolonged exposure to water and water vapor and to strong solvents and other chemicals which may be present in water. Accordingly, the Company provided a reserve of approximately $130,000 against finished products. In addition, the Company provided approximately $150,000 as a reserve against other finished goods, including products shipped to or segregated for Whessoe Varec, Autronica and other distributors. During Fiscal 1997, no similar provisions were charged to general and administrative expense. During Fiscal 1997 the Company physically disposed of approximately $250,000 of fully reserved inventory items, resulting in reductions of gross inventory and inventory reserves, with no effect on net inventories or results of operations.

     Sales and marketing expenses during Fiscal 1997 and Fiscal 1996 were
$1,004,172 and $1,007,975,  respectively.   Sales and marketing expenditures
actually increased during the second half of Fiscal 1996 and the first half of fiscal 1997, but were reduced during the second half of fiscal 1997. Expenditures are focused on sales and support activities in the offshore produced water market, and the support of Whessoe Varec in the AST market.

     Interest income during Fiscal 1997 was $81,787, as compared to $201,268 during Fiscal 1996, a decrease of $119,481, or 59%. Interest income consists primarily of interest earned on the Company's cash and short-term investments and on notes receivable for the exercise of stock options. Interest income from cash and short-term investments during Fiscal 1997 was $54,802, compared to $85,640 during Fiscal 1996, reflecting the decrease in cash and investments. Interest income from notes receivable for the exercise of options was $26,985 during Fiscal 1997 and $115,628 during Fiscal 1996. These notes were extinguished in May 1997 and did not accrue interest after December 1996.

     Interest expense during Fiscal 1997 was $223,161 as compared to $183,795 during Fiscal 1996. During 1997, the Company paid approximately $134,000 of interest on its senior convertible debt and amortized as additional interest expense $82,620 of the costs of placement of the debt. During Fiscal 1996, the Company paid $93,500 and accrued an additional $18,016 of interest and amortized $65,778 of the placement costs. Other interest expense during 1997 and 1996 consisted primarily of interest on insurance premium installment payments and the December 1994 loan from Bank of America Nevada (see Note 6 of the Notes to the Company's Consolidated Financial Statements).

     As a result of the foregoing, during Fiscal 1997, the Company incurred a net loss of $3,226,958, or $0.13 per share as compared with a net loss of $3,274,629, or $0.15 per share, for Fiscal 1996.


                           LIQUIDITY AND CAPITAL RESOURCES
                        QUARTERS ENDED JUNE 30, 1998 AND 1997

     The Company's 8% senior convertible notes payable become due on February 15, 1999. The unpaid balance of $1,600,000 is therefore classified in the financial statements as a current liability, and the associated unamortized financing costs as a current asset. The Company had negative working capital of $219,929 at June 30, 1998, compared with positive working capital of $1,883,551 at September 30, 1997, a decrease of $2,103,480. Also the Company had decreases in cash and cash equivalents of $418,921 and in stockholders' equity of $1,449,644. In addition to the reclassification of the notes payable from long term to current liabilities, these decreases are primarily a result of the Company's net loss for the Nine-Month Period ended June 30, 1998 (the "Nine-Month Period 1998") of $1,619,259, offset in part by the receipt of $638,000 in proceeds from notes payable to officers, directors and affiliates.

     The Company had net cash used in operating activities of $1,032,178 during the Nine-Month Period 1998 as compared with net cash used in operating activities of $2,730,922 during the nine-month period ended June 30, 1997 (the "Nine-Month Period 1997"). The deficit during the Nine-Month Period 1998 is primarily a result of the Company's net loss of $1,619,259, and adjustments to reconcile net loss to net cash used in operating activities, including increases in accounts receivable of $408,413, other current assets of $63,829, accounts payable of $216,713, accrued expenses of $270,902 and interest payable of $56,100, and a decrease in inventories of $77,872. In addition, these adjustments include depreciation of $44,616, amortization of patent and technology costs of $210,250, amortization of financing costs of $63,148, and the issuance of 676,500 shares of Common Stock, valued at market value of $121,512, in exchange for services.

     The deficit during the Nine-Month Period 1997 is primarily a result of the Company's net loss of $2,475,068, increased by adjustments to reconcile net loss to net cash used in operating activities, including increases in accounts receivable of $337,225, inventories of $416,625, accrued expenses of $92,980 and interest payable of $33,500, and decreases in accounts payable of $220,425 and other current assets of $6,192. In addition, these adjustments include accrued interest of $26,985 on notes receivable for the exercise of options, amortization of patent and technology costs of $204,963, amortization of financing costs of $56,301, depreciation of $52,622, and provisions for loss on accounts receivable of $25,000 and inventory valuation allowance of $25,000. Also the Company expensed $248,212 in accrued interest receivable on notes receivable, originated in March 1994, for the exercise of stock options.

     The Company had net cash provided by financing activities of $633,945 during the Nine-Month Period 1998 as compared with net cash provided by financing activities of $197,467 during the Nine-Month Period 1997. During the Nine-Month Period 1998 the Company borrowed $350,000 from certain of its officers and directors, and received net proceeds of $288,000 from a promissory note payable to a bank of which a director is vice chairman. During the Nine-Month Period 1997, the Company received $84,940 from the exercise of 248,675 options and warrants to purchase Common Stock and $173,488 in cash payments on interest and notes receivable for the exercise of options, paid $46,171 in cash dividends on Convertible Preferred Stock and made payments of $14,790 on its notes payable to a bank and on its capital lease.

     The Company had net cash used in investing activities of $20,688 during the Nine-Month Period 1998 as compared to net cash used in investing activities of $129,853 during the Nine-Month Period 1997. During the Nine-Month Period 1998, the Company sold unused equipment for $10,125 and made payments in the amount of $30,813 for United States and foreign patent applications. During the Nine-Month Period 1997, the Company made payments of $46,349 for patent applications and $83,504 for the purchase of equipment.


                    FISCAL YEARS ENDED SEPTEMBER 30, 1997 AND 1996

     On February 15, 1996, the Company completed an offering under Regulation S, promulgated under the Securities Act of 1933, as amended (the "Regulation S Offering"), of 8% Senior Convertible Notes due February 15, 1999 (the "Notes"), for $2,825,000. Interest on the Notes is to be paid semi-annually, commencing August 15, 1996, at a rate of 8% per annum. The Notes are convertible into shares of Common Stock of the Company at a conversion price (the "Conversion

Price") of, initially, $0.80 per share which has been adjusted in accordance with the original Note Agreement to $0.4078, a price representing a 10% discount from the average closing bid price of the Common Stock for the 30 business days prior to February 15, 1997. As of September 30, 1997, an aggregate face amount of $1,175,000 of the Notes had been converted to Common Stock resulting in the issuance of 1,498,804 shares of Common Stock.

     The Company paid fees and expenses associated with the offering amounting to $428,204, which is being amortized as interest expense over the three-year term of the Notes or until conversion, if earlier, when the proportionate unamortized amount is charged to additional paid-in capital. As of September 30, 1997 approximately $160,281 of unamortized deferred financing cost has been recorded as reduction in additional paid-in capital associated with the $1,175,000 of the Notes converted to Common Stock. Also in connection with the Offering, the Company issued to the Placement Agent for the Offering, for nominal consideration, warrants to purchase up to 353,125 shares of Common Stock, at an initial exercise price of $0.80 per share (the "Exercise Price") which has been adjusted to $0.4078 per share. Also in accordance with the terms of the warrants, the number of shares exercisable has been adjusted, based on the adjusted Exercise Price, to 692,742 shares of Common Stock. These warrants are exercisable at any time on or after August 15, 1996 through February 14, 2001, and contain certain piggyback registration rights.

     On May 31, 1996 the Company completed an offering under Regulation S of 3,333,333 Units, at a price of $0.90 per Unit for total gross proceeds of $3,000,000 before costs and expenses of the offering. The Company paid fees and expenses associated with the Unit offering amounting to $345,783. Each Unit consisted of one share of Common Stock and one warrant to purchase one share of Common Stock (the "Unit Warrants"), the shares and warrants being immediately separable. The Unit Warrants are each exercisable at $1.00 at any time from May 31, 1996 through May 30, 2001. Also in connection with the Unit offering, the Company issued to the Placement Agent for the offering, for nominal consideration, warrants to purchase up to 333,333 shares of Common Stock (the "Placement Agent Warrants"), at an exercise price of $0.90 per share which has been adjusted to $0.2343 per share, and the number of shares issuable upon exercise has been adjusted to 1,280,411. These Placement Agent Warrants are exercisable at any time from November 30, 1996 through May 30, 2001.

     Primarily in order to provide a means to raise additional cash through existing outstanding options, warrants and Promissory Notes receivable, on April 4, 1997, the per share exercise price of all employee stock options, all Unit and other Warrants (except Class D Warrants) were decreased as follows: to $0.32 from April 4 through April 11, 1997, and thereafter adjusted weekly to the average closing bid price for the five prior trading days less a discount of 10% (but never to a price less than $0.30) through May 16, 1997, when the prices reverted to the original prices. As a result, the Company received $39,943 for the exercise of 131,453 options at prices ranging from $0.30 to $0.32 per share. Effective April 17, 1997 the per share exercise price of Class D Warrants was decreased to $0.30 through May 16, 1997 when the exercise price reverted to its prior $1.10 per share. As a result, the Company received approximately $30,954 for the exercise of 103,179 Class D Warrants exercised at $0.30 per share.

     In conjunction with the temporary reduction of the exercise prices of the options and warrants effective April 4, 1997 and Class D Warrants effective April 17, 1997, as described above, the remaining unpaid principal on Promissory Notes (which were executed in March 1994 by employees and directors for the exercise of options) could be fully paid in an amount determined by multiplying the unpaid balance by a fraction, the numerator of which was the revised exercise price, and the denominator of which was $1.50 (the original exercise price). If the unpaid principal was not so paid by May 16, 1997 the underlying collateral shares would be forfeited and all unpaid principal and accrued interest would be extinguished. The Company did not want to penalize the employees and directors by requiring payment of the Promissory Notes therefore the Board of Directors and employees agreed to extinguish the Promissory Notes. The Company believes that it must provide an incentive when it is compensating employees and directors for services rendered to the Company in the form of non-cash compensation.

     As a result, the Company received $160,875 in payment for 520,252 escrowed shares at prices ranging from $0.30 to $0.32 per share, which amount liquidated $780,379 of original note principal. The amount of $619,504 was charged to additional paid-in capital. The remaining $756,804 of unpaid note principal was extinguished and the underlying collateral of 504,535 shares were forfeited to the Company and immediately canceled, thereby reducing the total number of shares outstanding (and resulting in a charge to common stock of the par value of $50). Unpaid accrued interest receivable aggregating $248,212 was expensed.

     The Company had working capital of $1,883,551 at September 30, 1997, as compared with working capital of $4,384,841 at September 30, 1996, a decrease of $2,501,290. The Company had a decrease in cash and cash equivalents of $2,638,084 and a decrease in stockholders' equity of $2,996,747 during Fiscal 1997. These decreases resulted primarily from the Company's net cash used in operating activities of $2,715,012 offset by only $216,412 net cash provided by financing activities. During Fiscal 1996, net cash provided by financing activities was $5,282,651 and was reduced by net cash used in operating activities during Fiscal 1996 of $2,953,916.

     The net cash used in operating activities of $2,715,012 during Fiscal 1997 considered changes in current assets and liabilities, as well as non-cash transactions including the write-down of accrued interest on notes receivable for the exercise of stock options in the amount $248,212; amortization expense of $356,587; depreciation expense of $69,853; and provisions for obsolete inventory and loss on uncollectible accounts receivable totaling $72,375.

     The net cash used in operating activities of $2,953,916 during Fiscal 1996 considered changes in current assets and liabilities, as well as non-cash transactions including the write-down of accounts receivable and inventories totaling $482,538, amortization expense of $331,825, depreciation expense of $50,542, accrued interest receivable of $107,367, Common Stock issued for services of $15,417 reduction of notes receivable for the exercise of options in exchange for services of $42,263, and recognition of deferred compensation of $5,596.

     The Company's inventories increased during Fiscal 1996 by $465,833 or 75% and increased a further $105,426 during Fiscal 1997. These increases are primarily attributable to the production of products which were called for in agreements with the Company's distributors and strategic alliances including Whessoe Varec, Autronica, and QED. Manufacturing capacity was reduced during Fiscal 1997 and inventories are expected to decrease as these products are shipped.

     During Fiscal 1997, the net cash used in investing activities was $139,484, including the purchase of $83,505 in equipment and payments of $55,979 in patent fees. During Fiscal 1996, the net cash used in investing activities was $174,349. This included payments of $128,873 in fees for the filing, processing and maintenance of patents and patent applications, primarily in foreign countries, and the purchase of $45,476 in equipment.

     During Fiscal 1997, the Company received net cash from financing activities of $216,412, which included (i) $174,406 in interest and principal payments on notes receivable for the exercise of options; (ii) $55,086 received from the exercise of options; (iii) $30,954 received from the exercise of Class D Warrants; and (iv) the release of $18,456 in restricted cash serving as security for a note payable to a bank, less (i) $16,319 in payments on notes payable; and (ii) $46,171 in cash dividends paid to preferred stockholders; . During Fiscal 1996, the Company received net cash from financing activities of $5,282,651, which included (i) $3,000,000 in proceeds from Common Stock and warrant Units, (ii) $2,825,000 in proceeds from senior convertible notes payable, (iii) $773,987 used for the payment of financing costs, (iv) $6,832 in payments on the note payable to a bank, (v) $241,595 received from the exercise of options, (vi) $1,031 from the exercise of Class D Warrants, (vii) $19,489 received as payments on notes receivable for the exercise of options, and (viii) $23,645 in cash dividends paid to preferred stockholders.

     See Management - Executive Compensation and Note 8 to the Company's Consolidated Financial Statements for information concerning the Company's material contracts for compensation and rent.


     As discussed in Note 1 to the Consolidated Financial Statements, the Company continues to incur substantial losses and may need additional financing to continue its operations. The Company is reviewing alternatives for raising additional capital. On October 2, 1997, the Company entered into an agreement with entrenet Group, LLC ("entrenet") for advice and assistance in developing and executing business plans, financing strategies and business partnerships, acquisition and mergers. For its services, entrenet will receive a cash fee of $5,000 per month for twelve months; $60,000 in the form of a 10% convertible note, payable on the earlier of (a) a financial transaction (excluding the Rights Offering) or (b) two years; 5% of the value of any financial transaction (excluding the Rights Offering); and 5% of any financing provided by or introduced directly by entrenet.


RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 129 ("SFAS 129"). Disclosure of Information about Capital Structure and in June 1997 the FASB issued Statement No. 130, Reporting Comprehensive Income ("SFAS 130") and Statement No. 131, Disclosure about Segments of an Enterprise and Related Information ("SFAS 131"). The Company is required to adopt SFAS 129 in fiscal 1998 and SFAS's 130 and 131 in fiscal 1999. SFAS 129 establishes standards for reporting and disclosing the pertinent rights and privileges of the various securities outstanding.

SFAS 130 establishes new standards for reporting and displaying comprehensive income and its components. SFAS 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. Adoption of these Statements is expected to have no impact on the Company's consolidated financial position, results of operations or cash flows.


                                   BUSINESS


     FiberChem develops, produces, markets and licenses its patented fiber optic chemical sensor ("FOCS-Registered Trademark-") technology which detects and monitors hydrocarbon pollution in the air, water and soil. The Company has developed a range of products and systems based on FOCS-Registered Trademark-, which provide IN SITU and continuous monitoring capabilities with real-time information. The Company also is developing a range of sensor products based on its Sensor-on-a-Chip-Registered Trademark- technology for a wide variety of environmental, consumer, commercial, industrial, automotive and military applications.



     Since its inception in 1987, FiberChem has invested in excess of $25 million in research and development relating to a wide range of technologies, and has focused on products for environmental monitoring and industry.
During the last several years, a de-emphasis of environmental issues in Congress has resulted in delays in enactment and enforcement of the regulatory climate upon which the Company's future prospects were dependent. Several federal and state programs were not re-authorized or funded. Similar to companies in the electric vehicle or alternative fuels arenas, FiberChem found that many of its expected opportunities had evaporated, at least for the foreseeable future. Consequently, FiberChem's Management identified market segments that were driven by other forces. Notwithstanding the slow down at the Federal level, the Company recognized that the State of Florida represented a short-term lucrative opportunity for aboveground tank leak detection and set about getting its sensor products specified. At the same time, the phase out of Freon presented the Company with an opportunity to establish its technology as the preferred replacement for the existing Freon/Infrared method for measurement of total petroleum hydrocarbons (TPH) in process water streams.



     During this refocusing process the Company has substantially enhanced the value of its development initiatives with Texas Instruments, Inc. ("TI") for its Sensor-on-a Chip-Registered Trademark-. By working together with the Optoelectronics Group within TI's Semiconductor Group, the Company has expanded the scope of the joint marketing activity in the chemical sensor marketplace. The short term result from this process has been development work on a number of new products, including:



     - a fail-safe flammable gas sensor for a household appliance control system
     - a breath alcohol sensor for an ignition interlock device for automotive use
     - a fuel/air ratio sensor for automotive use
     - a gasoline vapor sensor for a gasoline retailing application
     - a carbon monoxide sensor for residential and commercial use
     - an ammonia sensor for refrigerant levels in food processing facilities
     - Sensors for detection of breakthrough of toxic gasses from personal protective equipment.


 See "Business- Sensors."

     PRODUCTS AND APPLICATIONS

     The PetroSense-Registered Trademark- product line includes a continuous monitoring system ("CMS-5000") designed for IN-SITU measurement of petroleum hydrocarbons in a wide variety of applications including leak detection at above ground storage tank ("AST") and underground storage tank

("UST") sites, monitoring of soil and water remediation processes and fence line monitoring at contaminated sites. A CMS system typically sells for between $15,000 and $50,000.

     The CMS-4000 can be used to monitor hydrocarbon levels in applications such as storm water and waste water around industrial facilities. The CMS-4000 is available with analog outputs for use in industrial applications where some control functions need to be performed.

     The use of on-board modems allows both versions of the CMS to warn of alarm conditions through remote communication. Conversely, the unit itself can be interrogated remotely to provide retrieval of logged data, status and service information. This is particularly important for unmanned sites.

     Up to sixteen of the Company's Digital Hydrocarbon Probes ("DHPs") can be interfaced to the CMS-5000 to allow monitoring at several different locations within a site. The DHP typically sells for about $4,000. The DHP can also be used as a standalone product to interface with existing data loggers that use the environmental industry standard communications protocol (referred to as Standard Digital Interface ("SDI-12")). A second version of the DHP has been developed by the Company. This product uses the RS-485 communications protocol, allowing direct interface with computers and programmable logic controllers for other industrial applications.

     The OilSense-4000-TM- is a new product specifically developed to address the produced and process water market, both offshore and onshore. It is a version of the CMS-4000 specially developed for highly contaminated streams where there is a need for automatic cleaning of the sensor based on preprogrammed parameters. It incorporates modems for remote communication and has a 4-20 mA output for control loop purposes. The OilSense-4000-TM-sells for $25,000 to $35,000 depending upon its hazardous area certification.

     The PetroSense-Registered Trademark- Portable Hydrocarbon Analyzer ("PHA-100") is a hand held instrument using an analog hydrocarbon probe which can measure hydrocarbons in the air, soil and in or on water. The PHA-100 typically sells for about $6,900. The microprocessor in the instrument converts the data generated by the probe into a parts per million ("ppm") reading. The user can store the reading for retrieval or can print the data on an external printer after as many as 100 separate measurements are completed. Recent improvements in calibration have expanded the effective range for the PHA-100 down to the parts per billion ("ppb") range (in water) for benzene, toluene, ethyl benzene and xylene ("BTEX"), common petroleum hydrocarbon components of gasoline, diesel and jet fuel.

     Applications for the PHA-100 include quarterly monitoring of AST and UST sites and pipelines, the detection of contamination levels of soil and general environmental monitoring.

     A version of the PHA-100, known as the PHA-100W, has been developed for applications where hydrocarbons need to be monitored in water alone. The unit sells for $6,250. It is designed for applications such as breakthrough from remediation processes, monitoring of bodies of water, and process water, waste water and storm water monitoring.

     A third version of the PHA-100 is the PHA-100WL. It is specifically designed for measuring total petroleum hydrocarbons ("TPH") in produced water at offshore petroleum production platforms and is designed to imitate the operation of the infrared analyzer used in the existing Freon/Infrared method. It typically sells for $6,375.

     The PetroSense-Registered Trademark- Field Kit is a product that is an integral part of each of the CMS, PHA-100 and DHP. The field kits contain calibration solutions, traceable to the National Institute of Standards and Technology standards, that are used to calibrate the hydrocarbon probes and accessories such as cleaning solutions, computer and power adapters, and disposable calibration vials and tubes for the customer's convenience. A vapor calibration procedure has been developed for soil gas applications. A field kit for the CMS-5000 contains a few months' worth of supplies and the field kit for the DHP probes contains a 30-day supply. In addition, refill kits are available to replenish each field kit on an "as needed" basis.

     The Company has pursued federal, state and local approvals for its products. In November 1994, the Company received Underwriters Laboratories approval for its product line in the United States and Canada. In April 1995, the Company received notification from KEMA, an authorized certification body for Europe, that its products had met their highest standard for intrinsic safety (CENELEC), and, as such, were approved for use in all hazardous environments including offshore platforms. The products have also been designed and tested to meet European Union CE Mark standards which went into effect January 1, 1996 for the European Community.

     Both the Company's PHA-100 and DHP have been extensively tested by Ken Wilcox Associates, Inc. ("KWA"), an independent testing laboratory, in accordance with EPA protocols. These evaluations meet the requirements of the EPA for external vapor-phase leak detection systems and liquid-phase out-of-tank product detectors. KWA also certified that the data produced by the Company's products was equivalent to the EPA's standard method for groundwater analysis.

     The Company's products were included in the EPA's Office of Underground Storage Tanks list of products meeting certain minimum third-party certification guidelines, both for vapor and liquid product detection. In addition, the Company has received written or verbal assurance that its products meet the requirements of 47 states. Certain states rely on the EPA list and certain others have no specific requirements.

     The Company has also had the CMS-5000 product line third-party certified for use for AST leak detection in Florida. As a result, FCI Environmental is the only company at this time to have an AST continuous leak detection product approved by the Florida Department of Environmental Protection ("DEP").

     Recently developed applications of FOCS-Registered Trademark- include the use of the technology to replace a Freon-Registered Trademark- extraction method of analysis currently used on offshore oil production platforms. EPA regulations require oil companies to monitor the hydrocarbon content in sea water returned to the ocean during the oil production process. The conventional Freon method involves periodic sampling of the sea water output and analysis of the samples in the oil production platform's laboratory. The

Company's products can be used to monitor the sea water output continuously, thereby achieving a significant reduction in cost for the operator, both by eliminating the use of Freon-Registered Trademark- gas and by optimizing the usage of chemical agents used to facilitate removal of oil from produced water.

     THE TECHNOLOGY


     The Company's FOCS-Registered Trademark- technology, which is proprietary and patented, is at the center of the Company's products. FiberChem manufactures a probe which contains a short length (approximately 5 cm) of fiber optic cable. Commercially produced fiber optic cable is coated to keep all wavelengths of light contained. The Company treats the fiber optic cable with the FOCS-Registered Trademark- technology, modifying the cable's coating to permit a certain amount of light to be lost when it comes into contact with hydrocarbon molecules. The resulting change in light transmission is then recorded and transmitted by the probe either to one of the Company's monitoring devices (see "Products and Applications" above) or to other industry standard devices. The Company's devices measure changes in parts per million or, in some instances, in lesser concentrations. Up to 16 probes can be linked together to provide a continuous monitoring system for various types of sites, including USTs, ASTs, remediation sites, pipelines and offshore oil production platforms.



     The FOCS-Registered Trademark- technology has been further developed through a joint venture with TI to produce Sensor-on-a-Chip-Registered Trademark-, a new generation of semiconductor-based sensor products. The market for these chip-based sensors is represented by customers in the consumer, commercial, industrial, automotive and military fields. Often development costs are partially covered by a customer in exchange for some level of exclusivity. See "Business - Sensors" for a description of chip based sensor products.



     The Company believes that its patents and patent applications, coupled with the trade secrets, proprietary information and experience in development provide the Company with a competitive advantage. It is the Company's policy to apply for international patent rights in addition to United States patent rights. FiberChem holds 21 United States patents covering sensor technologies and has applications pending for three additional patents. All of the United States patents are valid for 20 years from their respective dates of applications, the oldest of which was applied for in 1987. The Company holds nine international patents, and has a total of 15 international patent applications pending in Canada, Taiwan, Japan, South Korea, the People's Republic of China and most Western European countries. The sensor technologies are also protected in the United States by registered trademarks.


     THE MARKET

     FiberChem's primary markets and potential markets are the petroleum production, refinery and distribution chain. Major oil companies, distributors and retailers of gasoline, diesel and aircraft fuel are important potential customers. Other important markets and customers include remediation companies, environmental consultants, shipping ports, airports and military bases. The markets for sensors transcend the petroleum hydrocarbon marketplace, are very diverse and are addressed directly by Company personnel. The Company is not dependent on any one major customer.

     CUSTOMERS AND DISTRIBUTORS

     The Company entered into an OEM Strategic Alliance Agreement (the "Alliance" or the "Agreement") as of June 30, 1996, as amended, with Whessoe Varec, Inc. ("Whessoe Varec") whereby Whessoe Varec was granted exclusive worldwide right to market the Company's products in the aboveground storage tank (AST) market. The Agreement was accompanied by firm orders for approximately $1.7 million of the Company's products. At the request of Whessoe Varec in order to avoid unnecessary duplicate shipping costs, substantially all of the equipment was segregated in the Company's warehouse. Terms of payment were 180 days and 90 days for $500,000 of orders to be shipped in June and an additional $500,000 of orders to be shipped in September 1996. During early January 1997, Whessoe Varec requested that the Company consider a revised payment schedule acceptable to both parties. As of February 25, 1997, Whessoe Varec had paid for approximately $59,000 of items actually shipped by that date, and during April 1997, paid an additional $250,000 for items shipped in March 1997. In August 1997 the Company received one half of the outstanding amount and shipped the remaining products. The last payment was received in September 1997. Both payments are irrevocable and the products shipped are not subject to return except under normal warranty conditions.

     The Alliance, combined with the acquisition of Whessoe p.l.c. (Whessoe Varec's parent company) by Endress + Hauser of Switzerland, has positioned both Alliance partners to take advantage of the new Florida regulations regarding the requirements for AST leak detection. Internal liners and leak detection is by far the lowest cost option for compliance with the Florida mandates and as of today, the Company's PetroSense-Registered Trademark- line is the only product certified for use in both contaminated and uncontaminated sites in Florida. Approximately 1,000 tanks have been identified which are already lined and as such are immediate targets for leak detection. Each tank represents an average of $35,000 in potential revenue for the Alliance ($10,000 for FCI). It is anticipated that this number will grow in the period before December 1999 when installations must be completed. The impact of these regulations has been that about $8,000,000 of projects have been identified and proposals generated. It is anticipated that these projects will accelerate from 1997 to 1999. Many companies have already indicated that they intend to stagger installations over the period. Based on this level of activity, Whessoe Varec has substantially expanded its sales and service capabilities in Florida, and management believes that significant business will be generated by the Alliance although there can be no assurance that this will occur.


     Florida Power Company recently placed an order with Whessoe Varec to upgrade all of its tanks to include leak detection. Citgo, Dreyfus, Hess, and GATX among others, have applications pending at the Florida Department of Environmental Protection ("DEP") to install the Company's products. Although these applicants are not contractually bound to the Company to purchase its products, if an application is approved and not subsequently modified, amended or withdrawn, the applicant is required to install the equipment specified in an application by December 31, 1999. On May 1, 1998, the final review opportunity for input into the Storage Tank Regulations was held. In the absence of any dissenting opinion, the Regulations were passed on to the Attorney General of Florida for incorporation into law and became effective on July 13, 1998 thereby implementing the Florida AST regulation. There can be no assurance that when, or even if, the DEP gives final approval that these or any other companies will purchase the Company's products, nor when such purchases may occur.


     In November 1996, the Company was advised that its proposed joint venture in Finland had received funding authorization from the Finnish government. A new company, Senveco Oy ("Senveco"), has been formed, owned 75% by Finnish interests including the Company's existing distributor, and 25% by the Company. Senveco offers sales, service, technical support and consulting services for FCI's products and for complementary products from other manufacturers.

Senveco's region consists of Finland, the Baltic States, and Northwest Russia including the key areas of the Kola Peninsula where substantial cleanups of soil and water are expected in the next year or so, funded from European Union ("EU") sources. Senveco also provides technical support to the Company's European distribution network and in the Middle East.

     In October 1997, the Company was advised that Senveco had been selected for an EU Baltic Intereg contract to provide consulting and monitoring services to locate "hot spots" of pollution in the Kola Peninsula region of Russia. The contract is expected to provide revenues for Senveco and the Company from sales of the Company's products.

     OFFSHORE PRODUCED WATER MARKET
     For the past 15 or so years, tests to determine the TPH content of certain process water streams returned to the ocean from offshore platforms ("produced water") have been carried out by extracting water samples with Freon and analyzing the resultant extract by infrared spectroscopy ("IR"). With the diminution of its availability and increase in its price, coupled with wide spread concern as to its threat to the Earth's ozone layer, Freon and the Freon/IR method are now viewed as requiring replacement.

     Of the various other methods currently offered, the Company believes that its FOCS-Registered Trademark- technology offers the best alternative in terms of correlation with the IR method, ease of use, features/benefits and cost. The Company offers two different products to this marketplace. The OilSense-4000-TM- is a continuous unit which can operate unattended. It offers a 4-20 mA output and can be interrogated and programmed remotely via modem. It operates for 30 days between maintenance. At $25,000 to $35,000, it offers good value where manpower is at a premium. The OilSense-4000-TM-can also be integrated into the process of treating the produced water stream to automatically optimize the use of water treatment chemicals and can continue operating where platforms are currently shut down due to adverse weather conditions. The PHA-100WL is a single measurement analyzer which directly replaces the Freon/IR method. Its FOCS-Registered Trademark- sensor directly measures TPH in water samples, according to a simple procedure. At $6,375 it offers a direct replacement for the Freon/IR method without the use of Freon or other chemicals.


     There are about 3,500 platforms in the Gulf of Mexico and a similar number in the rest of the world, mainly in the North Sea, Middle East, South China Sea and offshore West Africa. It appears that each of these regions conforms to similar regulations. This market represents a window of opportunity that will remain open until the IRs are replaced over the next two years or so.



     Amoco, Exxon, Marathon, Chevron, Unocal and others are evaluating the Company's replacement for the existing Freon/IR technology. Each of these companies has already purchased multiple units from the Company. Norsk Hydro leased a unit for evaluation for its North Sea operations. In addition, a unit was recently sold to Clyde Petroleum in Indonesia, the first sale for use in the South China Sea.


     FRAME AGREEMENT WITH AUTRONICA AS

     On October 1, 1996, the Company entered into a frame agreement with Autronica AS ("Autronica"), a Norwegian company within the Whessoe PLC group, for Autronica to exclusively distribute certain FCI products for offshore applications in regions of the world where there is oil and gas production offshore, including certain countries in the North Sea, West Africa, the Middle East and the Southeast Asia areas. The agreement was accompanied by an order for approximately $93,000 of the Company's products. The Endress + Hauser acquisition of Whessoe Varec was accompanied by the spinning off of Autronica to Navia, a Norwegian company. Their marketing was refocused and as a result did not include any third party distribution activity. The Agreement was consequently terminated without prejudice to either party.

     EXCLUSIVE DISTRIBUTION AGREEMENT WITH UNIVERSAL ELECTRONICS & COMPUTERS,
INC.

     On February 7, 1995, FCI Environmental entered into a two-year exclusive distribution agreement with Universal Electronics & Computers, Inc. ("UECI"), a corporation of the Republic of China. Pursuant to the agreement, FCI Environmental agreed to provide UECI with certain environmental products, accessories and parts, and UECI agreed to act as an independent contractor of FCI Environmental to promote and sell such products exclusively in the Republic of China. The agreement automatically renewed for another two years. Projects with China Petroleum and the ROC military are ongoing and other projects are pending. UECI has purchased in excess of $100,000 of the Company's products.

     MARKET DEVELOPMENT AGREEMENT WITH MITSUI MINERAL DEVELOPMENT ENGINEERING CO., LTD.


     On May 31, 1995, the Company, through FCI Environmental, entered into a two-year joint market development agreement with Mitsui Mineral Development Engineering Co., Ltd. ("MINDECO") pursuant to which the Company and MINDECO are developing the Japanese market for the Company's products, initially limited to petroleum hydrocarbon products. In general, the Company supplied the products and MINDECO demonstrated, marketed and sold them. In addition, the Company and MINDECO have agreed to use their best efforts to achieve a minimum sales target of $1,000,000. As of the end of the initial term, unless the Company and MINDECO agree to convert the market development agreement into a distributorship agreement or terminate it, the market development agreement automatically renews itself for one year on a non-exclusive basis. The agreement was automatically renewed as of the end of its original term. To date, the agreement has not resulted in material revenues for the Company.


     EXCLUSIVE REPRESENTATIVE AGREEMENT WITH SHINHAN SCIENTIFIC CO., LTD.


     On February 9, 1995, FCI Environmental entered into a two-year exclusive representative agreement with Shinhan Scientific Co., Ltd. ("Shinhan"), a corporation of the Republic of Korea, which agreement was automatically extended for an additional two year period ending February 9, 1999. Pursuant to the agreement, FCI Environmental agreed to provide environmental products, accessories and parts to Shinhan, and Shinhan agreed to act as an independent contractor of FCI Environmental to promote and sell such products exclusively in the Republic of Korea. Shinhan is actively involved in the developing UST regulatory process in the Republic of Korea and has made initial sales to indigenous oil companies. To date, the agreement has not resulted in material revenues for the Company.


     LETTER OF INTENT WITH AMERASIA CONSULTING, LTD.

     On November 1, 1994, the Company entered into a letter of intent with AmerAsia Consulting, Ltd. ("AmerAsia"), pursuant to which AmerAsia agreed to develop, on a non-exclusive basis, marketing and joint venture opportunities for the Company in Asia and Europe and to introduce the Company to parties in those areas interested in marketing the Company's technology and products.
In consideration for its consulting services, AmerAsia receives compensation specific to each opportunity identified by it as mutually agreed upon by the Company and AmerAsia. FiberChem has, to date, granted to AmerAsia options to purchase 125,000 shares of Common Stock exercisable at $1.00 per share, which was at or above the fair market value on the dates such options were granted. Shinhan, UECI and MINDECO, with which the Company has entered into the agreements described above, were all introduced to the Company by AmerAsia. AmerAsia is currently involved with introduction of FCI into the People's Republic of China where there is a large potential project for underground storage tank leak detection. The award of this project is expected to occur in Fiscal 1998.

     LETTER OF INTENT WITH THE LOBBE GROUP


     On June 7, 1995, FCI Environmental signed a letter of intent with the Lobbe Group ("Lobbe") to develop certain European markets for FCI Environmental's petroleum hydrocarbon products. The advent of both the Autronica and Whessoe Varec alliances and changes in market focus at Lobbe resulted in a reduced role for Lobbe group. At the same time Lobbe restructured its operations. The companies have reverted to a non-exclusive relationship with no prejudice to either party. The agreement has not resulted in material revenues for the Company since Lobbe's initial $90,000 purchase in June 1995.


     SALES AND DISTRIBUTION AGREEMENT WITH QED ENVIRONMENTAL SYSTEMS, INC.

     On March 30, 1996, the Company, through FCI Environmental, entered into an agreement with QED Environmental Systems, Inc. ("QED"), pursuant to which the Company granted QED the exclusive right to acquire the PHA-100 Portable Hydrocarbon Analyzer for Direct Analysis of Hydrocarbons in Water and Vapor (the "PHA-100") in a private label configuration for resale into the ground water monitoring and remediation market in all 50 states. QED agreed to purchase the PHA-100 and other products at specified prices and in certain minimum amounts. QED failed to purchase the minimum amount of products, and the Company terminated the agreement effective January 7, 1997. The
Company commenced legal action against QED seeking payment for unpaid invoices and other damages. QED filed counterclaims, and the matter was scheduled for early neutral evaluation. The Company and QED reached a full and final settlement in this action in January 1998. See "Legal Proceedings."

     SIPPICAN


     The Company has had a licensing agreement with Sippican Corporation of Marion, MA, a defense contracting company which had planned to move into the environmental market but reversed its course. The Company and Sippican negotiated a position allowing Sippican to transfer its rights to a third party, while minimizing the potential for competition to the Company from Sippican or others. Those rights have been recently transferred to Osmonics, Inc., a leading supplier of potable water equipment to the beverage industry and the water utility market. It is believed that this new relationship between Osmonics and the Company will generate significantly higher royalty revenue than previously through Sippican. Sippican is a $30 million defense naval warfare company which had aspirations in the environmental market. Osmonics is a $200 million water quality company, entirely dependent on revenues from that market. Neither agreement has resulted in significant revenues for the Company to date.


     COMPETITION

     In the opinion of Management, the primary bases of competition in the markets for the Company's products are the distinctive and special qualities of the products, their reliability and ease of use and price.

     Management believes that the distinctive capabilities of the Company's FOCS-Registered Trademark- technology provide competitive advantages in its markets. The Company is unaware of any other product in the marketplace, that can monitor petroleum hydrocarbons at all three desired monitoring points, i.e., the vapor area above the water body, the floating hydrocarbons at the water/air interface and the hydrocarbons dissolved in the water. Management believes that this capability, coupled with the FOCS-Registered Trademark-'s rapid response time and reversibility (the ability to measure both increasing and decreasing levels of pollutants), together with its response to a wide variety of petroleum hydrocarbons, provide the Company with a competitive advantage. In particular, the wide dynamic range of the measuring technology allows the detection of new leaks on top of old contamination. The Company's Florida certification is a direct result of this capability.


     Most tank leak detection methods currently in use are periodic tests. The early warning and early detection of leaks provided by the Company's continuous monitoring systems enable users to minimize environmental damage, liability and cleanup costs relating to leaks that might otherwise occur and remain undetected between periodic tests. In addition, the Company's products permit tanks to be evaluated without being taken out of service, whereas, many competing methods require that tanks be taken out of service for a period of time. The AST leak detection market requires regulations to be enforced to exist. End users usually do not purchase leak detection equipment except for regulatory compliance. However, when regulations are promulgated, and when deadlines are set and enforced, the result can be a significant opportunity to supply products to the regulated community in a readily definable period of time. This is, in fact, the situation in the Florida AST market. Companies have to be in compliance by December 1999. Of the three options, continuous leak detection, double bottomed tanks and dike liners, continuous leak detection is by far the lowest cost. Further, to be a supplier for each of the three options, products have to be certified or approved. In the case of leak detection, a stringent third-party testing process is required prior to acceptance. Only certified products from suppliers who have passed acceptance are considered when compliance plans are reviewed by Florida DEP. To date, only the Company's PetroSense-Registered Trademark- product line has been approved for continuous detection of leaks from ASTs although there can be no assurance that other products will not be approved.



     Competitors such as Tracer Research, Inc. (Tucson, AZ) and Arizona Instruments, Inc. (Phoenix, AZ) offer products which provide competition in certain situations. Tracer Research, Inc. has received approval by Florida DEP for its periodic leak detection system for ASTs. The approval is conditional in that it specifies certain operating conditions which must be met. There is a specified inoculation period during which the tank is essentially out of service. This is followed by sampling vapor wells and the site for presence of the tracer. These samples are analyzed off site. Use of this technique is conditional upon maintaining the specified inoculation time and testing only when ground water levels allow. The test has to be performed every thirty days. The Company believes these conditions of use provide a competitive advantage to continuous PetroSense-Registered Trademark- products, since groundwater levels often reach the tank bottom during rainy periods in low lying coastal areas such as Florida.



     Arizona Instrument Corporation markets a competitive leak detection product line mainly to the military marketplace. Its acceptance in the commercial arena has been limited by its use of a pumping system to draw samples of vapor to the sensor device. High groundwater levels can fill the sample tubes with water and shut down the system. The sensor device is limited to detection of lower levels of hydrocarbons than competing technologies and has not been approved for use in Florida for contaminated sites. As a result, it is not a competitor for the Florida AST market.



     The Company's PetroSense-Registered Trademark- product line monitors continuously and detects the level of petroleum hydrocarbons whether the sensor is in a wet or dry environment.


     Many competing methods used to detect and quantify the presence of petroleum hydrocarbons in the field (e.g., for groundwater monitoring wells, soil remediation sites, process streams and waste water streams) consist of extracting a sample, then analyzing the sample using field or laboratory analytic instruments such as gas chromatographs. This process may take several days. The Company's products provide IN SITU, real-time results with accuracy closely correlating with laboratory results. Additionally, the products' analog outputs offer the capability to provide feedback loops for process control. Other companies offer competing technologies in most of the application areas that the Company has targeted. Turner Designs (Sunnyvale, CA), Filco (Lafayette, LA) and Wilks (Norwalk, CT) offer alternatives to the Freon IR method. In each instance, these are small companies with limited resources. In each case, the technology used has limits and in each case these competitors do not provide the full line of both portable and continuous monitoring products offered by the Company.

     The offshore produced water market exists because Freon is no longer manufactured under the Montreal Protocol. The acceptance of a replacement technology is dependent on the increasing cost and lack of availability of Freon, together with economic conditions such as the price of oil.

     In each market, the competition to the Company's products utilizes direct selling through its own sales force and through manufacturers representatives. The Company has established an alliance with a leader in the AST instrumentation field, Whessoe Varec. In its other markets, the Company utilizes the same direct sales approach.

     GOVERNMENT REGULATION

     In the United States, numerous environmental laws have been enacted over the last three decades. These include the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Conservation and Liability ("Superfund") Act, the Clean Air Act, the Clean

Water Act, the National Environmental Policy Act which established the EPA and others. The Clean Air and Clean Water Acts require measurement, monitoring and control of municipal, industrial and other discharges of hydrocarbons and numerous other substances including heavy metals, toxic gases, chlorinated solvents and fertilizer and pesticide residues.

     Many of the Company's sales projections were made with the assumption that, at the Federal level, there would be a strong regulatory climate on matters involving the environment. In recent years, however, with the Congressional de-emphasis of environmental matters, and the accompanying delays in enactment and/or enforcement of environmental mandates, these projections turned out to be optimistic, at least in their timetable. Consequently, FiberChem's management identified market segments that were driven by other forces. Notwithstanding the slow down at the federal level, the Company recognized that the State of Florida represented a short-term opportunity for aboveground tank leak detection and set about getting its sensor products specified. At the same time, the phase out of Freon presented the Company with an opportunity to establish its technology as the preferred replacement for the existing Freon/Infrared method for measurement of total petroleum hydrocarbons (TPH) in process water streams.

     Although present federal laws do not require leak detection for ASTs, many state and local governments have enacted or are considering regulations requiring leak detection for ASTs. Two pieces of legislation are pending before Congress and the EPA has proposed a collaboration with the American Petroleum Institute ("API") on voluntary AST programs in which leak detection is a significant factor. As part of this collaboration, API is conducting a test of leak detection equipment at an operating tank farm. The Company's products and those of two other companies were selected for this evaluation. The State of Florida has perhaps the most stringent regulations and FCI is believed to be the only company to have certification for both uncontaminated and contaminated sites in Florida. The Company believes that similar regulations are being finalized in Virginia, Wisconsin, Pennsylvania and other jurisdictions.

     INTERNATIONAL REGULATORY ACTIVITY

     Several countries have environmental laws or regulations in place or being implemented that affect the market for the Company's products. Belgium has a new environmental law that regulates retail gas stations. Canada's Ontario Province has an AST regulation in process. The Republic of South Korea has a UST law which is currently being implemented. Taiwan has committed to significant expenditure for environmental clean up. Finland has proposed leak detection for retail gasoline stations and has recently promulgated clean up regulations backed by government funding for the clean up of contaminated retail sites in the country. The Company is working with its international distributors and others to promote the Company's products and enhance its name recognition in these countries so that the Company's products are taken into consideration when legislation and regulations are promulgated.

     MANUFACTURING

     The Company manufactures the FOCS-Registered Trademark- sensors and probes at its facilities located in Las Vegas, Nevada. Printed circuit boards incorporated in the Company's products are fabricated and assembled by other companies using high quality commercially available components.

     The PHA-100 incorporates an instrument originally developed and manufactured to the Company's specifications by others. Component parts and subassemblies are now being purchased directly by the Company, but final assembly and testing is performed directly by the Company. The data logging and control instruments incorporated in the CMS systems are commercially available from a number of manufacturers; however, the Company has chosen one primary supplier, and integrates the instrument with the Company's DHP, operating and control software, personal computers and peripheral devices such as alarms. Accessory kits are configured by the Company using both commercially available and specially manufactured components.

     The Company is in the process of undergoing certification under ISO 9001, the international standard for the maintenance and improvement of product quality. This certification is expected to be completed during Fiscal 1998.

     RESEARCH AND DEVELOPMENT

     The Company shifted its emphasis in 1996 and 1997 to applications development of the petroleum hydrocarbons product line, particularly in the areas of produced water and waste water. Peripherals were developed to allow the FOCS-Registered Trademark- technology to function in highly contaminated flowing water streams by automatically rinsing the probe on demand. This led to the development of the OilSense-4000-Registered Trademark- a completely integrated system for use on offshore platforms.

     The Company also put significant effort into developing both methodology and software for the use of the water-only versions of the portable unit (PHA-100W and PHA-100WL) in the storm and waste water and offshore produced water markets.

     SENSORS


     The sensors market represents the Company's largest potential market, primarily because applications for sensors are much wider than those for the Company's environmental products. Developed in cooperation with Texas Instruments with the technology patented by FCI, sensors have the potential to revolutionize a wide range of consumer, industrial, commercial, automotive, military and medical products.


     This new concept, based on an optical platform that is essentially a double beam spectrometer on a plug-in base in a standard 20-pin integrated circuit package, utilizes standard TI components for ease of design compatibility. These devices incorporate waveguides onto which a chemical matrix may be coated. The presence of a chemical analyte which causes a change in the refractive index, absorption or fluorescence of the waveguide material results in a change which can be detected, measured and related to concentration of the analyte, whether in the aqueous or gaseous phase.

     While these sensors can be used in hardware currently under development at the Company, e.g., portable dosimeter devices as well as continuous monitoring probes and associated hardware, the primary application for these Sensors-on-a-Chip-Registered Trademark- lies in the OEM marketplace. This market is characterized by clients who have needs or wants for sensors that give their products an advantage in their marketplace.

     Examples of ongoing developments include:


     - a fail-safe flammable gas sensor for a household appliance control system
     - a breath alcohol sensor for an ignition interlock device for automotive use
     - a fuel/air ratio sensor for automotive use
     - a gasoline vapor sensor for a gasoline retailing application
     - a carbon monoxide sensor for residential and commercial use
     - an ammonia sensor for refrigerant levels in food processing facilities
     - Sensors for detection of breakthrough of toxic gasses from personal protective equipment.


     These applications represent sensors with selling prices anticipated to be in the $5.00 to $150.00 range depending upon application and volume.


     The Company also has invented a proprietary method of analysis for chemical and biological molecules which is essentially a solid state version of the well-known immunoassay technology. This technology was borrowed from the medical community and applied to environmental monitoring. The
Company's invention has potential application to sensor development in areas previously relegated to expensive and slow laboratory analysis. When applied to the Sensor-on-a-Chip-Registered Trademark- this technology could provide a range of sensors and hardware products which could substitute for laboratory analysis in the biomedical and biological analysis marketplace. As an example, the Company recently demonstrated an immunoassay for cocaine and other drugs of abuse that reached a detection limit of 400 parts per trillion.


     TEXAS INSTRUMENTS, INC. ("TI")

     On June 15, 1995, the Company entered into an intellectual property license agreement and a cooperative development agreement with TI. Under the License Agreement, TI licensed the Company's patented FOCS-Registered Trademark- for use with TI's Optoelectronics technology. The Company granted TI an exclusive worldwide royalty-bearing license to develop, produce and market chip-based chemical sensors for specific applications. In exchange, TI granted the Company a non-exclusive worldwide royalty-bearing license to certain TI technology. The license agreement terminates when the last
Company or TI patent concerning the technology under the license agreement expires. The

License Agreement and Cooperative Development Agreement replace similar agreements between the Company and TI, entered into in January 1992, with a goal of miniaturizing the Company's FOCS-Registered Trademark- technologies into microchip sensors. This development work with TI is also the basis for the Sensor-on-a-Chip-Registered Trademark-product which is the subject of the joint development agreement with Gilbarco described below. The Company has been granted a United States patent on chip-based sensors in general and has applied for a patent on a chip-based toxic gas sensor.

     Under the cooperative development agreement, the Company and TI agreed to design and develop certain custom FOCS-Registered Trademark- based sensors for TI's exclusive use. The first chip-based sensor has been developed for carbon monoxide (CO). Chemistry development is essentially completed.
Recent changes in the UL Standard for residential CO detectors and significant changes in market dynamics have impacted on the introduction of this product by TI.


     Since the Company developed a working relationship with the Optoelectronics Development Group within TI's Semiconductor Group, the Company has identified and pursued a number of opportunities in the sensor area, some introduced by TI, others directly by the Company. It is expected that an expanded marketing activity on the part of TI will result in additional opportunities in the near future.


     AGREEMENT WITH ALCOHOL SENSORS INTERNATIONAL, LTD.

     The Company with the assistance of and pursuant to specifications and know-how of Alcohol Sensors International, Ltd. ("ASI"), has developed chemical sensors for the breath alcohol (ethanol) testing industry and market. On November 8, 1996, the Company, through FCI Environmental, entered into an agreement with ASI pursuant to which the Company granted ASI exclusive right, title and interest (including sales and marketing rights) to such alcohol sensors for the breath alcohol testing industry and market. In consideration therefor, ASI agreed to market, promote and sell instruments employing such alcohol sensors on a worldwide basis and to pay the Company development and licensing fees over the term of the agreement. The term of the agreement is for five years and may be renewed by ASI for successive five-year terms upon written notice to the Company not less than sixty days prior to the expiration of the prior term. Development is continuing.

     JOINT DEVELOPMENT AGREEMENT WITH GILBARCO, INC.


     The Company, through FCI Environmental, completed the development for Gilbarco of a low-cost sensor for the detection of gasoline vapor in Phase II vapor recovery systems for gasoline dispensing equipment. The introduction of the equipment is pending the promulgation of regulations by the California Air Resources Board (CARB) establishing a compliance date for new dispensers, followed by an as yet undetermined phase in period for retrofitting of existing dispensers.

Recently, Gilbarco has begun a program of cold weather testing of a gasoline dispenser equipped with the sensor in anticipation of action by CARB.


     BECHTEL NEVADA

     In June 1995, the Company entered into a Cooperative Research and Development Agreement ("CRADA") with the U. S. Department of Energy ("DOE") through its operating entity Bechtel Nevada, Inc.'s Remote Sensing Laboratory in Las Vegas, Nevada to develop low-cost, rugged demountable probes suitable for use with the Sensor-on-a-Chip-Registered Trademark- platform. This development resulted in the production of a prototype probe to carry up to three chips. New development has focused on a dosimeter device for hand held use and is ongoing.

     In March 1996, the Company entered into a contract with DOE through Bechtel Nevada, to develop a chip-based sensor for trichloroethylene at the ppb level in water. The first phase of the contract, the selection, evaluation and verification of an appropriate chemistry, was completed in September 1996. The second phase of this contract, development of prototype chip sensors, has not been funded.

     OTHER SENSOR DEVELOPMENT

     The Company is further developing numerous other sensors for specific contaminants and properties. Certain sensors are completed, but will not be introduced into manufacturing until the Company has the resources to finalize the design of the chip-based platform for that specific application. Other sensors are still in the chemistry development stage. The current status of the Company's sensor development is outlined in the table below, showing analytes measured, their stage of development, targeted sensitivity (capability of measurement) and the particular media monitored:

                                                   Stage of                               Targeted
         Type                                     Development                           Sensitivity/Media
--------------------------                        -----------             -----------------------------------------
 pH                                               Prototype               2-12  in water
 Trichloroethylene ("TCE")                        Development             ppb in water (1)

                                                  Stage of                       Targeted
         Type                                    Development                 Sensitivity/Media
--------------------------                       -----------             ---------------------------
Heavy Metals (total of 7)                        Development             ppb in water (1)
Phosphates                                       Development             ppm in water, soil (1)
Sulfates                                         Development             ppm in water, soil (1)
Hydrazine                                        Development             ppb in air, water, soil (1)
Total Organic Carbon ("TOC")                     Research                ppb in water (1)
Total Organic Chloride ("TOCl")                  Research                ppb in water (1)


(1) Targeted sensitivity for sensors in the development and research stage will be established as they enter into the prototype stage. The development target is to meet the regulatory compliance requirements.

     The Company also believes that its technology may be adapted for use in sub-sea modules under development by Asea Brown Boveri for Norsk Hydro.
These developments are intended to replace the current platform operations at the surface with unmanned operations on the ocean floor. The Company has also had preliminary discussions with a Norwegian Company Sea team to incorporate its sensors into remote operating vehicles for undersea pipeline leak detection.

     The Port of Rotterdam has proposed to remediate its facility through state-of-the-art bioremediation and the operating consortium has selected the Company to be the technology vendor for monitoring systems.

     The Company's spending on research and development activities during Fiscal 1997 and 1996 was $1,257,324 and $1,233,054, respectively, and for the three-month periods ended December 31, 1996 and 1997 was $340,806 and $191,892, respectively.

     COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

     The Company has determined the costs and effects of compliance with federal, state and local environmental laws to be minimal in amount and exposure. The Company spends less than 1% of its total expenditures to comply with the various environmental laws.

     EMPLOYEES


     As of September 18, 1998, the Company and its subsidiaries employed 19 persons on a full-time basis. These include Geoffrey F. Hewitt, President and Chief Executive Officer; Melvin W. Pelley, Chief Financial Officer and Thomas A. Collins, President of FCI Environmental. The Company also employed three administrative persons; one scientist; five laboratory and manufacturing technicians; one manager of manufacturing; one materials, production control, shipping and receiving specialist; two engineers; one sales applications specialist; and two strategic business unit sales managers.

     FACILITIES


     In September 1989, the Company leased approximately 15,000 square feet of space in a new multi-tenant showroom/warehouse/distribution facility within Hughes Airport Center, 1181 Grier Drive, Suite B, Las Vegas, Nevada. The Company is currently using approximately 8,000 square feet of its facility for production, 4,000 square feet for research, development and engineering and the remaining 3,000 square feet for marketing and administrative purposes. The lease was for five years and expired on February 28, 1995. The Company and the lessor have agreed to a month-to-month lease which is terminable by either party upon 30 days' notice. Current base monthly payments under the month-to-month lease are $12,786. Rent expense during Fiscal 1996 and 1997 was $172,492 and $172,551, respectively, and for the nine month periods ended June 30, 1997 and June 30, 1998 was $129,891 and $129,039, respectively. The Company is pursuing alternatives including a renewal of the current lease at approximately the current base monthly rental charge.


     LEGAL PROCEEDINGS

     On February 20, 1997, FCI Environmental, Inc. ("FCIE") commenced a lawsuit in the State Court of Nevada (No. A370091) (the "State Action") against QED Environmental, Inc. ("QED"). FCIE alleged a breach of a Sales and Distribution contract dated March 29, 1996 between FCIE and QED. FCIE is seeking $123,800 in direct damages and $297,075 in consequential damages.
QED filed a motion to remove the State Action to the United States District Court, District of Nevada. On April 10, 1997, the State Action was removed to Federal Court and was assigned the Docket No. CU-S-97-00406 (DWH). QED filed a counterclaim against the Company and brought a third-party complaint against certain officers and employees and former employees of the Company, seeking reimbursement of $62,223 paid by QED pursuant to the subject contract. The Company has responded to the counterclaim denying all of QED's counterclaims. Upon QED's motion which was unopposed, the Court ordered the parties to proceed to early neutral evaluation in January 1998. FCIE and QED reached a full and final settlement in this action in January 1998. In accordance with the settlement agreement, the terms of the settlement are confidential, and had no material effect on the financial position of the Company or the results of its operations.


     A former distributor, D2E, filed an action in the Commercial Court of Nanterre, France on June 4, 1997 claiming improper termination of an exclusive distribution agreement by FCI Environmental, Inc. The action seeks monetary damages of approximately $200,000 at current exchange rates. A hearing on the merits of the dispute originally scheduled for June 23, 1998 has been adjourned until September 22, 1998. The Company does not expect an adverse outcome and believes that even in the event of an adverse outcome, such an outcome would not have a material effect on its financial position or results of operations.

                                  MANAGEMENT
     DIRECTORS AND  EXECUTIVE OFFICERS

     The names, ages and respective positions of the Executive Officers and Directors of the Company are as follows:

Name                         Age     Position
----                         ---     ---------
Geoffrey F. Hewitt           55      Chairman  of the Board, President, Chief
                                     Executive Officer and Class A Director

Byron A. Denenberg           63      Class C Director

Irwin J. Gruverman           64      Class A Director

Walter Haemmerli             68      Class B Director

Gerald T. Owens              71      Class C Director

Melvin W. Pelley             53      Chief Financial Officer and Secretary

     The names, ages and respective positions of the Executive Officers and Directors of FCI Environmental are as follows:

Name                     Age         Position
----                     ---         ---------
Geoffrey F. Hewitt       55          Chief Executive Officer and Director

Melvin W. Pelley         53          Chief Financial Officer, Secretary and
                                     Director

Thomas A. Collins        51          President

     GEOFFREY F. HEWITT has served as Chairman of the Board since November 14, 1997 and as President and Chief Executive Officer of the Company, as well as Chief Executive Officer of FCI Environmental since August 1995. Mr. Hewitt was appointed as a Director of the Company on September 11, 1996. He has also served as a Director of FCI Environmental since April 1994 and as
its President from April 1994 to November 1996.   He served as Chief
Operating Officer of FCI Environmental from April 1994 to August 1995. Prior thereto, from 1977 until March 1994, Mr. Hewitt served as Vice President of worldwide sales and marketing for H.N.U. Systems, Inc., a manufacturer of environmental and material analysis instrumentation.

     BYRON A. DENENBERG has served as a Director of the Company since August 1995. Mr. Denenberg has been a private investor since 1991. Mr. Denenberg was co-founder in 1969 of MDA Scientific, Inc. ("MDA"), a manufacturer and marketer of toxic gas monitoring systems, where he was CEO from inception until 1991. MDA was purchased by Zwellweger Uster AG in 1988. Mr. Denenberg received a B.S. degree in Mechanical Engineering from Bucknell University, Lewisburg, Pennsylvania. He currently serves as a Director of RCT Systems, Inc., MST Measurement Systems, Inc., FPM Analytics, Inc., and Microsensor Technologies, GmbH.

     IRWIN J. GRUVERMAN has served as a Director of the Company since May 1994. Since 1990, Mr. Gruverman has served as the General Partner for G&G Diagnostics Funds, a venture capital business, and in 1982 founded and currently serves as Chairman of the Board of Directors and Chief Executive Officer of Microfluidics Corporation, an equipment manufacturer and process research and development company.

     WALTER HAEMMERLI has served as a Director of the Company since February 1990. Mr. Haemmerli has been the Chief Executive Officer since 1978 of Manport AG, Zurich, Switzerland, an investment management company owned by him. Mr. Haemmerli was employed by Union Bank of Switzerland, Geneva, Basle and Zurich form 1960 to 1978, holding the position of Vice President from 1970. Mr. Haemmerli serves on the Board of Directors and is Vice-Chairman of Privatbank Vermag AG, Chur, Switzerland, and is a Member of the Board of Directors for American Cold Storage, Inc., Louisville, Kentucky.

     GERALD T. OWENS has served as a Director of the Company since December 1987. Mr. Owens served with Mobil Oil from 1962 to 1983 when he retired. At retirement, he was President of Mobil Sales and Supply Corporation, a wholly-owned subsidiary of Mobil Oil, and he was a Vice President of Mobil Oil. From 1951 to 1961, Mr. Owens practiced law with the law firm of Andrews and Kurth in Houston, Texas. Mr. Owens received an L.L.B. degree from the University of Texas in 1950 and a B.A. degree in history in 1948 from the University of Texas. He serves as Chairman of the Board of Trustees for the Kenny Stout Memorial Golf Foundation, and as a member of the Board of Trustees for the Monterey Institute of International Studies.

     MELVIN W. PELLEY has been the Chief Financial Officer and Secretary of the Company since April 1994 and has been Chief Financial Officer and Secretary of FCI Environmental since June 1993. Prior thereto, from 1988 he was Vice President of Finance and Administration of Acoustic Imaging Technologies Corporation, Phoenix, Arizona, a manufacturer of diagnostic ultrasound medical equipment. From 1983 to 1988 he was Director of Costs, Financial Planning and Analysis of ATL. From 1977 to 1983, Mr. Pelley was Chief Financial and Administrative Officer for ADR.

     THOMAS A. COLLINS has served as President of FCI Environmental since November 1996 and as Vice President of International Marketing and Product Development from March 1996 to November 1996. Prior thereto, from 1992 he was Director of International Sales and Product Marketing of Arizona Instrument Corporation, a manufacturer of environmental and control instrumentation; from 1990 to 1992 he was Director of Marketing of Wayne Division, Dresser Industries, Inc., a manufacturer of dispensing equipment for the gasoline industry; from 1986 to 1989 he was Manager of Domestic Retail Marketing for Diebold, Inc., a manufacturer of transaction terminals in the petroleum retailing market; and from 1968 to 1986 he held marketing and engineering positions at ARCO Petroleum Products Co.

     Officers serve at the discretion of the Board of Directors. All Directors hold office until the expiration of their terms and the election and qualification of their successors. The Company's Board of Directors is divided into three classes of approximately equal size with the members of each class elected, after an initial phase-in-period, to three-year terms expiring in consecutive years. Mr. Gruverman, Mr. Conrad and Mr. Hewitt were elected to three-year terms as Directors at the

Company's June 1997 Annual Meeting of Shareholders. Mr. Conrad resigned on April 8, 1998. Mr. Loomis and Mr. Haemmerli were elected to three-year terms as Directors at the Company's May 1996 Annual Meeting of Stockholders. Mr. Loomis resigned on December 23, 1997. Mr. Owens was elected to a three-year term as Director at the Company's May 1995 Annual Meeting of Stockholders and Mr. Denenberg was appointed to the Board of Directors in August 1995.

     In January 1993, the Company established a Stock Option Committee. The Stock Option Committee is responsible for the granting of stock options under the Company's Stock Option Plans. The Company also established a Compensation Review Committee, which is responsible for reviewing the compensation of the Company's executives and employees. In August 1995, Mr. Owens and Mr. Haemmerli were appointed to a single Compensation Review and Stock Option Committee. Also, in August 1995, Mr. Loomis and Mr. Owens were appointed to a newly established Audit Committee. Mr. Gruverman was added to the Audit Committee on November 14, 1997 and Mr. Loomis resigned on December 23, 1997. The Board of Directors did not have a standing nomination committee or committee performing similar functions during the fiscal year ended September 30, 1997.

EXECUTIVE COMPENSATION

     The compensation paid and/or accrued to each of the executive officers of the Company and its subsidiaries and of all executive officers as a group, whose annual compensation exceeds $100,000, for services rendered to the Company during the three fiscal years ended September 30, 1997, was as follows:

SUMMARY COMPENSATION TABLE


                                                                                   Long Term Compensation
                                                                          ----------------------------------------
                                         Annual Compensation                      Awards               Long-Term
                                 ---------------------------------------  --------------------------      Other
                                                             Other        Restricted   Securities       Incentive         All
 Name of Individual      Fiscal                              Annual          Stock      Underlying        Plan          Other
 and Principal Position   Year    Salary($)   Bonus($)   Compensation($)   Awards($)  Options/SARs(#)   Payouts($)  Compensation($)
-----------------------  ------  -----------  --------  ----------------  ----------  ---------------   ----------  ---------------

Geoffrey F. Hewitt       1997    $205,000(1)  $     --      $    --           --         125,000         $     --     $       --
President and CEO of     1996    $195,768     $     --      $    --           --         100,000         $     --     $       --
FiberChem, Inc. and CEO  1995    $177,596     $     --      $    --           --          75,000         $     --     $       --
of FCI Environmental,
Inc.

Dale W. Conrad           1997    $     --(3)  $     --      $ 2,709(2)        --          25,000         $     --     $       --
Chairman of the Board    1996    $ 18,730     $     --      $13,594(2)        --          35,000         $     --     $       --
of FCI Environmental,    1995    $112,535     $     --      $    --           --          60,000         $     --     $       --
Inc.

Melvin W. Pelley         1997    $136,708(4)  $     --      $    --           --          75,000         $     --     $       --
Chief Financial Officer  1996    $126,461     $     --      $    --           --          50,000         $     --     $       --
of FiberChem, Inc. and   1995    $113,346     $     --      $    --           --          25,000(2)      $     --     $       --
of FCI Environmental,
Inc.

David R. LeBlanc         1997    $  5,288(6)  $     --      $    --           --               0         $     --     $       --
Vice President - Sales   1996    $125,000     $     --      $    --           --           5,000         $     --     $       --
and  Marketing of        1995    $123,588     $     --      $    --           --           5,000         $     --     $       --
FCI Environmental,
Inc.

Thomas A. Collins        1997    $129,708(5)  $     --      $    --           --          75,000         $     --     $       --
President of             1996    $ 70,192     $     --      $    --           --         100,000         $     --     $       --
FCI Environmental,       1995    $     --     $     --      $    --           --              --         $     --     $       --
  Inc.


-----------

(1) Includes $14,808 in accrued but unpaid salary, earned during the period from June 15 through September 30, 1997. Payment has been deferred until after January 1, 1998 at the Company's discretion. From June 15, 1997 through August 1, 1998, a total of $61,346 has been deferred.

(2) Consulting fees of $2,709 paid during Fiscal 1997; Directors' compensation of $11,194 and consulting fees of $2,400 paid during Fiscal 1996. Amounts earned, net of applicable taxes, reduced the Promissory Notes issued by Mr. Conrad to the Company for the exercise of options.

(3)  Resigned April 8, 1998.

(4) Includes $8,615 in accrued but unpaid salary, earned during the period from June 15 through September 30, 1997. Payment has been deferred until after January 1, 1998 at the Company's discretion. From June 15, 1997 through August 1, 1998 a total of $35,692 has been deferred.

(5) Hired March 1, 1996 as Vice President of International Marketing and Product Development; President of FCI Environmental since November 1996. Includes $6,730 in accrued but unpaid salary, earned during the period from June 15 through September 30, 1997. Payment has been deferred until after January 1, 1998 at the Company's discretion. From June 15, 1997 through August 1, 1998, a total of $27,885 has been deferred.

(6) Resigned July 1996; compensated at the rate of $125,000 annually through October 5, 1996.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                 Number of           Percent of Total
                                 Securities            Options/SARs
                                 Underlying               Granted               Exercise
                                Options/SARs             to Employees            or Base                    Expiration
 Name of Individual               Granted               In Fiscal Year        Price($/Share)                    Date
-----------------------    ---------------------    ---------------------   ------------------       -------------------------

 Geoffrey F. Hewitt             125,000(3)                  27.8%                 $  0.25                September 12, 2007
 Dale W. Conrad                  25,000(4)                   5.6%                 $  0.22                   May 29, 2007
 Melvin W. Pelley                75,000(3)                  16.7%                 $  0.25                September 12, 2007
 David R. LeBlanc                    --                       --                       --
 Thomas A. Collins               75,000(3)                  16.7%                 $  0.25                September 12, 2007

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES


                                                                      Number of Securities               Value of Unexercised
                                                                     Underlying Unexercised                 In-The-Money
                                 Shares                                   Options/SARs                      Options/SARs
                               Acquired on          Value            at Fiscal Year End (#)             at Fiscal Year End ($)
 Name of Individual           Exercise (#)      Realized ($)        Exercisable/Unexercisable         Exercisable/Unexercisable
 -----------------------     ---------------   ---------------  --------------------------------   --------------------------------

 Geoffrey F. Hewitt              18,961          $(3,262)(1)              486,247 / 0                   $(255,740) (2) / $0
 Dale W. Conrad                      --          $                        120,000 / 0                   $ (20,781) (2) / $0
 Melvin W. Pelley                74,712          $(9,068)(1)               75,000 / 0                   $   2,344      / $0
 David R. LeBlanc                     0          $     0                   98,350 / 0                   $ (21,514) (2) / $0
 Thomas A. Collins                    0          $     0                  175,000 / 0                   $ (69,531) (2) / $0

---------
(1) Certain options were exercised at exercise prices which exceeded fair market value at the time of exercise, resulting in negative "Value Realized."

(2) The options' exercise price exceeded their fair market value as of September 30, 1997, resulting in negative "Value of Unexercised In-The-Money Options."

(3) Exercisable upon grant on September 12, 1997 and until September 12, 2007 at $0.25 per share.

(4) Exercisable upon grant on May 29, 1997 and until May 29, 2007 at $0.22 per share.

LONG-TERM INCENTIVE PLANS

     Effective January 1, 1994, the Company implemented an Internal Revenue Code Section 401(k) Profit Sharing Plan (the "Plan"). The Plan provides for voluntary contributions by employees into the Plan subject to the limitations imposed by Internal Revenue Code Section 401(k). The Company will match employee contributions at a rate of 50% of the employee's contribution up to a maximum of 2% of the employee's compensation. The Company matching funds are determined at the discretion of management and are subject to a five-year vesting schedule from the date of original employment.

DIRECTORS COMPENSATION

     In September 1996, the existing base compensation fee of $10,000 per year for non-management directors was eliminated, replaced by the granting of options to purchase 25,000 shares of Common Stock of the Company. Fees for attendance at Board meetings were suspended. Fees for service as Chairman and fees for committee service were also eliminated and replaced by the granting of options to purchase from 4,000 to 12,500 shares of Common Stock of the Company.

     During Fiscal 1996, the Company expensed an aggregate of $99,000 in Directors' compensation for the Company's six non-management Directors, applying $42,451 to the payment of Promissory Notes and interest, $35,272 to
the exercise of 35,272 stock options and $21,277 of payroll taxes.   In
addition, on April 8, 1996, the Company granted to each of its six non-management Directors options to purchase 10,000 shares of Common Stock at $1.00 per share, which was the market value of Common Stock on that date and on September 11, 1996, the Company granted to each of its six non-management Directors options to purchase 25,000 shares of Common Stock at $0.93 per share, which was the market value of the Common Stock on that date. On May
29, 1997, the Company granted to each of its six non-management Directors options to purchase 25,000 shares of Common Stock at $0.22 per share, which was the market value of the Common Stock on that date. In addition, the Company granted options to purchase an aggregate of 36,500 shares of the Common Stock to three of its non-management directors for service as Chairman (12,500 shares) and members of its Audit Committee (8,000 shares to each of its two members) and Compensation and Stock Options Committee (4,000 shares to each of its two members).

EMPLOYMENT CONTRACTS

     Geoffrey F. Hewitt serves under an employment agreement with the Company, effective October 1, 1997. Mr. Hewitt is currently compensated at a rate of $205,000 per annum and is entitled to receive bonuses, if any, at the discretion of the Board of Directors. The employment contract is terminable for cause. Since June 15, 1997, payment of approximately 27% (or $55,000) of Mr. Hewitt's salary has been deferred. Payment of the earned but unpaid amount is at the discretion of the Company and is expected to be paid when the Company's financial position allows.

     Melvin W. Pelley serves under an employment agreement with the Company, effective October 1, 1997. Mr. Pelley is currently compensated at a rate of $132,000 per annum, and is entitled to receive bonuses, if any, at the discretion of the Board of Directors. The employment contract is terminable for cause. Since June 15, 1997, payment of approximately 24% (or $32,000) of Mr. Pelley's salary has been deferred. Payment of the earned but unpaid amount is at the discretion of the Company and is expected to be paid when the Company's financial position allows.

     Thomas A. Collins serves under an employment agreement with the Company, effective October 1, 1997. Mr. Collins is currently compensated at a rate of $125,000 per annum, and is entitled to receive bonuses, if any, at the discretion of the Board of Directors. The employment contract is terminable for cause. Since June 15, 1997, payment of approximately 20% (or $25,000) of Mr. Collins' salary has been deferred. Payment of the earned but unpaid amount is at the discretion of the Company and is expected to be paid when the Company's financial position allows.

     David R. LeBlanc served until October 5, 1996 under an employment agreement with FCI Environmental, effective July 18, 1994. Mr. LeBlanc was compensated at a rate of $125,000 per annum and was entitled to receive bonuses, if any, at the discretion of the Board of Directors. The employment contract was terminable without cause with 90 days notice.

CONSULTING AGREEMENTS

     In August 1995, the Company entered into an agreement with Dale W. Conrad to provide consulting services to the Company on an as requested basis at an hourly rate. The services include advice and assistance in technical, operational, and administrative matters. From August through September, 1995, the Company paid Mr. Conrad $8,394 under this agreement, all of which was applied to Promissory Notes executed by Mr. Conrad in connection with the exercise of stock options, and to the exercise of additional stock options. From October 1995 through September 1996, the Company paid Mr. Conrad $18,730 under this agreement, all of which was applied to the promissory notes, the exercise of stock options and payment for group insurance benefits paid by the Company. From October 1996 through September 1997, the Company paid Mr. Conrad $2,709 under this agreement, all of which was applied to promissory notes, the exercise of stock options and payment for group insurance benefits paid by the Company. The agreement was terminated upon Mr. Conrad's resignation on April 8, 1998.

     On February 14, 1996, the Company entered into an agreement, superseding earlier verbal and letter agreements, with European Capital Advisors, Ltd. ("ECA") pursuant to which ECA would be compensated for marketing strategy and business and financial planning services for the Company. In consideration for these services, ECA was paid $30,000 in cash and was granted warrants to purchase 75,000 shares of Common Stock of the Company at $0.90 per share, exercisable until February 13, 2001.

STOCK OPTIONS

     On April 7, 1995, the Company's Board of Directors resolved that all options to purchase shares of the Company's Common Stock granted prior to April 7, 1995, and which had an exercise price in excess of $1.00 per share, as of April, 7, 1995 would have an exercise price of $1.00 per share, which price was above the fair market value of the Common Stock as of the last quoted market trade on April 7, 1995. Options to purchase an aggregate of 2,309,479 shares at prices ranging from $1.125 to $2.15 per share were accordingly changed to $1.00 per share.

     In April 1995, the Company's Board of Directors adopted a 1995 Employee Stock Option Plan ("1995 Plan"), approved by the stockholders at the May 8, 1995 Annual Stockholders Meeting, covering an aggregate of 1,000,000 shares of FCI Common Stock. As of September 30, 1997, the Company has issued 761,547 stock options, net of forfeitures, (with initial and current exercise prices ranging from $0.93 per share to $1.38 per share) under the 1995 Plan to employees of FCI Environmental and Directors of the Company.

     On August 1, 1995, the Company's Board of Directors resolved that the exercise price of all outstanding Class D Warrants be changed from $1.50 per share to $1.00 per share, which price was above the fair market value of the Common Stock as of the last quoted market trade on August 1, 1995. During Fiscal 1995, no Class D Warrants were exercised. During Fiscal 1996, the Company received $1,031 for the exercise of 1,031 Class D Warrants. On August 21, 1996, the Board of Directors extended the expiration date of the Class D Warrants from their original expiration date of September 15, 1996, to September 15, 2000, and changed the exercise price from $1.00 to $1.10 from September 16, 1996 through September 15, 1997; then $1.15 through September 15, 1998; then $1.20 through September 15, 1999; then $1.25 through September 15, 2000.

     Primarily in order to provide a means to raise additional cash through existing outstanding options, warrants and promissory notes receivable, on April 4, 1997, the per share exercise price of all employee stock options, all Unit and other Warrants (except Class D Warrants) were decreased as follows: to $0.32 from April 4 through April 11, 1997, and thereafter adjusted weekly to the average closing bid price for the five prior trading days less a discount of 10% (but never to a price less than $0.30) through May 16, 1997, when the prices reverted to the original prices. As a result, the Company received $39,943 for the exercise of 131,453 options at prices ranging from $0.30 to $0.32 per share. Effective April 17, 1997 the per share exercise price of Class D Warrants was decreased to $0.30 through May 16, 1997 when the exercise price reverted to its prior $1.10 per share. As a result, the Company received approximately $30,954 for the exercise of 103,179 Class D Warrants exercised at $0.30 per share.

     As of April 4, 1997 an aggregate of $277,916 had been paid on the promissory notes receivable (issued in 1994 for the early exercise of stock options), an aggregate of $47,999 of interest had been paid, and an additional $248,212 of interest had been accrued (through December 31, 1996) but remained unpaid.

     In conjunction with the temporary reduction of the exercise prices of the options and warrants effective April 4, 1997 and Class D Warrants effective April 17, 1997, as described above, the remaining unpaid principal on the promissory notes could be fully paid in an amount determined by multiplying the unpaid balance by a fraction, the numerator of which was the revised exercise price, and the denominator of which was $1.50 (the original exercise price). If the unpaid principal was not so paid by May 16, 1997 the underlying collateral shares would be forfeited and all unpaid principal and accrued interest would be extinguished.

     As a result, the Company received $160,875 in payment for 520,252 escrowed shares at prices ranging from $0.30 to $0.32 per share, which amount liquidated $780,379 of original note principal. The remaining $756,804 of unpaid note principal was extinguished and the underlying collateral of 504,535 shares were forfeited to the Company and immediately canceled, thereby reducing the total number of shares outstanding. Unpaid accrued interest receivable aggregating $248,212 was expensed.

     In January 1997 the Company's Board of Directors adopted a 1997 Employee Stock Option Plan ("1997 Plan"), approved by the stockholders at the June 23, 1997 Annual Stockholders Meeting, covering an aggregate of 1,500,000 shares of Common Stock and restricting the granting of options to purchase approximately 675,000 shares of Common Stock authorized under previous stock option plans. As of September 30, 1997 the Company has issued options to purchase 636,500 shares of Common Stock at prices ranging from $0.22 to $0.25 under the 1997 Plan to employees of FCI Environmental and Directors of the Company.

STOCK BONUS PLANS

     On February 20, 1990, the Company's stockholders authorized the Board of Directors to design and implement a stock bonus plan providing for the issuance of up to 143,000 shares of Common Stock which have been registered and reserved for issuance. In May 1990, the Board of Directors adopted the Company's Employee Stock Bonus Plan ("Bonus Plan"). Pursuant to the Bonus Plan, full-time employees of the Company will be granted a stock bonus equivalent to 15% of their annual salary. The stock granted under the Bonus Plan is vested at a rate of 20% per year. However, an employee must work 12 consecutive months before any stock is vested. All employees of the Company, including, but not limited to, its executive officers, received shares under the Bonus Plan. As of September 30, 1996, all 143,000 shares of Common Stock were issued to and vested by employees. For the fiscal years ended September 30, 1996 and 1997, no executive officer received any shares of Common Stock under the Bonus Plan. In addition, an aggregate of 15,000 shares of Common Stock are available to be granted as bonus compensation at the discretion of the Managing Committee ("Discretionary Bonus Plan"). As of September 30, 1997, 8,500 Discretionary Bonus Plan shares have been issued to employees of the Company. For the fiscal years ended September 30, 1996 and 1997, no shares of Common Stock under the Discretionary Bonus Plan were granted to any executive officers nor to any other employee.

                                INDEMNIFICATION
                           OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation provides for indemnification of directors in conformity with Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), which authorizes the Company to indemnify any director under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director of the Company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              CERTAIN TRANSACTIONS

     The Company entered into an agreement effective June 30, 1992, to sell its wholly-owned subsidiary, AgriBioTech, Inc. ("ABT"), to the Company's former President, its former Vice-President, its former Chairman of the Board and a fourth individual (collectively, the "Purchaser"). The Purchaser agreed to purchase all of the issued and outstanding shares of common stock of ABT, which were all owned by the Company, for the approximate book value of ABT. The net sales price of $425,559 was payable in four equal installments of principal plus interest at a rate of 8% per annum, commencing on July 1, 1993 and annually thereafter until paid in full. As of September 30, 1996, the entire principal and accrued interest had been paid in full.

     In March 1994, the Company's Board of Directors approved a plan by which employees and directors of the Company and its subsidiaries would be given an opportunity to exercise stock options eligible under the Company's early incentive plan through the execution of promissory notes. As of March 15, 1994, the Company received promissory notes aggregating $1,815,099 for the exercise of 1,210,066 stock options. The promissory notes bear interest at 5% per annum until September 15, 1994, and at 7% per annum thereafter, and were initially due on September 15, 1995. On April 7, 1995, the Board of Directors extended the due date of the notes to March 15, 1998. As of April 4, 1997 an aggregate of $277,916 had been paid on these notes, an aggregate of $47,999 of interest had been paid, and an additional $248,212 of interest had been accrued (through December 31, 1996) but remained unpaid.

     In conjunction with the temporary reduction of the exercise prices of the options and warrants effective April 4, 1997 and Class D Warrants effective April 17, 1997, as described above, the remaining unpaid principal on the promissory notes could be fully paid in an amount determined by multiplying the unpaid balance by a fraction, the numerator of which was the revised exercise price, and the denominator of which was $1.50 (the original exercise price). If the unpaid principal was not so paid by May 16, 1997 the underlying collateral shares would be forfeited and all unpaid principal and accrued interest would be extinguished. The Company did not want to penalize the employees and directors by requiring payment of the promissory notes.
The Company believes that it must provide an incentive when it is compensating employees and directors for services rendered to the Company in the form of non-cash compensation.

     As a result, the Company received $160,875 in payment for 520,252 escrowed shares at prices ranging from $0.30 to $0.32 per share, which amount liquidated $780,379 of original note principal. The remaining $756,804 of unpaid note principal was extinguished and the underlying collateral of 504,535 shares were forfeited to the Company and immediately canceled, thereby reducing the total number of shares outstanding. Unpaid accrued interest receivable aggregating $248,212 was expensed.


     Walter Haemmerli, a director of the Company, advanced the Company $75,000 on February 24, 1998, and Melvin W. Pelley, the Company's Chief Financial Officer, advanced the Company $25,000 on February 27, 1998, and an additional $25,000 on July 1, 1998. Each of these advances is evidenced by a separate promissory note bearing interest at the rate of 8% per annum and due on or before August 31, 1998. Messrs. Haemmerli and Pelley have each agreed to extend the due dates of their respective promissory notes until the completion of the Rights Offering.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of September 16, 1998, certain information concerning those persons known to the Company, based on information obtained from such persons, with respect to the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of shares of Common Stock, $.0001 par value, of the Company by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director and executive officer of the Company and its subsidiaries, (iii) each executive officer named in the Summary Compensation Table and (iv) all Directors and officers as a group:



 Name and Address of                                Amount and Nature of
 Beneficial Owner                                  Beneficial Ownership (1)         Percentage of Class (2)
 --------------------------                        ------------------------         -----------------------

 Geoffrey F. Hewitt (3)                                  814,329 (5)                         3.0%

 Byron A. Denenberg                                      220,000 (6)                          (4)
 RCT Systems, Inc.
 327 Messner Drive
 Wheeling, IL 60090

 Irwin J. Gruverman                                      339,470 (7)                         1.3%
 30 Ossipee Road
 Newton, MA  02164

 Walter Haemmerli                                      3,785,844 (8)                        12.9%
 Manport AG
 Basteiplatz 3, CH 8001
 Zurich, Switzerland

 Gerald T. Owens                                         271,823 (9)                         1.0%
 147 Paddington Way
 San Antonio, TX 78209

 Melvin W. Pelley  (3)                                   473,863 (10)                        1.8%

 Name and Address of                                Amount and Nature of
 Beneficial Owner                                  Beneficial Ownership (1)         Percentage of Class (2)
 --------------------------                        ------------------------         -----------------------

 Thomas A. Collins  (3)                                   295,000 (11)                        1.1%

 All Directors and Officers as                          6,200,329                            19.9%
 a Group (7 persons)


----------------
(1) Unless otherwise noted, the Company believes that all persons named in the table have sole investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or upon the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options or warrants or shares of Convertible Preferred Stock that are held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days from the date hereof have been exercised or converted.

(2)  Based on 26,441,207 shares issued and outstanding as of September 17, 1998.

(3) The address of this person is c/o FCI Environmental, Inc., 1181 Grier Drive, Suite B, Las Vegas, Nevada 89119.

(4)  Represents less than one percent ownership.

(5) Includes an aggregate of 726,247 shares of Common Stock issuable upon exercise of a like number of options of which 261,247 expire on September 30, 1998.


(6) Includes an aggregate of 88,142 shares of Common Stock issuable upon exercise of a like member of options.


(7) Includes 107,680 shares of Common Stock issuable upon exercise of a like number of options of which 8,680 expire on September 30, 1998. Also includes 67,500 shares of Common Stock held by G&G Diagnostics, L.P. I, 48,200 shares of Common Stock held by G&G Diagnostics, L.P. II, and 8,161 shares of Convertible Preferred Stock convertible into 81,610 shares of Common Stock held by G&G Diagnostics, L.P. III, all of which Mr. Gruverman is a principal.


(8) Includes 32,000 Class D Common Stock Purchase Warrants, 3,586 shares of Convertible Preferred Stock convertible into 35,860 shares of Common Stock, and an aggregate of 65,000 shares of Common Stock issuable upon exercise of a like number of options. Also includes 704,000 shares of Common Stock, 863,800 Class D Common Stock Purchase Warrants, and 165,286 shares of Convertible Preferred Stock convertible into 1,652,860 shares of Common Stock, all held by Privatbank Vermag A.G., Chur, Switzerland, as custodian for certain customers, of which company Mr. Haemmerli is Vice-Chairman. Also includes $150,000 of Senior Convertible 8% notes convertible into 367,824 shares of Common Stock held by Manport AG, of which company Mr. Haemmerli is Chief Executive Officer.


(9) Includes 39,965 Class D Common Stock Purchase Warrants and an aggregate of 127,000 shares of Common Stock issuable upon exercise of a like number of options of which 10,000 expire on September 30, 1998.


(10) Includes an aggregate of 255,000 shares of Common Stock issuable upon exercise of a like number of options.

(11) Includes an aggregate of 295,000 shares of Common Stock issuable upon exercise of a like number of options.


                                PLAN OF DISTRIBUTION


     The Rights are being granted by the Company to Securityholders for no consideration and the Units being offered by the Company are being offered for sale at a price of $.22 per Unit on a best efforts, no minimum, basis, except that certain members of the Company's Management have agreed to exercise Rights being granted to them pursuant to the offering to purchase 171,867 Units and have also agreed to purchase up to an additional 1,136,363 Units which remain unsubscribed for by Rights holders.



     The Units, shares of Common Stock and Class E Warrants (and shares of Common Stock issuable upon exercise of the Class E Warrants) offered by the Selling Securityholders ("Selling Securityholders Securities") named below may be sold by them in one or more transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, are market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The position or office with the Company held by each Selling Securityholder (other than Privatbank, which holds no position or office), and any other material relationship between a Selling Securityholder and the Company or any of its affiliates during the three years prior to the date of this Prospectus are set forth under the captions "Management" and "Certain Transaction" elsewhere in this Prospectus.

     The Selling Securityholder Securities may be sold from time to time by the Selling Securityholders and/or by their respective assignees, transferees, pledgees or other successors for their respective accounts. Alternatively, the Selling Securityholder Securities may be offered through underwriters, dealers or agents. The distribution of the Selling Securityholder Securities by them may be effected from time to time in one or more transactions that may take place in the over-the-counter market including (a) ordinary broker's transactions and transactions in which the broker solicits purchasers; (b) privately negotiated transactions or pledges;
(c) through sales to one or more broker-dealers for re-sale of such securities for their own account as principals, pursuant to this Prospectus;
(d) in a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or (e) in exchange distributions and/or secondary distributions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales.

     The Selling Securityholders, their respective transferees, intermediaries, donees, pledgees or other successors in interest through whom the Selling Securityholders Securities are sold may be deemed "underwriters" within the meaning or Section 2(11) of the Securities Act, with respect to the securities offered and any profits realized or commissions received may be deemed to be underwriting compensation. Any broker-dealers that participate in the distribution of the Selling Securityholder Securities may be deemed to be "underwriters," as defined in the Securities Act, and any commissions, discounts, concessions or other payments made to them, or any profits realized by them upon the resale of any Selling Securityholder Securities purchased by them as principals, may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company will pay all expenses incident to the offering and sale of the Selling Securityholder Securities to the public except as described hereinafter. The Company will not pay, among other expenses, commissions and discounts of underwriters, dealers or agents.

     There can be no assurance that any of the Selling Securityholders will sell any or all of the Selling Securityholder Securities by them hereunder.

     The sale of the Shares is subject to the Prospectus delivery and other requirements of the Securities Act. To the extent required, the Company will use its best efforts to file and distribute, during any period in which offers or sales are being made, one or more amendments or supplements to this Prospectus of a new registration statement to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus, including, but not limited to, the number of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by the underwriter for securities purchased from a Selling Securityholder, any any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the securities of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to the Common Stock of the Company during the applicable "cooling off" period five business days prior to the commencement of such distribution, in addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M, in connection with transactions in the securities, which provisions may limit the timing of purchases and sales of securities by the Selling Securityholders.



                              SELLING SECURITYHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock by each Selling Securityholder before the offering, the number of Units (each consisting of one share of Common Stock and one Class E Warrant) to be offered and the beneficial ownership of Common Stock immediately after the offering assuming the securities to be offered by them are sold, in which case none of the Selling Securityholders would beneficially own any Units or Class E Warrants after the offering:


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                    Number of Units,
                                                         Number of Units (equal       Common Stock,
                                                          to number of Class E      Class E Warrants
Selling                       Shares of Common Stock      warrants) Beneficially     and Underlying         Shares of Common Stock
Security-                    Beneficially Owned Prior    Owned Immediately Prior      Common Stock         Beneficially Owned After
holder                          to Offering (1)(2)           to the Offering        Being Registered           the Offering (3)
-----------------------------------------------------------------------------------------------------------------------------------
                               Number           %          Number           %                              Number           %
-----------------------------------------------------------------------------------------------------------------------------------
Geoffrey F. Hewitt(4)           814,329(5)     3.0          249,293       2.7       249,293 Units           814,329        2.2
                                                                                    249,293 Shs.
                                                                                    249,293 War.
                                                                                    249,293 Shs.
-----------------------------------------------------------------------------------------------------------------------------------
Byron A. Denenberg(4)           220,000(6)     (7)          235,240       2.6       235,240 Units           220,000         (7)
                                                                                    235,240 Shs.
                                                                                    235,240 War.
                                                                                    235,240 Shs.
-----------------------------------------------------------------------------------------------------------------------------------
Irwin J. Gruverman(4)           339,470(8)     1.3          235,892       2.6       235,892 Units           339,470         (7)
                                                                                    235,892 Shs.
                                                                                    235,892 War.
                                                                                    235,892 Shs.
-----------------------------------------------------------------------------------------------------------------------------------
Walter Haemmerli(4)           3,785,844(9)    12.9          260,362       2.9       260,362 Units         3,785,844        9.8
                                                                                    260,362 Shs.
                                                                                    260,362 War.
                                                                                    260,362 Shs.
-----------------------------------------------------------------------------------------------------------------------------------
Melvin W. Pelley(4)             473,863(10)    1.8          281,988       3.1       281,988 Unit            473,863        1.3
                                                                                    281,988 Shs.
                                                                                    281,988 War.
                                                                                    281,988 Shs.
-----------------------------------------------------------------------------------------------------------------------------------
Dale W. Conrad(4)               415,840(11)    1.6           45,455        (7)       45,455 Units           415,840        1.2
                                                                                     45,455 Shs.
                                                                                     45,455 War.
                                                                                     45,455 Shs.
-----------------------------------------------------------------------------------------------------------------------------------
Privatbank Vermag AG          3,220,660(12)   11.1          130,000       1.4       130,000 Units         3,220,660        8.4
 Postfach CH-7001 Chur,                                                             130,000 Shs.
 Switzerland(4)                                                                     130,000 War.
                                                                                    130,000 Shs.
-----------------------------------------------------------------------------------------------------------------------------------
Total                         9,270,006                   1,438,230               1,438,230 Units         9,270,006
                                                                                  1,438,230 Shs.
                                                                                  1,438,230 War.
                                                                                  1,438,230 Shs.
-----------------------------------------------------------------------------------------------------------------------------------

----------
(1) Unless otherwise noted, the Company believes that all persons named in the table have sole investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or upon the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options or warrants or shares of Convertible Preferred Stock that are held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days from the date hereof have been exercised or converted.

(2)  Based on 26,441,207 shares issued and outstanding as of September 16, 1998.


(3)  Based on 35,548,169 shares to be outstanding following this offering.


(4)  Geoffrey F. Hewitt is Chairman of the Board of Directors, Chief
     Executive Officer and President of the Company, as well as Chief Executive Officer of FCI Environmental, Inc.; Byron A. Denenberg is a director of the Company; Irwin J. Gruverman is a director of the Company; Walter Hammerli is a director of the Company and is a director and Vice-Chairman of Privatbank Vermag AG; Melvin W. Pelley is Chief Financial Officer and Secretary of the Company and Chief Financial Officer of FCI Environmental, Inc.; Dale W. Conrad was a Director of the Company and Chairman of the Board of FCI Environmental, Inc. until his resignation on April 8, 1998. See "Certain Transactions" and
     "Management" for other material relationships of Selling Securityholders.


(5) Includes an aggregate of 726,247 shares of Common Stock issuable upon exercise of a like number of options of which 261,247 expire on September 30, 1998.


(6) Includes an aggregate of 88,142 shares of Common Stock issuable upon exercise of a like member of options.


(7)  Represents less than one percent ownership.


(8) Includes 107,680 shares of Common Stock issuable upon exercise of a like number of options of which 8,680 expire on September 30, 1998. Also includes 675,000 shares of Common Stock held by G&G Diagnostics, L.P. I, 48,200 shares of Common Stock held by G&G Diagnostics, L.P. II, and 8,161 shares of Convertible Preferred Stock convertible into 81,610 shares of Common Stock held by G&G Diagnostics, L.P. III, all of which Mr. Gruverman is a principal.


(9) Includes 32,000 Class D Common Stock Purchase Warrants, 3,586 shares of Convertible Preferred Stock convertible into 35,860 shares of Common Stock, and an aggregate of 65,000 shares of Common Stock issuable upon exercise of a like number of options. Also includes 704,000 shares of Common Stock, 863,800 Class D Common Stock Purchase Warrants, and 165,286 shares of Convertible Preferred Stock convertible into 1,652,860 shares of Common Stock, all held by Privatbank Vermag A.G., Chur Switzerland, as custodian for certain customers, of which company Mr. Haemmerli is Vice-Chairman. Also includes $150,000 of Senior Convertible 8% notes convertible into 367,824 shares of Common Stock held by Manport AG, of which company Mr. Haemmerli is Chief Executive Officer.


(10) Includes an aggregate of 255,000 shares of Common Stock issuable upon exercise of a like number of options.


(11) Includes an aggregate of 120,000 shares of Common Stock issuable upon exercise of a like number of options.


(12) Includes shares beneficially owned by Walter Haemmerli. See Note (9).

                              DESCRIPTION OF SECURITIES

UNITS



     The Company will offer 8,976,962 Units to owners of its Common Stock, Preferred Stock and Warrants as of the close of business on the Record Date, at a purchase price of U.S.$.22 per Unit. Each Unit offered will consist of one share of Common Stock and one Class Warrant to purchase an additional share of Common Stock. The Class E Warrants shall be immediately transferable separately from the shares of Common Stock.



     The following summary descriptions of the Company's securities are qualified in their entirety by reference to the Company's Certificate of Incorporation and By-Laws, copies of which are available upon request of the Company.

COMMON STOCK


     The Company is authorized to issue 150,000,000 shares of Common Stock, $.0001 par value, of which 26,441,207 shares of Common Stock are issued and outstanding. As of September 16, 1998, there were approximately 464 record holders of Common Stock. All of the outstanding shares of Common Stock are duly and validly issued, fully paid and non-assessable, and the shares of Common Stock included in the Units and the shares of Common Stock issuable upon exercise of the Class E Warrants, upon payment of the purchase price for the Units and the exercise price of the Class E Warrants, as the case may be, will be duly and validly issued, fully paid and non-assessable.


     Subject to the rights of the holders of Preferred Stock, holders of Common Stock are entitled to receive, pro rata, such dividends and distributions as may, from time to time, be declared by the Board of Directors, from funds legally available therefor. The Company has not paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy". In the event of liquidation, dissolution or winding up of the Company, holders of Common
Stock are entitled to share ratably in all assets of the Company available for distribution to holders of Common Stock, subject to the rights of creditors and holders of Preferred Stock. The holders of Common Stock are not subject to redemption, further calls or assessments by the Company. Holders of Common Stock have no preemptive, subscription or conversion rights.

     Holders of Common Stock are entitled to one vote per share on all matters submitted to the stockholders, and the holders of the majority of the outstanding shares of Common Stock currently constitute a quorum at any meeting of stockholders.

     Since the Common Stock does not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect the Directors of the Company. However, the Company's Board of Directors is divided into three classes, each of which is to be elected for three-year terms. As the term of each class expires, Directors of that class are elected for full three-year terms. The Company's Board of Directors currently has five Directors.

PREFERRED STOCK

     The Company is authorized to issue 10,000,000 shares of Preferred Stock, $.001 par value. The Preferred Stock may be issued by the Company's Board of Directors from time to time in one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, terms of redemption (including sinking fund provisions, if any) and liquidation preferences, of any series of Preferred Stock and to fix the number of shares of any such series without any further vote or action by stockholders.

     An aggregate of 437,017 shares of Convertible Preferred Stock were issued in connection with the August and December 1993 private placements of Convertible Preferred Stock by the Company, of which 218,998 shares are currently outstanding. The Company has been engaged in preliminary discussions to convert certain debt into Preferred Stock, although no understandings, commitments or arrangements to issue any other shares of Preferred Stock have been reached. Although the Company has no present intention to issue Preferred Stock to discourage or defeat efforts to acquire control of the Company through the acquisition of shares of its Common Stock, it has the ability to do so through the issuance of Preferred Stock. See "Risk Factors - Preferred Stock Authorized."

     Each share of the Convertible Preferred Stock is convertible into ten shares of the Company's Common Stock. The conversion ratio is subject to customary anti-dilution provisions including, but not limited to, new issuances of Common Stock below $1.50 per share and is, therefore, expected to be adjusted upon the completion of the Offering. Holders of Convertible Preferred Stock vote together with the holders of Common Stock as one class on all matters submitted to a vote of stockholders, except where a class vote of preferred stock may be required by law. Holders of Convertible Preferred Stock have ten votes per share on all matters presented to the stockholders for action. Dividends are cumulative and are payable annually on November 1st, in cash (11%) or additional shares of Convertible Preferred Stock (8% on the number of shares owned at date of declaration) at the sole discretion of the holders. The Convertible Preferred Stock entitles the holder to a liquidation preference of $15 per share upon liquidation, dissolution or winding up of the Company. The Convertible Preferred Stock is redeemable by the Company when and if the closing bid price of the Company's Common Stock is at least 200% of the Conversion Price for twenty consecutive trading days. Upon redemption, the Company would issue ten shares of its Common Stock for each share of Convertible Preferred Stock.

DIVIDEND POLICY

     Pursuant to the terms of the Company's Convertible Preferred Stock, dividends are payable annually on November 1st. The holders of the Convertible Preferred Stock may elect to receive their dividend payments in cash at a rate of 11% of the liquidation value, or in additional shares at the rate of 8% the number of shares of Convertible Preferred Stock held by such holder on the date of declaration. In September 1997, the Company's Board of Directors determined that, in view of the recent trading price of the Company's Common Stock and in view of the Company's current cash position, it would not be appropriate to declare the annual dividend payable on the Convertible Preferred Stock on November 1, 1997. As a result, that dividend will accumulate in accordance with the terms of the Convertible Preferred Stock. No assurance can be given that the Company will be able to make dividend distributions in the future if the holders of the Convertible Preferred Stock request cash.

     The payment of dividends by the Company is within the discretion of its Board of Directors and depends in part upon the Company's earnings, capital requirements and financial condition. Since its inception, the Company has not paid any dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance its operations.

CLASS E WARRANTS

     Each Class E Warrant entitles the holder thereof to purchase one share of the Company's Common Stock from _______, 1999 through _______, 2003 at an exercise price of $.22 per share.

     The Class E Warrant may be redeemed by the Company, if for any period of 30 consecutive trading days the last reported sales price for each trading day during such period is at least 200% of the initial exercise price of $.22 per share, subject to adjustment. The Company may then, upon notice to the registered holders, redeem the Class E Warrants at a price of $.05 per warrant.

     The Class E Warrants contain provisions that protect the holders thereof against dilution. The exercise price is subject to adjustment in the event of stock splits, stock dividends, reclassifications, recapitalizations, reorganizations, mergers or consolidations of the Company.

    The Class E Warrants may be exercised upon surrender of the Class E Warrant certificate on or prior to the expiration date at the offices of the Company, with the exercise form on the reverse side of the Class E Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by check payable to the Company) for the number of Class E Warrants being exercised. The Class E Warrant holders do not have the right or privileges of holders of Common Stock.

     The Company is required to have a current registration statement on file with the Securities and Exchange Commission and to effect appropriate qualifications under the laws and regulations of the states in which the holders of Class E Warrants reside in order to comply with applicable laws in connection with the exercise of the Class E Warrants and the resale of the shares of Common Stock issuable upon such exercise. The Company will be required to file post-effective amendments or supplements to its registration statement when subsequent events require such amendments or supplements in order to continue the registration of the Class E Warrants, and the shares issuable upon exercise of the Class E Warrants and to take appropriate action under state securities laws. There can be no assurance that the Company will be able to keep its registration statement current or to effect appropriate action under applicable state securities laws, the failure of which may prevent the sale of the Class E Warrants and the exercise of the Class E Warrants and resale or other disposition of the underlying shares to be effected.

     Corporate Stock Transfer located in Denver Colorado, will act as the Warrant Agent with respect to the Class E Warrants.

CLASS D AND OTHER WARRANTS

     There are 2,664,103 Class D Warrants authorized, 1,895,175 of which are currently outstanding. Each Class D Warrant entitles the holder thereof to purchase one share of Common Stock at $1.15 per share through September 15, 1998, $1.20 per share though September 15, 1999 and $1.25 per share through the expiration date of September 15, 2000. The Class D Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and the number of Class D Warrants in certain events including, but not limited to, stock dividends, stock splits, reclassifications, mergers and similar transactions. Upon the issuance of any shares at a price lower than the then current exercise price of the Class D Warrants, but not for the exercise of any outstanding options, warrants or bonds, the exercise price of the Class D Warrants will be reduced proportionately. Holders of Class D Warrants do not possess any rights as a stockholder of the Company. The Company's Board of Directors has agreed that the Company will not redeem any of such Class D Warrants prior to their expiration.

REG S WARRANTS

     The Reg S Warrants were issued as part of a foreign offering in May 1996. Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $1.00, subject to adjustment in certain events, at any time on or before May 30, 2001 (the "Warrant Expiration Date"). The Exercise Price is subject to adjustment upon the occurrence of certain events, including but not limited to: (i) stock dividends and certain other distributions; (ii) the subdivision, combination or reclassification of outstanding shares of Common Stock; (iii) issuances to all shareholders of the Company of rights or warrants to acquire shares of Common Stock at a price less than the then current market price for the Common Stock; (iv) issuances of Common Stock at a price less than the then fair market value, and (v) the distribution to all holders of Common Stock of debt securities of the Company or options or rights or warrants to purchase securities of the Company (excluding those rights and warrants referred to above and cash dividends or distributions from current or retained earnings). The Company may at any time or from time to time reduce the Exercise Price temporarily or permanently. Holders of Reg S Warrants do not have any of the rights or privileges of stockholders of the Company.

     The Reg S Warrants are subject to redemption at a price of $.05 per warrant (the "Redemption") at any time after May 13, 1997, if the average closing market price for the Common Stock as quoted on NASDAQ, or any subsequent exchange or market system on which the Common Stock is traded, has been at least two hundred percent (200%) of the Exercise Price for thirty
(30) consecutive days.

     In September 1995, the Company authorized the issuance of warrants to purchase an aggregate of 75,000 shares of Common Stock at an exercise price of $.90 per share to two entities for consulting services.

     On February 15, 1996, for nominal consideration, the Company issued warrants to purchase at initially $0.80 per share an aggregate of 353,125 shares (subsequently adjusted to $.4078 per share and warrants to purchase 692,742 shares) of Common Stock to Rauscher Pierce & Clark Limited in partial consideration for its services as placement agent in connection with the offering of 8% Senior Convertible Notes.

     On May 31, 1996, the Company issued warrants to purchase an aggregate of 333,333 shares of Common Stock at an exercise price of initially $.90 per share (subsequently adjusted in accordance with the terms of warrants to purchase 1,280,411 shares at an exercise price of $0.2343 per share) to Rauscher Pierce & Clark, Inc. and Rauscher Pierce & Clark Limited in partial consideration for their services as placement agent in connection with the May Regulation S Offering.

NOTES



     On February 15, 1996, the Company completed an offering under Regulation S, promulgated under the Securities Act of 1933, as amended (the "Offering"), of 8% Senior Convertible Notes due February 15, 1999 (the "Notes"), for $2,825,000. Interest on the Notes is to be paid semi-annually, commencing
August 15, 1996, at a rate of 8% per annum. The Notes are convertible into shares of common stock of the Company (the "Common Stock") at a conversion price (the "Conversion Price") of, initially, $0.80 per share at any time after March 26, 1996 and before the close of business on February 14, 1999.
The Conversion Price was to be adjusted if the average closing bid price of the Common Stock during the 30 business days prior to February 15, 1997 was less than the Conversion Price. Accordingly, the Conversion Price has been adjusted to $0.4078, a price representing a 10% discount from the thirty-day average closing bid price of the Common Stock for the 30 business days prior to February 15, 1997. As of June 30, 1998, an aggregate face amount of $1,225,000 of the Notes had been converted to Common Stock resulting in the issuance of 1,742,851 shares of Common Stock. Based on the adjusted
Conversion Price of $0.4078, an aggregate of 3,923,456 shares of Common Stock would be issuable if the remaining $1,600,000 face amount of Notes were converted.



REPORTS TO STOCKHOLDERS

     The Company distributes to its stockholders annual reports containing financial statements audited and reported upon by its independent certified public accountants after the end of each fiscal year, and makes available such other periodic reports as the Company may deem to be appropriate or as may be required by law or by the rules or regulations of any stock exchange on which the Company's Common Stock is listed. The Company's fiscal year end is September 30.

                                    LEGAL MATTERS

     The legality of the Units and underlying securities offered hereby will be passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Snow Becker Krauss P.C. owns 300,000 shares of Common Stock and 6,250 Class D Warrants.

             TAX CONSEQUENCES RELATING TO THE RIGHTS OFFERING

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain material federal income tax considerations to the Company and the stockholders relating to the Rights Offering and the acquisition, ownership and disposition of the Units, the Common Stock and the Class E Warrants.

     This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations (the "Regulations"), and judicial and administrative interpretations of the Code and Regulations, all as in effect on the date of this Prospectus. It should be noted that the Code, the Regulations, and any interpretations thereof are subject to change and that any such change may be applied retroactively. Moreover, the summary does not discuss all aspects of federal income taxation that may be relevant to a particular stockholder in light of his, her or its personal investment circumstances or to certain types of stockholders subject to special treatment under the federal income tax laws (for example, banks, life insurance companies, tax-exempt organizations and foreign taxpayers), and does not discuss any aspects of state, local or foreign tax laws. This discussion is limited to stockholders who hold the Common Stock upon which the Rights are to be distributed (the "Old Common Stock"), the Rights, the Units, the Common Stock and the Class E Warrants as capital assets.

FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY

     No gain or loss will be recognized by the Company by reason of (1) the distribution of the Rights, (2) the expiration of the Rights or Class E Warrants without exercise, (3) the exercise of the Rights or Class E Warrants, or (4) the receipt of cash for shares of Common Stock or Class E Warrants pursuant to the exercise of the Rights or Class E Warrants.

FEDERAL INCOME TAX CONSEQUENCES TO THE STOCKHOLDERS

     RECEIPT OF THE RIGHTS. No gain or loss will be recognized by a stockholder upon receipt of the Rights.

     TAX BASIS OF THE RIGHTS. The tax basis of the Rights will be determined by allocating the tax basis of the Old Common Stock between the Old Common Stock and the Rights in proportion to their respective fair market values on the date of distribution. If the fair market value of the Rights on the date of distribution is less than fifteen percent (15%) of the fair market value of the Old Common Stock on such date, however, no such allocation will be made (and thus, the basis of the Rights will be zero) unless the stockholder makes an irrevocable election to do so. The election to allocate basis is to be made by attaching a statement to the stockholder's federal income tax return filed for the taxable year in which the Rights are received. The election, if made, will apply to all of the Rights received by a stockholder pursuant to the Rights Offering. If the Rights expire without exercise, as described below, the amount of basis allocated to the Rights shall be reallocated to the Old Common Stock.

     SALE OF THE RIGHTS. A stockholder will recognize gain or loss upon the sale of the Rights in an amount equal to the difference between the amount realized upon the sale and the stockholder's tax basis in the Rights. Such gain or loss will be a capital gain or loss and will be considered long-term capital gain or loss if the stockholder's holding period in the Rights is more than one year. The holding period of the Rights will include the period during which the stockholder held the Old Common Stock.

     EXPIRATION OF UNEXERCISED RIGHTS. If a stockholder allows the Rights to expire without exercise, such stockholder's tax basis in the Old Common Stock will be the same as it was prior to the distribution of the Rights and no gain or loss will be recognized by such stockholder on the expiration of such Rights.

     EXERCISE OF THE RIGHTS AND ACQUISITION OF THE UNITS. No gain or loss will be recognized by a stockholder upon the purchase of the Units pursuant to the exercise of the Rights. However, a holder of a Right, who exercises same by the cancellation of the principal amount and accrued interest on outstanding debentures of the Company owned by the holder, will recognize ordinary income to the extent of any such accrued interest which was not previously reported as income by the holder.

     TAX BASIS OF THE CLASS E WARRANTS AND COMMON STOCK. If the Rights are exercised, the tax basis of the Units purchased thereby will be equal to the sum of the price for the Units and the amount, if any, allocated to the tax basis of the Rights as described above. The tax basis of the Units (each consisting of one share of Common Stock and one Class E Warrant) will be allocated between the shares of Common Stock and the Class E Warrants in proportion to their respective fair market values on the date of issuance.

     SALE OF THE CLASS E WARRANTS OR COMMON STOCK. Gain or loss will be recognized by a stockholder upon the sale of the Class E Warrants or shares of Common Stock in an amount equal to the difference between the amount realized on the sale and the tax basis of the Class E Warrants or shares of Common Stock sold. Such gain or loss will be a capital gain or loss and will be considered long-term capital gain or loss if the holder's holding period in the Class E Warrants or shares of Common Stock is more than one year. The holding period of the Class E Warrants or shares of Common Stock will begin on the date of exercise of the Rights.

     EXERCISE OF THE CLASS E WARRANTS. No gain or loss will be recognized by a holder of Class E Warrants upon the exercise thereof. If the Class E Warrants are exercised, the holder's tax basis in the shares of Common Stock received pursuant to such exercise will be equal to the sum of the tax basis of the Class E Warrants exercised and the exercise price thereof. The holding period for the shares of Common Stock received pursuant to such exercise will begin on the date the Class E Warrants are exercised.

     REDEMPTION OF CLASS E WARRANTS. If the Class E Warrants are redeemed by the Company, gain or loss will be recognized by a holder in an amount equal to the difference between the amount realized upon the redemption and the holder's tax basis in the Class E Warrants. Such gain or loss will be a capital gain or loss and will be considered long-term capital gain or loss if the holder's holding period in the Class E Warrants is more than one year. The holding period of the Class E Warrants will begin on the date of exercise of the Rights.

     LAPSE OF THE CLASS E WARRANTS. If the Class E Warrants are allowed to expire without exercise, loss will be recognized by the holder thereof in an amount equal to such holder's tax basis in the Class E Warrants, as described above. Such loss will be a capital loss and will be considered long-term capital loss if the holder's holding period in the Class E Warrants is more than one year. The holding period of the Class E Warrants will begin on the date of exercise of the Rights.

     Stockholders should consult their own tax advisers concerning the tax consequences of the acquisition, holding or disposition of the Rights, Units, Common Stock and Class E Warrants under applicable state and local laws. Foreign stockholders should also consult their tax advisors regarding the foreign tax consequences of the acquisition, holding or disposition of the Rights, Units, Common Stock and Class E Warrants

                                       EXPERTS


     The consolidated financial statements of FiberChem, Inc. and subsidiaries as of September 30, 1997 and for the two years in the period ended September 30, 1997 have been included herein and in the Registration Statement in reliance upon the report of Goldstein Golub Kessler LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. CHANGE IN ACCOUNTANTS


     On January 24, 1997, KPMG Peat Marwick LLP (the "Former Accountant") resigned as the Company's principal accountants.

     The Former Accountant did not state any reason for resigning in its resignation letter to the Company. However, in its letter to the Audit Committee and its Material Weakness letter both dated January 10, 1997 and delivered January 23, 1997, the Former Accountant reported "Disagreements with Management" on financial accounting and reporting matters and auditing scope concerning revenue recognition that, if not satisfactorily resolved (all of which were) would have caused a modification of their report on the fiscal 1996 consolidated financial statements. The disagreements, aggregating approximately $1,800,000, concerned certain transactions termed "consignments" by the Former Accountant, products warehoused for customers, and a research and development effort, none of which met the requirements for revenue recognition under generally accepted accounting principles.

     The Audit Committee of the Board of Directors met with and discussed the subject matter of the disagreements with the Former Accountant.

     The Former Accountant's report on the consolidated financial statements for the fiscal years ended September 30, 1995 and 1996 contained an explanatory paragraph concerning the Company's ability to continue as a going concern. Management plans in regard to these matters are described in Note l to the Consolidated Financial Statements for September 30, 1996. The consolidated financial statements do not include any adjustment that might result from the ultimate outcome of these uncertainties.

     The Company has authorized the Former Accountant to respond fully to inquiries of the successor accountant concerning the subject matter of such disagreements. On January 7, 1998, the Former Accountant informed the Company that they had "decided not to accept an engagement to reissue or consent " to the use of their report dated January 10, 1997 on the Company's financial statements for the fiscal year ended September 30, 1996, notwithstanding their having led the Company to believe that they would reissue their report. The Former Accountant specifically declined to give any reason for its decision.


     On April 9, 1997, the Board of Directors appointed Goldstein Golub Kessler LLP, certified public accountants, as the Company's successor accountant and to audit the books of account and other records of the Company for the fiscal year ended September 30, 1997. The Company subsequently retained Goldstein Golub Kessler LLP to re-audit the Company's financial statements for the year ended September 30, 1996.


                                AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, part of which has been omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement, copies of which are available for inspection from the Commission, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete, and in each instance reference is made to such exhibit for a more complete description and each such statement is qualified in its entirety by such reference.

     The Company is subject to the informational reporting requirements (File No. 0-17569) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports, proxies and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549 and the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site (http// www.sec.gov.) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.


                     INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                  FIBERCHEM, INC.
                      YEARS ENDED SEPTEMBER 30, 1996 AND 1997


Independent Auditor's Report . . . . . . . . . . . . . . . . . .       F-1

Audited Financial Statements:
     Balance Sheets. . . . . . . . . . . . . . . . . . . . . . .       F-2
     Statement of Operations . . . . . . . . . . . . . . . . . .       F-4
     Statement of Shareholders' Equity . . . . . . . . . . . . .       F-5
     Statement of Cash Flows . . . . . . . . . . . . . . . . . .       F-6
     Notes to Financial Statements . . . . . . . . . . . . . . .       F-8

                 Nine Months Ended June 30, 1998 and 1997
                                  (unaudited)

Balance Sheets - June 30, 1998 and September 30, 1997. . . . . .       F-17
Statement of Operations. . . . . . . . . . . . . . . . . . . . .       F-19
Statement of Stockholders' Equity. . . . . . . . . . . . . . . .       F-20
Statement of Cash Flows. . . . . . . . . . . . . . . . . . . . .       F-21
Notes to Financial Statements. . . . . . . . . . . . . . . . . .       F-23

                       INDEPENDENT AUDITORS' REPORT

To the Board of Directors
FiberChem, Inc.

We have audited the accompanying consolidated balance sheets of FiberChem, Inc. and Subsidiaries as of September 30, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FiberChem, Inc. and Subsidiaries as of September 30, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.


/s/ GOLDSTEIN GOLUB KESSLER LLP
   ----------------------------------------

GOLDSTEIN GOLUB KESSLER LLP
New York, New York


February 13, 1998

                         FIBERCHEM, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                    ASSETS

                                                              September 30,      September 30,
                                                                  1996               1997
                                                              -------------      -------------

Current assets:

Cash and cash equivalents                                        $3,065,572           $427,488
Accounts receivable, net of allowance for doubtful
  accounts of $204,711 and $240,796 in 1996 and 1997,
  respectively                                                      305,473            263,947
Inventories (Note 3)                                              1,457,135          1,563,191
Prepaid expenses and other                                           59,060             56,941
                                                              -------------      -------------
     Total current assets                                         4,887,240          2,311,567
                                                              -------------      -------------

Equipment                                                           616,192            716,465
Less accumulated depreciation                                      (483,827)          (549,175)
                                                              -------------      -------------
      Net equipment                                                 132,365            167,290
                                                              -------------      -------------

Other assets:

Patent costs, net of accumulated amortization of
  $1,436,309 at September 30, 1996 and
  $1,678,845 at September 30, 1997 (note 5)                         474,462            287,905
Technology costs, net of accumulated amortization
  and $354,942 at September 30, 1996 and
  and $386,373 at September 30, 1997 (note 4)                       114,764             83,333
Financing costs, net of accumulated amortization of
  $65,678 at September 30, 1996 and
  $148,298 at September 30, 1997 (note 6)                           204,245            119,625

Other                                                               247,383                  0
                                                              -------------      -------------
     Total other assets                                           1,040,854            490,863
                                                              -------------      -------------
Total assets                                                     $6,060,459         $2,969,720
                                                              -------------      -------------
                                                              -------------      -------------

           The accompanying notes and independent auditor's reports should be read in conjunction with the consolidated financial statements.

                         FIBERCHEM, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                               September 30,      September 30,
                                                                  1996               1997
                                                              -------------      -------------


Current liabilities:

Current installments of note payable (note 6)                        $7,315             $6,878
Accounts payable                                                    270,503             95,469
Accrued expenses                                                    206,565            307,891
Interest payable                                                     18,016             17,778
                                                              -------------      -------------
     Total current liabilities                                      502,399            428,016

Senior convertible notes payable (note 6)                         1,675,000          1,650,000
Note payable, net of current installments (note 6)                    2,551              7,942
                                                              -------------      -------------
      Total liabilities                                           2,179,950          2,085,958
                                                              -------------      -------------

Stockholders' equity (notes 4, 6 and 7):

Preferred stock, $.001 par value.  Authorized
  10,000,000 shares;  205,089 and 218,998 convertible
  shares issued and outstanding at September 30,
  1996 and September 30, 1997, respectively;
  at liquidation value of $15 per share                           3,076,335          3,284,970
Common stock,  $.0001 par value.  Authorized
  40,000,000 shares at September 30, 1996, and
  50,000,000 shares at September 30, 1997;
  25,705,216 and 25,515,660 shares issued and
  outstanding at September 30, 1996, and
  September 30, 1997, respectively                                    2,571              2,552
Additional paid-in capital                                       28,714,804         27,192,749
Deficit                                                         (26,369,551)       (29,596,509)
                                                              -------------      -------------
                                                                  5,424,159            883,762
Notes receivable for exercise of options                         (1,543,650)               --
                                                              -------------      -------------
     Total stockholders' equity                                   3,880,509            883,762

Commitments and contingencies (notes 6, 7 and 8)
                                                              -------------      -------------
Total liabilities and stockholders' equity                       $6,060,459         $2,969,720
                                                              -------------      -------------
                                                              -------------      -------------

       The accompanying notes and independent auditor's reports should be read in conjunction with the consolidated financial statements.

                       FIBERCHEM, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   Years ended September 30,
                                                               --------------------------------
                                                                   1996                1997
                                                               -------------      -------------

Revenues                                                            $908,700         $1,523,994
Cost of revenues                                                     367,779            945,434
                                                               -------------      -------------
      Gross profit                                                   540,921            578,560
                                                               -------------      -------------
Operating expenses:

 Research, development and engineering                             1,233,054          1,257,324
 General and administrative                                        1,109,456          1,101,781
 Sales and marketing                                               1,007,975          1,004,172
 Provision for loss on accounts receivable                           201,225             36,085
 Write down of obsolete inventory                                    281,313                 --
                                                               -------------      -------------
      Total operating expenses                                     3,833,023          3,399,362
                                                               -------------      -------------
      Loss from operations                                        (3,292,102)        (2,820,802)
                                                               -------------      -------------
Other income (expense):

 Interest expense                                                   (183,795)          (223,161)
 Interest income                                                     201,268             81,787
 Other, net                                                              --            (264,782)
                                                               -------------      -------------
      Total other income (expense)                                    17,473           (406,156)
                                                               -------------      -------------
      Net loss                                                   ($3,274,629)       ($3,226,958)
                                                               -------------      -------------
                                                               -------------      -------------

Shares of common stock used in computing loss per share           22,274,226         25,623,614
                                                               -------------      -------------
                                                               -------------      -------------

      Net loss per share                                              ($0.15)            ($0.13)
                                                               -------------      -------------
                                                               -------------      -------------

          The accompanying notes and independent auditor's reports should be read in conjunction with the consolidated financial statements.

                       FIBERCHEM, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   YEARS ENDED SEPTEMBER 30, 1996 AND 1997


                                                      Preferred Stock               Common Stock            Additional
                                                   ----------------------      ------------------------      Paid-In
                                                    Shares       Amount         Shares           Amount      Capital
                                                   -------     ----------     ----------         ------     ----------

Balance at  September 30, 1995                     214,462     $3,216,930     20,532,033         $2,053     24,844,392
 Preferred stock dividend:
   In stock (note 7)                                15,214        228,210             --             --       (228,210)
   In cash (note 7)                                     --             --             --             --        (23,645)
 Common stock issued:
   For cash                                             --             --      3,333,333            333      2,653,884
   For services                                         --             --         13,954              1         15,416
   Conversion of senior
     convertible notes payable (note 6)                 --             --      1,437,500            144        991,576
   Conversion of preferred stock (note 7)          (14,587)      (218,805)       145,870             15        218,790
   Exercise of warrants                                 --             --          1,031              1          1,030
   Exercise of options                                  --             --        241,495             24        241,571
 Treasury stock retired                            (10,000)      (150,000)            --             --             --
 Payments received on notes receivable for
   exercise of options                                  --             --             --             --             --
 Deferred compensation earned                           --             --             --             --             --
 Net loss                                               --             --             --             --             --
                                                   -------     ----------     ----------         ------     ----------
Balance at September 30, 1996                      205,089     $3,076,335     25,705,216         $2,571     28,714,804

 Preferred stock dividend:
   In stock (note 7)                                13,909        208,635             --             --       (208,635)
   In cash (note 7)                                     --             --             --             --        (46,171)
 Common stock issued:
   Exercise of options                                  --             --        150,496             15         55,071
   Exercise of warrants                                 --             --        103,179             10         30,944
   Conversion of senior
     convertible notes payable (note 6)                 --             --         61,304              6         22,994
   Write down of notes receivable for
     exercise of options                                --             --             --             --       (619,504)
 Shares forfeited upon cancellation of notes
     receivable for exercise of options                 --             --       (504,535)           (50)      (756,754)
 Payments received on notes receivable for
     exercise of options                                --             --             --             --             --
 Net loss                                               --             --             --             --             --
                                                   -------     ----------     ----------         ------     ----------
Balance at September 30, 1997                      218,998      3,284,970     25,515,660          2,552     27,192,749
                                                   -------     ----------     ----------         ------     ----------
                                                   -------     ----------     ----------         ------     ----------

                                                   Treasury                       Notes
                                                    Stock -                     Receivable
                                                   Preferred                   for Exercise    Deferred
                                                    Stock        Deficit        of Options   Compensation       Total
                                                   ---------  -------------    ------------  -------------   ----------

Balance at September 30, 1995                      (150,000)   (23,094,922)    (1,597,837)        (5,596)     3,215,020
 Preferred stock dividend:
   In stock (note 7)                                     --             --             --             --             --
   In cash (note 7)                                      --             --             --             --        (23,645)
 Common stock issued:
   For cash                                              --             --             --             --      2,654,217
   For services                                          --             --             --             --         15,417
   Conversion of senior
     convertible notes payable (note 6)                  --             --             --             --        991,720
   Conversion of preferred stock (note 7)                --             --             --             --             --
   Exercise of warrants                                  --             --             --             --          1,031
   Exercise of options                                   --             --             --             --        241,595
 Treasury stock retired                             150,000             --             --             --             --
 Payments received on notes receivable for
   exercise of options                                   --             --         54,187             --         54,187
 Deferred compensation earned                            --             --             --          5,596          5,596
 Net loss                                                --     (3,274,629)            --             --     (3,274,629)
                                                   ---------  -------------    -----------  ------------     ----------
Balance at September 30, 1996                             0    (26,369,551)    (1,543,650)             0      3,880,509

 Preferred stock dividend:
   In stock (note 7)                                     --             --             --             --             --
   In cash (note 7)                                      --             --             --             --        (46,171)
 Common stock issued:
   Exercise of options                                   --             --             --             --         55,086
   Exercise of warrants                                  --             --             --             --         30,954
   Conversion of senior
     convertible notes payable (note 6)                  --             --             --             --         23,000
   Write down of notes receivable for
     exercise of options                                 --             --        619,504             --             --
 Shares forfeited upon cancellation of notes
     receivable for exercise of options                  --             --        756,804             --             --
 Payments received on notes receivable for
     exercise of options                                 --             --        167,342             --        167,342
 Net loss                                                --     (3,226,958)            --             --     (3,226,958)
                                                    -------    -----------     ----------          -----     ----------
Balance at September 30, 1997                             0    (29,596,509)             0              0        883,762
                                                   ---------  -------------    -----------  ------------     ----------
                                                   ---------  -------------    -----------  ------------     ----------

          The accompanying notes and independent auditor's reports should be read in conjunction with the consolidated financial statements.

                        FIBERCHEM, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            Years ended September 30,
                                                                          ----------------------------
                                                                              1996            1997
                                                                          -----------      -----------
Cash flows from operating activities:

 Net loss                                                                 ($3,274,629)     ($3,226,958)
 Adjustments to reconcile net loss to net
   cash flows used in operating activities:
     Depreciation                                                              50,542           69,853
     Amortization of patent and technology costs                              266,147          273,967
     Amortization of financing costs                                           65,678           82,620
     Accrued interest on notes receivable for exercise of options            (107,367)         (26,985)
     Write off of accrued interest on notes receivable
       for exercise of options                                                     --          248,212
     Common stock issued for services                                          15,417               --
     Reduction in notes receivable for the exercise
       of options in exchange for services                                     42,263              636
     Deferred compensation recognized                                           5,596               --
     Provision for loss on accounts receivable                                201,225           36,085
     Write down of obsolete inventory                                         281,313           36,290
     Changes in assets and liabilities:
       Decrease in note receivable from sale of subsidiary                    106,390               --
       Decrease in accounts receivable                                         59,068            5,441
       (Increase) in inventories                                             (747,146)        (142,346)
       Decrease in prepaid expenses and
         other current assets                                                  50,784            2,119
       Increase (decrease) in accounts payable                                 93,729         (175,034)
       Increase (decrease) in accrued expenses                                (80,942)         101,326
       Increase (decrease) in interest payable                                 18,016             (238)
                                                                          -----------      -----------
     Net cash used in operating activities                                 (2,953,916)      (2,715,012)
                                                                          -----------      -----------

Cash flows from investing activities:

 Purchase of equipment                                                        (45,476)         (83,505)
 Payments for patents                                                        (128,873)         (55,979)
                                                                          -----------      -----------
     Net cash used in investing activities                                   (174,349)        (139,484)
                                                                          -----------      -----------

  The accompanying notes and independent auditor's reports should be read in conjunction with the consolidated financial statements.
                                                                     (continued)

                        FIBERCHEM, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            Years ended September 30,
                                                                          ----------------------------
                                                                              1996            1997
                                                                          -----------      -----------
Cash flows from financing activities:

 Proceeds from common stock and warrant Units                              $3,000,000      $        --
 Proceeds from senior convertible notes payable                             2,825,000               --
 Payment of financing costs                                                  (773,987)              --
 Payments on note payable to bank and others                                   (6,832)         (16,319)
 Cash restricted as security for note payable                                      --           18,456
 Proceeds from the exercise of options and warrants                           242,626           86,040
 Proceeds from interest and notes receivable for exercise of options           19,489          174,406
 Payment of dividend on preferred stock                                       (23,645)         (46,171)
                                                                          -----------      -----------
     Net cash provided by financing activities                              5,282,651          216,412
                                                                          -----------      -----------
Net  increase (decrease) in cash and cash equivalents                       2,154,386       (2,638,084)
Cash and cash equivalents at beginning of period                              911,186        3,065,572
                                                                          -----------      -----------
Cash and cash equivalents at end of period                                 $3,065,572         $427,488
                                                                          -----------      -----------
                                                                          -----------      -----------

                                Supplemental Cash Flow Information

Noncash investing and financing activities:

 Senior convertible notes payable converted to common stock                $1,150,000          $25,000
 Reduction in additional paid-in capital due to
   write down of notes receivable for exercise of options                          --          619,504
 Reduction in common stock and additional paid-in capital
   upon cancellation of shares held as collateral for
   notes receivable for the exercise of options                                    --          756,804
 Unamortized deferred financing costs associated with senior
   convertible notes payable converted to common stock                        158,281            2,000
 Preferred stock converted to common stock                                    218,805               --
 Preferred stock issued as dividends                                          228,210          208,635
 Equipment purchased through capital lease                                         --           21,273
 Reduction in notes receivable for exercise of options
   in exchange for services                                                    42,263              636
 Retirement of treasury stock - preferred                                     150,000               --
                                                                          -----------      -----------
                                                                          -----------      -----------
Interest paid                                                                $100,101         $140,785
                                                                          -----------      -----------
                                                                          -----------      -----------


  The accompanying notes and independent auditor's reports should be read in conjunction with the consolidated financial statements.

                        FIBERCHEM, INC. AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          September 30, 1996 and 1997
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1)  NATURE OF BUSINESS AND LIQUIDITY

     FiberChem, Inc. and its subsidiaries (collectively the "Company" or "FCI") develops, produces, markets and licenses fiber optic chemical sensors
(FOCS) for environmental monitoring in the air, water and soil. The Company's primary markets and potential customers are the petroleum production, refinery and distribution chains. Other important markets and customers include remediation companies, environmental consultants, shipping ports, airports and military bases. The Company markets its products world-wide using strategic alliances, distribution agreements and direct sales activities.

     The Company's consolidated financial statements for the years ended September 30, 1996 and 1997 have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $3,274,629 and $3,226,958 for the years ended September 30, 1996 and 1997, respectively and as of September 30, 1997 had an accumulated deficit of $29,596,509.

     Management recognizes that the Company must generate additional revenues or reductions in operating costs and may need additional financing to enable it to continue its operations. The Company is reviewing alternatives for raising additional capital including an offering (subject to, among other things, approval by the SEC) of rights to purchase shares and warrants, to be offered to holders of the Company's Common and Preferred Stock, Class D and all other Warrants. The Company has engaged consultants to assist in raising additional capital. (See Note 12.) However, no assurance can be given that forecasted sales will be realized to achieve profitable operations, nor that additional financing, if needed, can be obtained on terms satisfactory to the Company, if at all, nor in an amount sufficient to enable the Company to continue operations.

(2)  SIGNIFICANT ACCOUNTING POLICIES

     (a)  PRINCIPLES OF CONSOLIDATION

          The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company accounts and transactions have been eliminated. The Company accounts for its 25% ownership in a Finnish company using the equity method of accounting. The Company develops, produces, markets and licenses fiber optic chemical sensors ("FOCS-Registered Trademark-") for environmental monitoring in the air, water and soil.

     (b)  CASH AND CASH EQUIVALENTS

          Cash equivalents consist of financial instruments with original maturities of no more than 90 days.

     (c)  INVENTORIES

          Inventories are stated at the lower of cost (first-in, first-out) or market.

     (d)  EQUIPMENT

          Equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally five years.

     (e)  TECHNOLOGY COSTS

          Technology costs represent values assigned to proven technologies acquired for cash and in exchange for issuance of common stock (Note
          4).  Patents on certain technologies are
          pending. Proven technologies are amortized using the straight-line method over an eight year period.

     (f)  PATENT COSTS

          Costs incurred in acquiring, filing and prosecuting patents are capitalized and amortized using the straight-line method over the shorter of economic or legal life. All existing patents are being amortized over eight years.

     (g)  REVENUE RECOGNITION



          The Company recognizes revenue from product sales when title passes, which is upon shipment of product to the customer. There is generally no right of return except for normal warranties. Additionally, the Company performs research and testing services for others under short term contracts. Revenue on these contracts is recorded when services are performed.



     (h)  WARRANTY


          The Company warrants its products for a period of one year from the date of delivery, provided the products are used under normal operating conditions. The Company accrues a reserve based on estimated future costs for product warranty, which is charged to cost of sales at the time of sale.


     (i)  RESEARCH AND DEVELOPMENT

          Research and development costs are expensed as incurred.

     (j)  PER SHARE DATA

          Loss per common share has been computed based upon weighted average shares outstanding during the periods presented. Contingently issuable shares have been excluded because of their anti-dilutive effect.

          In March 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share ("SFAS 128"), which modifies existing guidance for computing earnings per share and requires the disclosure of basic and diluted earnings per share. Under the new standard, basic earnings per share is computed as earnings available to common stockholders divided by weighted average shares outstanding excluding the dilutive effects of stock options and other potentially dilutive securities. Diluted earnings per share includes the dilutive effect of these securities. The effective date of SFAS 128 is December 15, 1997 and early adoption is not permitted. The Company intends to adopt SFAS 128 during the quarter ending December 31, 1997. Had the provisions of SFAS 128 been applied to the Company's results of operations for each of the two years in the period ended September 30, 1997, the Company's basic loss per share would have been $0.15 and $0.13 per share.

     (k)  INCOME TAXES

          The Company utilizes Statement of Financial Standards No. 109, ACCOUNTING FOR INCOME TAXES ("Statement 109"). Under this asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (l)  STOCK-BASED EMPLOYEE COMPENSATION AWARDS

          In Fiscal 1996 the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. In accordance with the provisions of SFAS No. 123, the Company has elected to apply APB Opinion 25 and related interpretations in accounting for its stock options issued to employees and, accordingly, does not recognize additional compensation cost as required by the new principle. The Company, however, has provided the pro forma disclosures as if the Company had adopted the cost recognition requirements (see Note 7).

      (m) ESTIMATES

          Preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that may affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Examples include provision for bad debts; inventory obsolescence; and the useful lives of patents, technologies and equipment. Actual results may differ from these estimates.

     (n) Certain reclassifications have been made in the 1996 presentation to conform to the 1997 presentation.

     (o)  Recent accounting pronouncements.

          In June 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income ("SFAS 130"), and Statement No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). The Company is required to adopt these Statements in fiscal 1999. SFAS 130 establishes new standards for reporting and displaying comprehensive income and its components. SFAS 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. Adoption of these Statements is expected to have no impact on the Company's consolidated financial position, results of operations or cash flows.

(3)  INVENTORIES

     Inventories are stated at the lower of cost (first in, first out) or market and consist of:

                                                         September 30,
                                                         -------------
                                                      1996           1997
                                                      ----           ----
    Raw materials                                  $  439,392     $  551,832
    Work in process                                    21,305         24,643
    Finished goods                                  1,534,542      1,312,804
                                                   ----------     ----------
        Subtotal                                    1,995,239      1,889,279
    Valuation and obsolescence reserves,
        primarily against finished goods             (538,104)      (326,088)
                                                   ----------     ----------
    Net inventories                                $1,457,135     $1,563,191
                                                   ----------     ----------
                                                   ----------     ----------

(4)  TECHNOLOGY COSTS

     Technology costs include proven technologies acquired by the Companies to be utilized for various environmental and medical purposes. These technologies include FOCS-Registered Trademark- which are capable of detecting and monitoring various chemical conditions to be used in environmental, medical and process control applications. The technologies were acquired by the issuance of Common Stock of the Company valued at $349,830 and cash of $187,876.

(5)  PATENT COSTS

     Patent costs include costs incurred in acquiring, filing and prosecuting patents and patent applications. The Company's policy in general is to apply for patents in major European and Asian countries as well as in the United States.

(6)  NOTES PAYABLE

     In December 1994 the Company borrowed $21,000 from Bank of America Nevada ("Bank") at an interest rate of 7.25% per annum. Principal and interest payments of $647 are payable monthly until maturity in January 1998. As part of the terms of the loan agreement, the Bank required that a certificate of deposit ("CD") be maintained as collateral for the note. The CD is reduced periodically as the note is paid down and accrues interest at a rate of 5% per annum. During August 1997 the remaining balance of the note was extinguished using a portion of the proceeds of the CD, which was liquidated at the same time.

     On February 15, 1996, the Company completed an offering under Regulation S, promulgated under the Securities Act of 1933, as amended (the "Offering"), of 8% Senior Convertible Notes due February 15, 1999 (the "Notes"), for $2,825,000. Interest on the Notes is to be paid semi-annually, commencing August 15, 1996, at a rate of 8% per annum. The Notes are convertible into shares of Common Stock of the Company at a conversion price (the "Conversion Price") of, initially, $0.80 per share at any time after March 26, 1996 and before the close of business on February 14, 1999. The Conversion Price was adjusted to $0.4078, a price representing a 10% discount from the average closing bid price of the Common Stock for the 30 business days prior to February 15, 1997. As of September 30, 1997, an aggregate face amount of $1,175,000 of the Notes had been converted to Common Stock resulting in the issuance of 1,498,804 shares of Common Stock.

     The Company paid fees and expenses associated with the offering amounting to $428,204, which is being amortized as interest expense over the three-year term of the Notes or until conversion, if earlier, when the proportionate unamortized amount is charged to additional paid in capital.
As of September 30, 1997 approximately $160,281 of unamortized deferred financing cost has been recorded as a reduction in additional paid-in capital associated with the $1,175,000 of the Notes converted to Common Stock. Also in connection with the Offering, the Company issued to the Placement Agent for the Offering, for nominal consideration, warrants to purchase up to 353,125 shares of Common Stock, at an exercise price of $0.80 per share (the "Exercise Price"), which has been adjusted to $0.4078 per share. Also in accordance with the terms of the warrants, the number of shares exercisable has been adjusted, based on the adjusted Exercise Price, to 692,742 shares of
Common Stock.   These warrants are exercisable at any time on or after August
15, 1996 through February 14, 2001 and contain certain piggyback registration rights.

     In November 1996, the Company acquired $21,273 in equipment through a 36-month capital lease with monthly payments of approximately $715 and an implicit interest rate of approximately 14.5% per annum.

     The maturities of the notes payable are as follows:

                                September 30,   September 30,
                                    1996            1997
                                -------------   -------------
      Fiscal 1997                  $    7,315      $    6,878
      Fiscal 1998                       2,551           7,942
      Fiscal 1999                   1,675,000       1,650,000
                                   ----------      ----------
                                   $1,684,866      $1,664,820
                                   ----------      ----------
                                   ----------      ----------

(7)  STOCKHOLDERS' EQUITY

     During Fiscal 1993 and Fiscal 1994, the Company conducted a private placement of convertible preferred stock ("Convertible Preferred Stock"). Each share of the Convertible Preferred Stock is convertible into ten shares of FCI Common Stock, initially at $1.50 per share. The conversion ratio is subject to customary anti-dilution provisions. Dividends are cumulative and are payable annually, at the sole discretion of the holders, in cash (11%) or additional shares of Convertible Preferred Stock (8% of the number of shares owned at date of declaration). In November 1995, the Company paid cash dividends of $23,645 and issued 15,214 shares of Convertible Preferred Stock dividends. In November 1996, the Company paid cash dividends of $46,171 and issued 13,909 shares of Convertible Preferred Stock dividends. The Convertible Preferred Stock entitles the holder to a liquidation preference of $15 per share upon liquidation, dissolution or winding up of the Company. The Convertible Preferred Stock is redeemable by the Company when and if the closing bid price of FCI's Common Stock is at least 200% of the conversion price for twenty consecutive trading days. Upon redemption, the Company would issue ten shares of its Common Stock for each share of Convertible Preferred Stock. During Fiscal 1996, 14,587 shares of Convertible Preferred Stock were converted to 145,870 shares of Common Stock. As of September 30, 1997, the Company had 218,998 shares of Convertible Preferred Stock outstanding. On September 12, 1997, the Board of Directors determined that, in view of the recent trading price of the Company's Common Stock and in view of the Company's current cash position, it would not be appropriate to declare the annual dividend payable on the Convertible Preferred Stock on November 1, 1997. As a result, the dividend amounting to $361,347 (if elected entirely in cash, or 17,520 additional shares of Convertible Preferred Stock if elected wholly in additional shares) will accumulate in accordance with the terms of the Convertible Preferred Stock.

     On May 31, 1996 the Company completed an offering under Regulation S, of 3,333,333 Units, at a price of $0.90 per Unit for total gross proceeds of $3,000,000 before costs and expenses of the offering. The Company paid fees
and expenses associated with the Unit offering amounting to $345,683.   Each
Unit consisted of one share of Common Stock and one warrant to purchase one share of Common Stock (the "Unit Warrants") the shares and warrants being immediately separable. The Unit Warrants are each exercisable at $1.00 at any time from May 31, 1996 through May 30, 2001. Also in connection with the Unit offering, the Company issued to the Placement Agent for the offering, for nominal consideration, warrants to purchase up to 333,333 shares of Common Stock ("the Placement Agent Warrants"), at an exercise price of $0.90 per share which has been adjusted to $0.2343 per share, and the number of shares issuable upon exercise has been adjusted to 1,280,411. These Placement Agent Warrants are exercisable at any time from November 30, 1996 through May 30, 2001.

     In January 1993, the Company's Board of Directors adopted a 1993 Employee Stock Option Plan ("1993 Plan"), approved by stockholders at the May 1993 Annual Shareholders meeting, covering an aggregate of 2,300,000 shares of FCI Common Stock. As of September 15, 1996, an aggregate of 1,681,519 options had been exercised and 274,641 options forfeited (of which 171,822 had been regranted) under the 1993 Plan. The remaining 515,662 options expired on September 15, 1996.

     Primarily in order to provide a means to raise additional cash through existing outstanding options, warrants and Promissory Notes receivable, on April 4, 1997, the per share exercise price of all employee stock options, all Unit and other Warrants (except Class D Warrants) were decreased as follows: to $0.32 from April 4 through April 11, 1997, and thereafter adjusted weekly to the average closing bid price for the five prior trading days less a discount of 10% (but never to a price less than $0.30) through May 16, 1997, when the prices reverted to the original prices. As a result, the Company received $39,943 for the exercise of 131,453 options at prices ranging from $0.30 to
$0.32 per share.   Effective April 17, 1997 the per share exercise price of
Class D Warrants was decreased to $0.30 through May 16, 1997 when the exercise price reverted to its prior $1.10 per share. As a result, the Company received approximately $30,954 for the exercise of 103,179 Class D Warrants exercised at $0.30 per share.

     In March 1994, the Company's Board of Directors approved a plan by which employees and directors of the Company and its subsidiaries would be given an opportunity to exercise certain eligible stock options under an early incentive plan through the execution of Promissory Notes. As of March 15, 1994, the Company received Promissory Notes aggregating $1,815,099 for the exercise of 1,210,066 stock options. The Promissory Notes bear interest at 7%, and were initially due on or before September 15, 1995. On April 7, 1995, the Board of Directors extended the due date of the notes to March 15, 1998. The underlying FCI Common Stock was held in escrow, as collateral, until payment was made on the Promissory Notes. As of September 30, 1996, an aggregate of $271,449 had been paid on these notes in addition to $43,467, respectively, in interest. The remaining accrued interest of $228,927 at September 30, 1996 is included in other long-term assets in accordance with the April 1995 extension of the due date of the notes. The outstanding principal at September 30, 1996 of $1,543,650 is included as a reduction of stockholders' equity. In conjunction with the temporary reduction of the exercise prices of the options and warrants effective April 4, 1997 and Class D Warrants effective April 17, 1997, as described above, the remaining unpaid principal on the Promissory Notes could be fully paid in an amount determined by multiplying the unpaid balance by a fraction, the numerator of which was the revised exercise price, and the denominator of which was $1.50 (the original exercise price). If the unpaid principal was not so paid by May 16, 1997 the underlying collateral shares would be forfeited and all unpaid principal and accrued interest would be extinguished.

     As a result, the Company received $160,875 in payment for 520,252 escrowed shares at prices ranging from $0.30 to $0.32 per share, which amount liquidated $780,379 of original note principal. The amount of $619,504 was charged to additional paid in capital. The remaining $756,804 of unpaid note principal was extinguished and the underlying collateral of 504,535 shares were forfeited to the Company and immediately canceled, thereby reducing the total number of shares outstanding (and resulting in a charge to common stock of the par value of $50). Unpaid accrued interest receivable aggregating $248,212 was expensed.

     In March 1994, the Company's Board of Directors adopted a 1994 Employee Stock Option Plan ("1994 Plan"), approved by stockholders at the May 23, 1994 Annual Shareholders meeting, covering an aggregate of 1,000,000 shares of FCI Common Stock. As of September 30, 1997, the Company has issued 984,885 stock options, net of forfeitures and regrants, (with initial exercise prices ranging from $1.00 per share to $2.125 per share and current exercise prices of $1.00 per share) under the 1994 Plan to employees of the Company's wholly-owned subsidiary, FCI Environmental, Inc. ("Environmental"). An aggregate of 821,114 options remain exercisable under the 1994 Plan.

     On April 7, 1995, the Company's Board of Directors resolved that all options to purchase shares of the Company's Common Stock granted prior to April 7, 1995, and which had an exercise price in excess of $1.00 per share, would as of April 7, 1995 have an exercise price of $1.00 per share, which price was above the fair market value of the Common Stock as of the last quoted market trade on April 7, 1995. Options to purchase an aggregate of 2,309,479 shares at prices ranging from $1.125 to $2.125 per share were accordingly changed to $1.00 per share.

     In April 1995, the Company's Board of Directors adopted a 1995 Employee Stock Option Plan ("1995 Plan"), approved by the stockholders at the May 8, 1995 Annual Shareholders meeting, covering an aggregate of 1,000,000 shares of FCI Common Stock. As of September 30, 1997, the Company has issued 761,547 stock options, net of forfeitures, (with initial and current exercise prices ranging from $0.93 per share to $1.38 per share) under the 1995 Plan to employees of Environmental and Directors of the Company. An aggregate of 643,942 options remain exercisable under the 1995 Plan.

     In January 1997 the Company's Board of Directors adopted a 1997 Employee Stock Option Plan ("1997 Plan"), approved by the stockholders at the June 23, 1997 Annual Stockholders Meeting, covering an aggregate of 1,500,000 shares of Common Stock and restricting the granting of options to purchase approximately 675,000 shares of Common Stock authorized under previous stock option plans. As of September 30, 1997 the Company has issued options to purchase 636,500 shares of Common Stock at prices ranging from $0.22 to $0.25 under the 1997 Plan to employees of Environmental and Directors of the
Company.   An aggregate of 631,500 options remain exercisable under the 1997
Plan.

     During Fiscal 1996, the Company has expensed an aggregate of $99,000 in directors' compensation for the Company's non-management directors, applying $63,728 to the payment of Promissory Notes, interest and payroll taxes, and $35,272 to the exercise of 35,272 stock options. Effective October 1, 1996, director compensation was eliminated and replaced by the granting of stock options for service as a director and for service on standing committees. During Fiscal 1997, the Company granted to its six non-management directors options to purchase an aggregate of 186,500 shares of Common Stock at $0.22 per share, which was the fair market value of the Common Stock as of the date of the grants.

      During Fiscal 1996, the Company issued to two individuals a total of 13,954 shares of Common Stock of the Company, valued at $15,417 for services performed for the Company.

     On August 1, 1995, the Company's Board of Directors resolved that the exercise price of all outstanding Class D Warrants be changed from $1.50 per share to $1.00 per share, which price was above the fair market value of the Common Stock as of the last quoted market trade on August 1, 1995. An aggregate of 1,031 Class D Warrants were exercised during Fiscal 1996; no Class D Warrants were exercised during Fiscal 1995. On August 21, 1996, the Board of Directors extended the expiration date of the Class D Warrants from their original expiration date of September 15, 1996, to September 15, 2000, and changed the exercise price from $1.00 to $1.10 from September 16, 1996 through September 15, 1997; then $1.15 through September 15, 1998; then $1.20 through September 15, 1999; then $1.25 through September 15, 2000.

     The Company has granted options under qualified stock option plans as well as other option plans to employees, directors, officers, consultants and other persons associated with the Company who are not employees of, but are
involved in the continuing development of the Company.   A summary of the
status of the Company's stock option plans as of September 30, 1996 and 1997 and changes during those years are as follows:

                                            1996                           1997
                               ----------------------------     ---------------------------
                                                  Weighted                       Weighted
                                                   Average                       Average
Fixed Options                    Options          Exercise       Options         Exercise
                                                    Price                        Price
---------------------------    -----------        --------       ---------      ----------
Outstanding at beginning         2,457,023         $1.00         1,670,552         $0.99
of year
Granted during year                784,504           .99           676,500           .28
Exercised                        (246,282)          1.00         (150,496)           .37
Forfeited                      (1,324,693)          1.00         (100,000)          1.00
                               -----------         -----         ---------        -------
Outstanding at end of year       1,670,552         $0.99         2,096,556         $0.76
                               -----------                       ---------
                               -----------                       ---------

     The following table summarizes information about stock options outstanding and exercisable at September 30, 1996 and 1997.

                                                              Weighted Average        Weighted
                 Range of Exercise    Number Outstanding          Remaining            Average
September 30          Prices            and Exercisable       Contractual Life      Exercise Price
----------------------------------  ----------------------  --------------------  ------------------
1996               $0.93 - 1.00            1,670,552             3.75 years             $0.99
1997               $0.22 - 1.00            2,096,556             4.80 years             $0.76

     If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No.123, net loss and loss per share would have been adjusted to the pro forma amounts indicated in the table below:


                                As Reported                    Pro Forma
                       ----------------------------  ----------------------------
                           1996           1997           1996            1997
                       -------------  -------------  -------------  -------------
    Net Loss            $(3,274,629)   $(3,226,958)   $(3,490,698)   $(3,501,930)

    Loss per share           $(0.15)        $(0.13)        $(0.16)        $(0.14)

     No tax effect was applied in computing loss per share under SFAS No.
123. The Company's assumptions used to calculate the fair values of options issued was (i) risk-free interest rate of 6.0%, (ii) expected life of five years, (iii) expected volatility of 172%, and (iv) expected dividends of zero.

(8)  COMMITMENTS AND CONTINGENCIES

     The Company entered into an agreement to lease office space for a five-year period beginning in January 1990, which expired in January 1995. The Company and the lessor have agreed to a month-to-month lease which is terminable by either party upon 30 days notice. Monthly payments under the lease were originally $8,807 and escalated approximately $1,300 every twelve months. Current base monthly payments under the month-to-month lease are $12,786. Rent expense during Fiscal 1996 and 1997 was $172,492 and $172,551, respectively. The Company is pursuing alternatives, including a renewal of the month-to-month lease at approximately the current base monthly rental charge.

     Effective January 1, 1994, the Company implemented an Internal Revenue Code Section 401(k) Profit Sharing Plan (the "Plan"). The Plan provides for voluntary contributions by employees into the Plan subject to the limitations imposed by Internal Revenue Code Section 401(k). The Company will match employee contributions at a rate of 50% of the employee's contribution up to a maximum of 2% of the employee's compensation. The Company matching funds are determined at the discretion of management and are subject to a five-year vesting schedule from the date of original employment. The Company's 401(k) matching expense for the years ended September 30, 1996 and 1997 totaled $18,508 and $21,263, respectively.

     The Company is involved in litigation incidental to its business. In the opinion of the Company's management, the expected outcome of such litigation will not have a material effect on the financial position of the Company, its results of operations or its liquidity.

(9)  INCOME TAXES

     Income tax benefit attributable to losses from continuing operations for the year ended September 30, 1996 and 1997 differed from the amount computed by applying the federal income tax rate of 34% to pretax loss from operations as a result of the following:

                                                       1996           1997
                                                       ----           ----
Computed "expected" tax benefit                    $(1,113,374)   $(1,097,166)
Reduction in income tax benefit resulting from:
  Non-deductible expenses                               38,374         28,166
  Increase in valuation allowance                    1,075,000      1,069,000
                                                   -----------    -----------
Net tax benefit                                    $        --    $        --
                                                   -----------    -----------
                                                   -----------    -----------

     Components of net deferred tax assets as of September 30, 1996 and 1997 are as follows:

                                        1996          Change         1997
                                        ----          ------         ----
Deferred tax assets                 $ 7,889,000    $ 1,063,000    $ 8,952,000
Less valuation allowance             (7,873,000)    (1,069,000)    (8,942,000)
                                    -----------     ----------    -----------

Total net deferred tax assets            16,000         (6,000)        10,000
Deferred tax liabilities                (16,000)         6,000        (10,000)
                                    -----------     ----------    -----------

Net deferred tax assets             $        --    $        --    $        --
                                    -----------    -----------    -----------
                                    -----------    -----------    -----------

     Deferred tax assets are comprised primarily of the tax effects of the net operating loss carryforwards, reserve for inventory obsolescence and allowance for doubtful accounts recorded for financial reporting purposes. Deferred tax liabilities primarily represent the tax effect of the difference between depreciation recorded for financial statement and income tax reporting purposes.

     The Company has recorded a valuation allowance in accordance with the provisions of Statement 109 to reflect the estimated amount of deferred tax assets which may not be realized. In assessing the realizability of deferred tax assets, Management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

     At September 30, 1997, the Company has net operating loss carryforwards for federal income tax purposes of approximately $25,449,000 which are available to offset future taxable income, if any, through 2012. However, carryforwards to offset future taxable income is dependent upon having taxable income in the legal entity originally incurring the loss and will be further limited in each year to an amount equal to the Federal long-term tax exempt interest rate times the entity's market value at the time a significant change in ownership occurred. The Company cannot determine the effect of these limitations.

(10) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments was made in accordance with Statement of Financial Accounting Standards No. 107 ("SFAS No. 107"), DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. Accordingly, the aggregate fair value amounts presented are not intended to represent the underlying value of the net assets of the Company.

     The carrying amounts at September 30, 1997 for cash, receivables, accounts payable and accrued liabilities approximate their fair values due to the short maturity of these instruments. In addition the estimated fair value of notes payable approximates the related carrying value at September 30, 1997.

(11) MAJOR CUSTOMERS

     During Fiscal 1997, the Company had sales to one customer of approximately $985,000. During Fiscal 1996, the Company had sales to three customers of $190,000, $100,000 and $93,000.


(12) SUBSEQUENT EVENTS



     On October 2, 1997, the Company entered into an agreement with entrenet Group, LLC ("entrenet") for advice and assistance in developing and executing business plans, financing strategies and business partnerships, acquisitions and mergers. For its services, entrenet will receive a cash fee of $5,000 per month for twelve months; $60,000 in the form of a 10% convertible note, payable on the earlier of (a) a financial transaction (as defined in the agreement) or (b) two years; 5% of the value of any financial transaction (as defined in the agreement); and 5% of any financing provided by or introduced directly by entrenet.

                        FIBERCHEM, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                               ASSETS

                                                                                                                   (UNAUDITED)
                                                                                              September 30,          June 30,
                                                                                                  1997                1998
                                                                                              ------------         ----------
Current assets:

     Cash and cash equivalents                                                                 $  427,488          $   88,567
     Accounts receivable, net of allowance for doubtful
          accounts of $240,796 at September 30, 1997
          and $104,206 at June 30, 1998                                                           263,947             672,360
     Inventories                                                                                1,563,191           1,485,319
     Financing costs, net of accumulated amortization of $211,445                                 211,445              53,480
     Other                                                                                         56,941             120,770
                                                                                               ----------          ----------
               Total current assets                                                             2,311,567           2,340,496
                                                                                               ----------          ----------

Equipment                                                                                         716,465             706,464
Less accumulated depreciation                                                                    (549,175)           (592,125)
                                                                                               ----------          ----------
               Net equipment                                                                      167,290             114,339
                                                                                               ----------          ----------

Other assets:

     Patent costs, net of accumulated amortization of
       $1,678,845 at September 30, 1997 and
       $1,865,658 at June 30, 1998                                                                287,905             131,906
     Technology costs, net of accumulated amortization of
       $386,373 at September 30, 1997 and
       $409,810 at June 30, 1998                                                                   83,333              59,895
     Financing costs, net of accumulated amortization of $148,298                                 119,625                --
                                                                                               ----------          ----------
               Total other assets                                                                 490,863             191,801
                                                                                               ----------          ----------
               Total assets                                                                    $2,969,720          $2,646,636
                                                                                               ----------          ----------
                                                                                               ----------          ----------


           See accompanying notes to consolidated financial statements

                        FIBERCHEM, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


                                                LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                                                   (UNAUDITED)
                                                                                              September 30,          June 30,
                                                                                                  1997                1998
                                                                                              ------------         -----------
Current liabilities:

     Senior convertible notes payable                                                       $        --           $ 1,600,000
     Current installments of notes payable                                                          6,878               7,572
     Accounts payable                                                                              95,469             312,182
     Accrued expenses                                                                             307,891             578,793
     Interest payable                                                                              17,778              61,878
                                                                                            -------------         -----------
               Total current liabilities                                                          428,016           2,560,425

Senior convertible notes payable                                                                1,650,000                --
Notes payable to officers, directors and affiliates                                                  --               650,000
Notes payable, net of current installments                                                          7,942               2,093
                                                                                            -------------         -----------
               Total liabilities                                                                2,085,958           3,212,518
                                                                                            -------------         -----------

Stockholders' equity:

     Preferred stock, $.001 par value.  Authorized
       10,000,000 shares; 218,998 convertible
       shares issued and outstanding at
       September 30, 1997 and June 30, 1998;
       at liquidation value                                                                     3,284,970           3,284,970
     Common stock,  $.0001 par value.  Authorized
       50,000,000 shares; 25,515,660 and 26,441,207
       shares issued and outstanding at September 30
       1997 and June 30, 1998, respectively                                                         2,552               2,644
     Additional paid-in capital                                                                27,192,749          27,362,272
     Deficit                                                                                  (29,596,509)        (31,215,768)
                                                                                            -------------         -----------
               Total stockholders' equity                                                         883,762            (565,882)
                                                                                            -------------         -----------

               Total liabilities and stockholders' equity                                   $   2,969,720         $ 2,646,636
                                                                                            -------------         -----------
                                                                                            -------------         -----------


           See accompanying notes to consolidated financial statements

                        FIBERCHEM, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                            Three-month period ended            Nine-month period ended
                                                           ---------------------------       ---------------------------
                                                              June 30,       June 30,           June 30,       June 30,
                                                               1997           1998               1997           1998
                                                           ------------   ------------       ------------   ------------
Revenues                                                       $403,117       $538,017         $1,138,300     $1,004,889
Cost of revenues                                                285,267        224,021            672,369        451,589
                                                           ------------   ------------       ------------   ------------
    Gross profit                                                117,850        293,996            465,931        553,300
                                                           ------------   ------------       ------------   ------------
Operating expenses:

  Research, development and engineering                         308,186        187,534            962,947        583,848
  General and administrative                                    287,547        294,119            900,053        874,483
  Sales and marketing                                           234,582        183,133            747,110        511,181
                                                           ------------   ------------       ------------   ------------
    Total operating expenses                                    830,315        664,786          2,610,110      1,969,512
                                                           ------------   ------------       ------------   ------------
    Loss from operations                                       (712,465)      (370,790)        (2,144,179)    (1,416,212)
                                                           ------------   ------------       ------------   ------------

Other income (expense):

  Interest expense                                              (55,164)       (84,807)          (166,268)      (205,598)
  Interest income                                                 8,768            400             83,591            761
  Other, net                                                          0              0           (248,212)         1,790
                                                           ------------   ------------       ------------   ------------
    Total other income (expense)                                (46,396)       (84,407)          (330,889)      (203,047)
                                                           ------------   ------------       ------------   ------------
    Net loss                                                  ($758,861)     ($455,197)       ($2,475,068)   ($1,619,259)
                                                           ------------   ------------       ------------   ------------
                                                           ------------   ------------       ------------   ------------

Shares of common stock used in
  computing net loss per share                               25,816,895     26,042,828         25,748,517     25,752,189
                                                           ------------   ------------       ------------   ------------
                                                           ------------   ------------       ------------   ------------

    Net loss per share                                           ($0.03)        ($0.02)            ($0.10)        ($0.06)
                                                           ------------   ------------       ------------   ------------
                                                           ------------   ------------       ------------   ------------


           See accompanying notes to consolidated financial statements

                        FIBERCHEM, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                   (UNAUDITED)



                                       Preferred Stock            Common Stock        Additional
                                  --------------------------------------------------    Paid-In
                                     Shares       Amount       Shares       Amount      Capital      Deficit        Total
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Balance at  September 30, 1997        218,998   $3,284,970   25,515,660       $2,552  $27,192,749 ($29,596,509)     883,762

  Common stock issued:
    Exercise of options                    --           --        5,000            1        1,099           --        1,100
    For services                           --           --      676,500           67      121,445           --      121,512
    Conversion of senior
      convertible notes payable            --           --      244,047           24       46,979           --       47,003
  Net loss                                 --           --           --           --           --   (1,619,259)  (1,619,259)
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Balance at June 30, 1998              218,998   $3,284,970   26,441,207       $2,644   27,362,272  (31,215,768)    (565,882)
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------


           See accompanying notes to consolidated financial statements

                        FIBERCHEM, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                           Nine month period ended
                                                                          --------------------------
                                                                            June 30        June 30
                                                                             1997           1998
                                                                          -----------    -----------
Cash flows from operating activities:

  Net loss                                                                ($2,475,068)   ($1,619,259)
  Adjustments to reconcile net loss to net
    cash flows used in operating activities:
       Depreciation                                                            52,627         44,616
       Amortization of patent and technology costs                            204,963        210,250
       Amortization of financing costs                                         56,301         63,148
       Accrued interest on notes receivable for exercise of options           (26,985)            --
       Write off of accrued interest on notes receivable
         for exercise of options                                              248,212             --
       Reduction in notes receivable for the exercise
         of options in exchange for services                                      636             --
       Common stock issued for services                                            --        121,512
       Gain on sale of fixed assets                                                --         (1,790)
       Provision for loss on accounts receivable                               25,000             --
       Inventory valuation allowance                                           25,000             --
       Changes in assets and liabilities:
         Increase in accounts receivable                                     (337,225)      (408,413)
         Increase (decrease) in inventories                                  (416,625)        77,872
         Increase (decrease) in other current assets                            6,192        (63,829)
         Increase (decrease) in accounts payable                             (220,425)       216,713
         Increase in accrued expenses                                          92,980        270,902
         Increase in interest payable                                          33,500         56,100
                                                                          -----------    -----------
       Net cash used in operating activities                               (2,730,922)    (1,032,178)
                                                                          -----------    -----------

Cash flows from investing activities:

  (Purchase) sale of equipment                                                (83,504)        10,125
  Payments for patents                                                        (46,349)       (30,813)
                                                                          -----------    -----------
       Net cash used in investing activities                                 (129,853)       (20,688)
                                                                          -----------    -----------


           See accompanying notes to consolidated financial statements
                                                                     (continued)

                        FIBERCHEM, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                           Nine month period ended
                                                                          --------------------------
                                                                            June 30        June 30
                                                                             1997           1998
                                                                          -----------    -----------
Cash flows from financing activities:

  Payments on notes payable                                                   (14,790)        (5,155)
  Proceeds from the exercise of options and warrants                           84,940          1,100
  Proceeds from interest and notes receivable for exercise of options         173,488             --
  Payment of dividend on preferred stock                                      (46,171)            --
  Proceeds from note payable to Privatbank                                         --        288,000
  Proceeds from notes payable to officers and directors                            --        350,000
                                                                          -----------    -----------
       Net cash provided by (used in) financing activities                    197,467        633,945
                                                                          -----------    -----------
Net decrease in cash and cash equivalents                                  (2,663,308)      (418,921)
Cash and cash equivalents at beginning of period                            3,065,572        427,488
                                                                          -----------    -----------
Cash and cash equivalents at end of period                                   $402,264         $8,567
                                                                          -----------    -----------
                                                                          -----------    -----------


                                  Supplemental Cash Flow Information

Noncash investing and financing activities:

  Reduction in additional paid-in capital due to
    write down of notes receivable for exercise of options                 $1,376,308       $     --
  Preferred stock issued as dividends                                         208,635             --
  Senior convertible notes payable converted to common stock                       --         50,000
  Unamortized deferred financing costs associated with senior
    senior convertible notes payable converted to common stock                     --          2,997
  Deferred financing costs associated with Privatbank note                        --         12,000
  Equipment purchased through capital lease                                    21,273             --
  Reduction in notes receivable for exercise
    of options in exchange for services                                           636             --
                                                                          -----------    -----------
                                                                          -----------    -----------

Interest paid                                                                 $76,467        $74,020
                                                                          -----------    -----------
                                                                          -----------    -----------



           See accompanying notes to consolidated financial statements
                                                                     (continued)

                        FIBERCHEM, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 1998
                                   (UNAUDITED)


(1)  PRESENTATION OF UNAUDITED FINANCIAL STATEMENTS

     The accompanying unaudited consolidated financial statements include the accounts of FiberChem, Inc. ("FCI" or the "Company") and its subsidiaries. All inter-company accounts and transactions have been eliminated.


     The unaudited consolidated financial statements have been prepared in accordance with Item 310 of Regulation S-B and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows of the Company, in conformity with generally accepted accounting principles. The information furnished, in the opinion of management, reflects all adjustments (consisting primarily of normal recurring accruals) necessary to present fairly the financial position as of June 30, 1998 and September 30, 1997, and the results of operations and cash flows of the Company for the three-month and nine-month periods ended June 30, 1998 and 1997. The results of operations are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. For further information, refer to the financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the year ended September 30, 1997.


     Certain Fiscal 1997 Financial Statement amounts have been reclassified to conform with the presentation in the Fiscal 1998 Financial Statements.

(2)  CONVERTIBLE DEBT


     On February 15, 1996, the Company completed an offering under Regulation S, promulgated under the Securities Act of 1933, as amended (the "Offering"), of 8% Senior Convertible Notes due February 15, 1999 (the "Notes"), for $2,825,000. Interest on the Notes is to be paid semi-annually, commencing August 15, 1996, at a rate of 8% per annum. The Notes are convertible into shares of common stock of the Company (the "Common Stock") at a conversion price (the "Conversion Price") of, initially, $0.80 per which has been adjusted, in accordance with the original Note agreement, to $0.4078, a price representing a 10% discount from the thirty-day average closing bid price of the Common Stock for the 30 business days prior to February 15, 1997. During the nine-month period ended June 30, 1998 (the "Nine Month Period 1998"), the Company received an unsolicited offer to convert $25,000 of the Notes at a conversion price of $0.21 per share, and another offer to convert $25,000 of the Notes at a conversion price of $0.20 per share, which were approximately the then current market values of the Common Stock. Accordingly, the Company issued 244,047 shares for the conversions. All other Note holders were offered the same temporary conversion price. As of June 30, 1998, an aggregate face amount of $1,225,000 of the Notes had been converted to Common Stock resulting in the issuance of 1,742,851 shares of Common Stock. Based on the adjusted
Conversion Price of $0.4078, an aggregate of 3,923,456 shares of Common Stock would be issuable if the remaining $1,600,000 face amount of Notes were converted.


     The Company paid fees and expenses associated with the offering amounting to $428,204, which is being amortized as interest expense over the three-year term of the Notes or until conversion, if earlier, when the proportionate unamortized amount is charged to additional paid-in capital. Also in connection with the Offering, the Company issued to the Placement Agent for the Offering, for nominal consideration, warrants to purchase 353,125 shares of Common Stock, at an exercise price of $0.80 per share (the "Exercise Price") which has been adjusted to $0.4078 per share. Also, in accordance with the terms of the warrants, the number of shares exercisable has been adjusted, based on the adjusted Exercise Price, to 692,742 shares of Common Stock. These warrants are exercisable at any time on or after August 15, 1996 through February 14, 2001, and contain certain piggyback registration rights.


     During the Nine Month Period 1998, certain of the Company's officers and directors provided an aggregate of $250,000 in the form of 5-year 8% notes, convertible into rights to purchase common stock upon registration of an offering to all stockholders and warrant holders of rights to purchase common stock. In addition, certain officers and directors loaned the Company an additional $100,000, which is to be repaid with interest at 8% of the rights offering. Also during the Nine Month Period 1998, the Company entered into an agreement with Privatbank Vermag (of which a director of the Company is vice chairman) under which the Company borrowed $150,000, with interest at 8% originally due on June 27, 1998. An additional $150,000 was advanced to the Company on April 27, 1998, with interest at 8% originally due on July 27, 1998. The due dates have subsequently been extended, at the same rate of interest, to September 23 and September 27, 1998, respectively. In accordance with the agreement, Privatbank Vermag will receive 90,000 units, each unit consisting of one share of Common Stock and one warrant to purchase a share of Common Stock exercisable at $0.22 per warrant. The units are valued at $0.22 and the Warrants become exercisable one year from the date of issuance and expire in September 2003.


(3)  CAPITAL STOCK


     During Fiscal 1993 and Fiscal 1994, the Company conducted a private placement of convertible preferred stock ("Convertible Preferred Stock"). Each share of the Convertible Preferred Stock is convertible into ten shares of FCI Common Stock, initially at $1.50 per share. The conversion ratio is subject to customary anti-dilution provisions. Dividends are cumulative and are payable annually, at the sole discretion of the holders, in cash (11%) or additional shares of Convertible Preferred Stock (8% of the number of shares owned at date of declaration. In November 1996, the Company paid cash dividends of $46,171 and issued 13,909 shares of Convertible Preferred Stock dividends. On September 12, 1997, the Board of Directors determined that, in view of the recent trading price of the Company's Common Stock and in view of the Company's current cash position, it would not be appropriate to declare the annual dividend payable on the Convertible Preferred Stock on November 1, 1997. As a result, that dividend will accumulate in accordance with the terms of the Convertible Preferred Stock. The Convertible Preferred Stock entitles the holder to a liquidation preference of $15 per share upon liquidation, dissolution or winding up of the Company.
The Convertible Preferred Stock is redeemable by the Company when and if the closing bid price of FCI's Common Stock is at least 200% of the conversion price for twenty consecutive trading days. Upon redemption, the Company would issue ten shares of its Common Stock for each share of Convertible Preferred Stock.
As of June 30, 1998, the Company had 218,998 shares of Convertible Preferred Stock outstanding.


     On May 31, 1996 the Company completed an offering under Regulation S, of 3,333,333 Units, at a price of $0.90 per Unit for total gross proceeds of $3,000,000 before costs and expenses of the offering. Each Unit consisted of one share of Common Stock and one warrant to purchase one share of Common Stock (the "Unit Warrants"). The Unit Warrants are each exercisable at $1.00 at any time from May 31, 1996 through May 30, 2001. The Company paid fees and expenses associated with the Unit offering amounting to $345,683. Also in connection with the Unit offering, the Company issued to the Placement Agent for the offering, for nominal consideration, warrants to purchase 333,333 shares of Common Stock ("the Placement Agent Warrants"), at an exercise price of $0.90 per share which has been adjusted to $0.2343 per share, and the number of shares
issuable upon exercise has been adjusted to 1,280,411.    These Placement Agent
Warrants are exercisable at any time from November 30, 1996 through May 30, 2001.


     During the Nine Month Period 1998 the Company issued 250,000 shares of its Common Stock, valued at the then current market value of $0.1875 per share, in exchange for legal services rendered by its attorneys in connection with litigation against a former distributor. The Company also issued 426,500 shares of its Common Stock, valued at the then current market value of $0.175 per share, to its public and investor relations firm for services.



     During the Nine Month Period 1998, the Company received $1,100 from the exercise of 5,000 options to purchase Common Stock at an exercise price of $0.22 per share.



     Also during the Nine Month Period 1998, the Company issued options to purchase an aggregate of 25,000 shares of its Common Stock at an exercise price of $0.25 per share. These options were granted to an employee of the Company under its Employee Stock Option Plans and are exercisable at any time for a period ending five years from the date of grant.


(4)  REVENUES


     The Company continues to incur substantial losses and Management recognizes that the Company must generate additional revenues or reductions in operating costs and may need additional financing to continue its operations. The Company expects significant revenues during the second half of calendar 1998 from its alliance with Whessoe Varec, Inc. in the aboveground storage tank leak detection market and the California military fuel storage market, as well as from initial sales of Sensor-on-a-Chip-Registered Trademark- products, and sales in the offshore oil production platform market, although there can be no assurance when or if this will occur. During the last quarter of fiscal 1997, the Company implemented significant reductions in personnel and other spending, and, to further conserve cash, continues to defer payment of a significant portion of management salaries. The Company borrowed $650,000 from certain officers, directors and affiliates during the Nine Month Period 1998 and borrowed an additional $25,000 in July 1998.



     In July 1998, Silicon Valley Bank granted the Company a $1,000,000 line of credit, secured by receivables, inventory and equipment. Advances bear interest at1.25% per month, and as of August 12, 1998, the Company had borrowed $380,557 against the line of credit.


     The Company is currently planning an offering of rights to purchase shares and warrants, to be offered to holders of its Common and Preferred Stock, and to holders of Class D Purchase Warrants and all other outstanding Warrants. Notwithstanding the foregoing, there can be no assurance that forecasted sales levels will be realized to achieve profitable operations, or that additional financing can be obtained on terms satisfactory to the Company, if at all, or in an amount sufficient to enable the Company to continue its operations.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF BY ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                  ---------------------------

               TABLE OF CONTENTS

                                                  PAGE
                                                  ----

Prospectus Summary...................................3
Summary of Consolidated Financial
 Information.........................................6
Risk Factors........................................10
Use of Proceeds.....................................19
Market for Common Equity
 and Related Shareholders Matters...................20
Capitalization......................................21
Dilution............................................22
Dividend Policy.....................................23
Management's Discussion and
 Analysis Of Financial Condition
 and Results of Operations..........................24
Business............................................32
Management..........................................48
Indemnification of Directors
 and Officers.......................................57
Certain Transactions................................58
Security Ownership of Certain
 Beneficial Owners and Management...................59
Plan of Distribution................................60
Selling Securityholders.............................60
Description of Securities...........................61
Legal Matters.......................................65
Tax Consequences Relating to
 the Rights Offering................................66
Experts.............................................68
Available Information...............................69
Index to Consolidated Financial
 Statements.........................................69

                  ---------------------------

           9,106,962 UNITS, EACH UNIT

        CONSISTING OF ONE COMMON SHARE,

              ONE CLASS E WARRANT




                FIBERCHEM, INC.




                 -----------
                  PROSPECTUS
                 -----------




             September __, 1998
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation organized thereunder to indemnify its directors and officers for certain of their acts. The Articles of Incorporation of FiberChem are framed so as to conform to the DGCL.

     The laws of Delaware provide for indemnification of officers and directors who are totally successful in defending themselves, by placing a restrictive provision in the Articles of Incorporation.

     Delaware law provides that a director who is found to be liable for negligence or misconduct in the performance of his duty to FiberChem, is indemnified if a court, upon application, finds that despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

     FiberChem's By-Laws provide for indemnification of officers and directors, except in relation to matters as to which they are finally adjudged to be liable for negligence or misconduct, but only if the corporation is advised in writing by its counsel that in his opinion the person indemnified did not commit such negligence or misconduct. The DGCL provides that an officer or director may be indemnified if he (a) conducted himself in good faith, (2) reasonably believed, in his official capacity with the corporation, that his conduct was in the corporation's best interest, or
(3) in all other cases, his conduct was at least not opposed to the corporation's best interest; however, if in connection with a proceeding by or in the right of the corporation in which he was adjudged liable to the corporation or in connection with any proceeding charging improper personal benefit to the director, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him, Delaware law provides that indemnification is not available.

ITEM 25. OTHER EXPENSES OF ISSUANCE OF DISTRIBUTION

     The expenses payable by the Registrant in connection with this offering are estimated as follows:


     SEC Filing Fee                                                    2,000
     Printing and Engraving Mailing & Solicitation  Expenses          30,000
     Legal Fees and Expenses                                          15,000
     State Securities Qualification
     Fees and Expenses                                                 5,000
     Accounting Fees and Expenses                                      8,000
     Miscellaneous
                                                                     -------
     TOTAL                                                           $60,000
                                                                     -------
                                                                     -------

ITEM 26 RECENT SALE OF UNREGISTERED SECURITIES

      On February 15, 1996, the Company completed an offering under Regulation S, promulgated under the Securities Act of 1933, as amended ("Regulation S") of 8% Senior Convertible Notes due February 15, 1999 (the "Notes") for gross proceeds of $2,825,000. The Notes were purchased by non-United States residents. The placement agent received a commission of $226,000 in cash plus 692,742 placement agent warrants which consist of a Common Stock purchase warrant currently exercisable at a price of $.4078.

     In May 1996, the Company completed a Regulation S offering of 3,333,333 Units, each Unit consisted of one share of Common Stock and one Common Stock purchase warrant for gross proceeds of $3,000,000. The Units were purchased by non-United States residents. The placement agent received a commission of $240,000 in cash plus 1,280,411 placement agent warrants consisting of one Common Stock purchase warrant currently exercisable at a price of $.2343.



     In February 1998, the Company completed an offering under Section 4(2) of the Securities Act of 1933, as amended, of 8% Subordinated Convertible Notes ("8% Notes") for gross proceeds of $250,000. The 8% Notes were purchased by members of management of the Company, who have committed to acting as standby purchasers and exchanging the 8% Notes for Units. The following five members of Management each purchased $50,000 of the 8% Notes:
Geoffrey F. Hewitt, Chairman of the Board, President and Chief Executive Officer of the Company; Byron A. Denenberg, a director of the Company; Irwin
J. Gruverman, a director of the Company purchased the 8% Notes as General Partner of G&G Diagnostics Funds; Walter Haemmerli, a director of the Company; and Melvin W. Pelley, Chief Financial Officer and Secretary of the Company and Chief Financial Officer of FCI Environmental, Inc.



     In March, 1998, Snow Becker Krauss P.C. acquired 250,000 shares of the Company's common stock in consideration of services rendered to the Company. The offer and sale were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

     In June, 1998, Makenna Delaney & Sullivan Incorporated acquired 426,500 shares of common stock in consideration of services rendered to the Company. The offer and sale were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.


ITEM 27. EXHIBITS

 3.1    Articles of Incorporation of Registrant, as amended. (1)

 3.2    By-Laws of Registrant. (2)

#4.1    Form of Rights Certificate.

#4.2    Form of Class E Warrant.


#4.3 Form of Lock-up Agreement between Members of Management of the Company and the Company.


 4.4 Class D Warrant Agreement of the Registrant with form of Warrant Certificate. (3)

 4.5 Form of 8% Senior Convertible Note Due 1999 issued in the Company's February 1996 private placement. (4)

 4.6    Form of Warrant to purchase Common Stock on or before May 31, 2001.  (5)

 4.7 Form of Warrant to purchase Common Stock on or before May 30, 2001, issued in the Company's May 1996 private placement. (17)

*5.1    Opinion of Snow Becker Krauss P.C.

10.1 Lease Agreement and Reimbursement Agreement dated July 27, 1989 by and between the Company and Howard Hughes Properties for Hughes Airport Center, 1181 Grier Drive, Suite B, Las Vegas, Nevada. (4)

10.2 Amendment dated May 6, 1991 and September 26, 1991 to the Industrial Real Estate Lease (Exhibit 10.10) for the Company's facilities. (8)

10.3    Employee Stock Bonus Plan. (3)

10.4 Amendments dated October 23, 1990 and February 21, 1991 to the Industrial Real Estate Lease (Exhibit 10.10) for the Company's facilities. (5)

10.5    Non-qualified stock option plan. (9)

10.6    Qualified Stock Option Plan. (10)

10.7 Consulting agreement by and between the Company and with Irv J. Gruverman, dated November 4, 1993.(11)

10.8    Qualified Stock Option Plan. (12)

10.9 Termination of Distributor Agreement with Sippican, Inc. dated February 24, 1994. (13)

10.10  Employment contract with David R. LeBlanc dated June 8, 1994. (13)

10.11 FCI FiberChem, Inc. and FCI Environmental, Inc. 401(k) Profit Sharing Plan. (13)

10.12  Qualified Stock Option Plan (14)

10.13 License Agreement with Texas Instruments, Incorporated, dated June 15, 1995. (19)

10.14 Cooperative Development Agreement with Texas Instruments, Incorporated, dated June 15, 1995. (19)

10.15  Form of Distribution Agreement. (15)

10.16 Agreement dated November 8, 1996 by and between FCI Environmental, Inc. and Alcohol Sensors International, Ltd. CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.(16)

10.17 Agreement dated October 1, 1996 by and between FCI Environmental, Inc. and Autronica AS.(16)

10.18 OEM Strategic Alliance Agreement dated June 30, 1996 by and between Whessoe Varec, Inc. and FCI Environmental, Inc.(16)

10.19  1997 Employee Stock Option Plan.(18)

10.20  Employment contract with Melvin W. Pelley dated October 1, 1997.(20)

10.21  Employment contract with Thomas A. Collins dated October 1, 1997.(20)

10.22  Employment contract with Geoffrey F. Hewitt dated October 1, 1997. (20)

#10.23 Form of Warrant Agreement

#10.24 Form of Subscription Agent Agreement

#21.1  Subsidiaries of the Registrant.


*23.1  Consent of Goldstein Golub Kessler LLP.


-------------------------------

# Previously filed.
* Filed herewith.
(1) Incorporated by reference from the Company's January 13, 1988 Post Effective Amendment to the Registration Statement on Form S-18 (File No. 33-12097-C) as declared effective on March 3, 1988.
(2) Incorporated by reference from the Company's April 15, 1987 Amendment to the Registration Statement on Form S-18 (File No. 33-12097-C) as declared effective on March 3, 1988.
(3) Incorporated by reference from the Company's Registration Statement No. 33-35985
(4) Incorporated by reference from the Company's Current Report on Form 8-K for February 15, 1996.
(5) Incorporated by reference from the Company's Current Report on Form 8-K on July 15, 1996.
(6) Incorporated by reference from the Company's Registration Statement No. 33-29338.
(7) Incorporated by reference from the Company's Annual Report on Form 10-K for September 30, 1991.
(8) Incorporated by reference from the Company's April 24, 1991 Post Effective Amendment to the Registration Statement on Form S-18 (File No. 33-35985) as declared effective on April 30, 1991.

(9) Incorporated by reference from the Company's Registration Statement on Form S-8 for April 28, 1992. (No. 33-47518).
(10) Incorporated by reference from the Company's Proxy Statement dated May 3, 1993.
(11) Incorporated by reference from the Company's Report on Form 10-K for September 30, 1993.
(12) Incorporated by reference from the Company's Proxy Statement dated May 23, 1994.
(13) Incorporated by reference from the Company's Report on Form 10-KSB for September 30, 1994.
(14) Incorporated by reference from the Company's Report on Form 8-K for June 15, 1995.
(15) Incorporated by reference from the Company's Report on Form 10-KSB for September 30, 1995.
(16) Incorporated by reference from the Company's Report on Form 10-KSB for September 30, 1996.
(17) Incorporated by reference from the Company's Report on Form 8-K for May 31, 1996.
(18) Incorporated by reference from the Company's Proxy statement dated May 20, 1997.
(19) Incorporated by reference from the Company's Report on Form 8-K/A for August 30, 1995.
(20) Incorporated by reference from the Company's Report on Form 8-KSB for September 30, 1997.
--------------------------------



ITEM 28.  UNDERTAKINGS

      (a)  RULE 415 OFFERING

      The Registrant hereby undertakes:

      (1) To file, during any period in which if offers or sells securities, a post-effective amendment to this Registration Statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registrant statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (e)  REQUEST FOR ACCELERATION OF EFFECTIVE DATE

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES
                                  ----------


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on September 24, 1998


FIBERCHEM, INC.



By:  /s/  GEOFFREY F. HEWITT       By:  /s/ MELVIN W. PELLEY
    ----------------------------       ------------------------------
      Geoffrey F. Hewitt                 Melvin W. Pelley
      Chief Executive Officer            Chief Financial Officer
      (Principal Executive               (Principal Financial and
        Officer)                          Accounting Officer)






      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on September 24, 1998 in the capacities indicated.


FIBERCHEM, INC.

/s/ GEOFFREY F. HEWITT        Chief Executive Officer
--------------------------
Geoffrey F. Hewitt


/s/ MELVIN W. PELLEY          Chief Financial Officer
--------------------------
Melvin W. Pelley

/s/      *                    Director
--------------------------
Walter Haemmerli



/s/      *                    Director
--------------------------
Irwin J. Gruverman



/s/      *                    Director
--------------------------
Byron A. Denenberg



/s/      *                    Director
--------------------------
Gerald T. Owens



*  By /s/ Geoffrey F. Hewitt     Chief Executive Officer
   --------------------------
   Geoffrey F. Hewitt
   (Attorney-In-Fact for each
    of the above named persons)

                                 EXHIBIT INDEX


 5.1    Opinion of Snow Becker Krauss P.C.


23.1    Consent of Goldstein Golub Kessler LLP